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As filed with the Securities and Exchange Commission on March 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7370	81-0422894
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 754-2233

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Martin E. Schloss, Esq.
Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022

(212) 754-2233
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Peter G. Smith, Esq.	Dennis J. Block, Esq.
Kramer Levin Naftalis & Frankel LLP	Cadwalader, Wickersham & Taft
919 Third Avenue	100 Maiden Lane
New York, New York 10022	New York, New York 10038
(212) 715-9100	(212) 504-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A common stock, par value $.01 per share	14,375,000	$8.46	$121,612,500	$11,188.35

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices for the common stock reported on the Nasdaq National Market on March 21, 2002, which is within five business days prior to the March 22, 2002 filing date of this registration statement.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2002

PRELIMINARY PROSPECTUS

12,500,000 Shares

Scientific Games Corporation

Class A Common Stock

        We are offering 12,500,000 shares of our Class A common stock under this prospectus. Unless otherwise indicated, references in this prospectus to our common stock mean our Class A common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol "SGMS". On March 19, 2002, the last sale price for our common stock reported on the Nasdaq National Market was $8.85 per share.

        See "Risk Factors" beginning on page 8 to read about certain risks that you should consider before buying shares of our common stock.

        This prospectus constitutes a public offering of the securities offered hereby only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. None of the Securities and Exchange Commission, the Nevada State Gaming Board, the Nevada Gaming Commission, any securities commission or similar authority in Canada, or any other regulatory agency of any other jurisdiction has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us	$	$

        We have granted the underwriters a 30-day option from the date of this prospectus to purchase from us up to an additional 1,875,000 shares of common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

        The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares on                  , 2002.

Bear, Stearns & Co. Inc.

The date of this prospectus is                 , 2002.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

        We have filed a registration statement (which term includes any amendments to the registration statement) with the Securities and Exchange Commission, or SEC, on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, covering the common stock to be sold under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this prospectus referring to a document filed as an exhibit or schedule to the registration statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions.

        We are currently subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file annual, quarterly and special reports, and proxy statements and other information with the SEC. You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street 14th Floor Chicago, Illinois 60661

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        We also file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        The SEC allows us to "incorporate by reference" the information we have previously filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed March 21, 2002;
  •
  our Current Report on Form 8-K, filed March 4, 2002; and
  •
  all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above.

        We will furnish to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, a copy of any or all of the information that has been incorporated by reference (including any exhibits that are specifically incorporated by reference in that information) upon oral or written request to:

Scientific Games Corporation
750 Lexington Avenue, 25th Floor
New York, New York 10022
(212) 754-2233
Attn: Corporate Secretary

(i)

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" or the negatives thereof, variations thereon or similar terminology. The forward-looking statements contained in this prospectus are generally located in the material set forth under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Government Regulation" but may be found in other locations as well. These forward-looking statements generally relate to plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

  •
  the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations, and our need for additional funds required to support capital improvements, development and acquisitions;

  •
  economic, competitive, demographic, business and other conditions in our local and regional markets;

  •
  changes or developments in the laws, regulations or taxes in the gaming and lottery industries;

  •
  actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;

  •
  an inability to renew or early termination of our contracts;

  •
  an inability to engage in future acquisitions;

  •
  the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis;

  •
  resolution of any pending or future litigation in a manner adverse to us; and

  •
  the other factors discussed under "Risk Factors" or elsewhere in this prospectus.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors. These forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

(ii)

PROSPECTUS SUMMARY

        This is only a summary of the prospectus. You should carefully read and review the entire prospectus, including "Risk Factors" and our consolidated financial statements and related notes, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

        Unless the context indicates otherwise, all references to "Scientific Games," "we," "our," "ours," "us" and "the Company" refer to Scientific Games Corporation and its consolidated subsidiaries after giving effect to the September 6, 2000 acquisition by Autotote Corporation of Scientific Games Holdings Corp. and to Autotote Corporation and its consolidated subsidiaries prior to the completion of the acquisition. "SGHC" refers to Scientific Games Holdings Corp. and its consolidated subsidiaries, and "Autotote" refers to Autotote Corporation and its consolidated subsidiaries, in each case prior to the completion of the acquisition of SGHC. "International" refers to non-United States jurisdictions. "On-line" lottery refers to a computerized system in which lottery terminals in retail outlets are continuously connected to a central computer system for the sale and validation of lottery tickets and related functions. "Handle" is an industry term for dollars wagered.

        In connection with the acquisition of SGHC, we changed our fiscal year-end from an October 31 year-end to a calendar year-end, beginning with the year ending December 31, 2001. On April 27, 2001, Autotote Corporation changed its name to Scientific Games Corporation. On January 29, 2002, we transferred the listing for our Class A common stock to the Nasdaq National Market from the American Stock Exchange and changed our trading symbol to "SGMS". Except as otherwise noted, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

        This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        As you read this prospectus, you should also note the following: This prospectus contains various references to industry market data and certain industry forecasts. The industry market data and industry forecasts were obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Similarly, industry forecasts, while we believe them to be accurate, have not been independently verified by us and we do not make any representation as to the accuracy of that information.

Our Company

        We are a leading worldwide provider of services, systems and products to both the instant ticket lottery industry and the pari-mutuel wagering industry, based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities on-line lottery systems, instant tickets and related facilities management, or cooperative services, programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to us.

        We currently command an approximate 65% share of the market for instant lottery tickets in the United States, as measured by retail sales. In addition, we currently operate on-line lottery systems for seven of the 40 on-line lottery authorities in the U.S. We believe we are also the second largest provider of lottery systems in Europe.

        We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. In the on-line lottery market in the U.S. we generally provide our systems under service contracts pursuant to which we are paid a fee equal to a percentage of all wagers processed, whereas in international markets we generally sell our systems to lottery authorities.

        We are also a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. In addition, we are a leading provider of ancillary pari-mutuel services, such as race simulcasting and telecommunications services. We provide our systems and services to thoroughbred, harness and greyhound racetracks, off-track betting facilities, or OTBs, casinos, jai alai frontons and other establishments where pari-mutuel wagering is permitted. In 2000, our systems processed approximately 65% of the estimated $20 billion in pari-mutuel wagering conducted in North America.

        In our North American pari-mutuel business, we enter into service contracts pursuant to which we are generally paid a percentage of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators. We also own and operate substantially all of the OTBs in the State of Connecticut. Additionally, in The Netherlands, we are currently the exclusive licensed operator for all pari-mutuel wagering.

Our Strategy

        Our strategy is to leverage our core competencies in wagering systems technology, field service operations and game design and development to rapidly grow and develop our lottery, pari-mutuel and related businesses worldwide. We intend to execute this strategy by focusing on the following initiatives:

  •
  Expand Our Share of the Domestic On-Line Lottery Market. As a leading worldwide provider of products and services to the instant ticket lottery market, serving 28 of the 40 jurisdictions in the U.S. that currently sell instant lottery tickets, we believe we are well-positioned to leverage our long-standing relationships with lottery authorities throughout the U.S. to increase our share of the on-line lottery market. We have been awarded seven of the last 11 on-line lottery contracts for which we submitted proposals, and we intend to compete for additional on-line lottery contracts as existing contracts expire. Notably, during the next three years, eight on-line lottery contracts held by our competitors, representing approximately 19% of all on-line lottery retail sales in the U.S., are scheduled to expire and be subject to competitive bidding processes; during this same period, none of our existing on-line lottery contracts are scheduled to expire.

  •
  Pursue Additional Facilities Management Opportunities. We intend to expand our facilities management operations by pursuing opportunities to become the systems and services provider to which lottery authorities or pari-mutuel operators outsource their operations. Currently, six states in the U.S. outsource all of their instant ticket lottery operations to us. We are also the only company that has successfully privatized a government-operated OTB system in the U.S. We intend to pursue additional facilities management opportunities in our existing businesses as well as in related businesses.

  •
  Further Develop Our International Business. We believe that significant opportunities exist to increase our presence in international markets for all of our products and services. We are currently a leading supplier of instant lottery tickets to over 50 countries worldwide, and we believe we are the second largest supplier of on-line lottery systems and terminals in Europe. In addition, our pari-mutuel products and services are in operation in approximately 20 countries around the world. We have manufacturing facilities in Ballymahon, Ireland and Leeds, England, and we have entered into strategic alliances and/or joint ventures with several prominent operators in the lottery, pari-mutuel and gaming industries in Europe, such as Lottomatica, S.p.A. and a consortium that includes Arena Leisure plc and the BSkyB network. In addition, we recently announced our intent to acquire a 65% interest in the leading manufacturer of instant tickets in Chile. We intend to leverage our existing international relationships and infrastructure to further develop our international business.

  •
  Support the Development of New and Alternative Channels of Distribution. We believe there will be opportunities to develop new or alternative channels of distribution in both the lottery and pari-mutuel industries, subject to either the adoption of enabling legislation, or the liberalization of existing legislation. Wagering within the pari-mutuel industry has evolved from wagering only at a racetrack where a race is held, to wagering at a racetrack on races simulcast from other racetracks, to wagering at an OTB or other off-track venue, and now, in some jurisdictions, to wagering via the telephone and the Internet. We believe that we facilitated the growth in off-track wagering by being one of the largest providers of simulcasting services to the industry and by developing new products, services and technologies, such as interactive voice response wagering systems and our TrackPlay™ Internet and interactive television-based wagering platform. As states continue to search for additional sources of revenue, we believe legislation will be broadened or enacted to support the growth of lottery and pari-mutuel gaming. For example, in early 2002, South Carolina initiated a new instant ticket and on-line lottery. We also believe that various state or international lottery authorities may seek to expand the distribution of their lottery games both through their traditional retail agency networks and through alternative channels. We intend to continue to develop new products, services and technologies that, subject to legislation, will enable our customers to take advantage of new or alternative channels of distribution.

  •
  Pursue the Development and/or Acquisition of Innovative New Products and Services. We intend to pursue new product development opportunities in our core businesses, as well as in related gaming businesses. Examples of our new developments include probability-based instant lottery tickets, the first deployment of a Virtual Private Network, or VPN, for lottery retailer communications and the introduction of self-service terminals for pari-mutuel and lottery applications. Additionally, in February 2002, we executed a letter of intent to acquire MDI Entertainment, Inc., a leading developer of branded games for the instant ticket lottery business. We believe that these developments, together with our established operating history, demonstrate our ability to introduce innovative products and services. We intend to continue to evaluate opportunities to grow our business both internally and through acquisition.

Our Competitive Strengths

        We believe the following strengths will enable us to execute our strategy:

  •
  Leading Market Positions. In the instant ticket lottery industry, we are a leading worldwide provider of tickets and related services, having accounted for approximately 65% of all retail sales of instant lottery tickets in the U.S. in 2001. In addition, our wagering systems processed approximately 65% of the estimated $20 billion wagered on pari-mutuel events in North America in 2000.

  •
  Substantial Recurring Revenue. We generally provide our on-line lottery and pari-mutuel services pursuant to long-term contracts that typically have a minimum initial term of five years, while our domestic instant lottery ticket contracts typically have an initial term of three years. Our on-line and instant ticket lottery contracts typically contain multiple renewal options that generally have been exercised. In our pari-mutuel business, we have been similarly successful in renewing most of our service contracts as they expire. In our venue management operations, we own and have the right to operate the Connecticut OTB in perpetuity, subject to our compliance with certain licensing requirements. Our service revenues, which we deem to be recurring, constituted nearly 83% of our revenues in 2001.

  •
  Scope of Product and Service Offerings. We believe that we offer our customers a broader array of lottery and pari-mutuel products and services than any of our competitors. We believe we are the only fully integrated competitor in the lottery market, providing our customers with game design and development services, instant tickets, instant ticket validation and inventory management systems, on-line lottery systems and cooperative services. Similarly, we believe our pari-mutual business offers the broadest selection of technologically advanced computerized wagering systems and related equipment to racetracks, including teller-operated and self-service terminals, hand-held and wireless terminals, interactive voice response systems, Internet and telephone account wagering products, and simulcasting and other services. We believe that our ability to offer this breadth of products and services enables us to capture additional business with both new and existing customers.

  •
  Significant Barriers to Entry. We believe our game design expertise, specialized equipment and proprietary technologies and processes would require significant time and investment to replicate. In the lottery business, we design over 1,000 unique games a year, and we utilize sophisticated printing and packaging technologies that are highly specialized to meet the printing and security requirements of lottery authorities. In addition, Federal laws require instant lottery tickets to be manufactured at facilities in the U.S., precluding the importation of such tickets. U.S. lotteries also generally require that a vendor be a current operator of another lottery system in order to bid to provide on-line lottery services. Moreover, the installation of lottery systems typically requires significant up-front capital expenditures as well as operational expertise.

  During the past decade, we have invested over $150 million to establish an operational infrastructure and transaction processing networks that many of the industry's leading pari-mutuel operators have come to rely on. Our networks link multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, secure, high-speed communications channels, enabling operators to capitalize on the growth of the off-track wagering market in a more cost-effective manner. In addition, regulatory restrictions provide for significant barriers to entry in the pari-mutuel wagering systems business.

  •
  Technological Expertise. We believe that we are the technology leader in our lottery and pari-mutuel businesses. We enjoy significant economies of scale and scope in the design, development, manufacturing and deployment of our products and services in these businesses.

  In the instant ticket business, we believe that we introduced the first secure instant game ticket, the first all-paper ticket and, recently, the first secure, probability-based instant lottery ticket, which utilizes a patented electronic circuit printed in each ticket to produce a ticket with multiple possible outcomes. Our lottery printing and security technology also has enabled us to become the largest provider in Europe of prepaid phone cards, which use proprietary security technology originally developed for our instant lottery ticket operations. In the on-line lottery business, our Aegis™ on-line lottery software, in conjunction with our touch screen EXTREMA® PC-based on-line wagering terminals, offers customers an open architecture system that utilizes the latest system development technologies and streamlines game design and deployment.

  In the pari-mutuel business, our recently upgraded ECLIPSE™ pari-mutuel wagering software has enabled us to reduce the number of central processing systems we operate. This new operating infrastructure is complemented by the broadest range of teller-based, self-service, personal and wireless terminals in the industry, as well as one of the most advanced account wagering software platforms, which utilizes telephone, Internet and other new media distribution technologies to process pari-mutuel wagers.

Recent Developments

        On March 19, 2002, we executed a letter of intent to purchase 65% of the equity of Serigrafica Chilena S.A., or SERCHI. The purchase price will be $3.9 million in cash, payable at closing and up to $4.4 million in cash or stock payable upon the achievement of certain financial performance levels of

SERCHI over the next four years. The closing of the transaction is subject to certain conditions, including execution of definitive agreements and completion of due diligence.

        On February 26, 2002, we executed a letter of intent to acquire MDI Entertainment, Inc. in a stock-for-stock transaction valued at approximately $26 million. MDI specializes in creating, marketing and implementing entertainment-based promotions for North American lottery authorities. MDI offers a full range of services, including ticket and point of sale design, prize structure development, promotional event planning, market research, fulfillment services, customer service support and second chance drawing assistance. MDI currently has under license the largest library of proprietary brands in the lottery industry. The closing of the acquisition is subject to certain conditions, including execution of definitive agreements, completion of due diligence and shareholder approval by MDI shareholders. On February 28, 2002, a class action suit on behalf of MDI's stockholders was filed against multiple parties, including us and MDI, to enjoin the proposed acquisition on the grounds that the value of MDI's common stock is in excess of the amount we provided for in our letter of intent. MDI believes that the lawsuit lacks merit, and we and MDI both intend to vigorously contest the suit.

        On January 28, 2002, we received an extension on our instant ticket and cooperative services contract with the Florida Lottery. The total value of the extension is approximately $32 million of revenue over its two-year term. The extension is the first of three available renewal options which are included in the original agreement that began in 1997.

        On January 17, 2002, we received a five-year extension of our pari-mutuel wagering services contract with Woodbine Entertainment. The contract extension is worth approximately $10 million of revenue over its five-year term.

The Offering

Shares Offered	12,500,000 shares of Class A common stock.
Shares Outstanding After This Offering	55,400,264 shares of Class A common stock.
Offering Price	$ per share of Class A common stock.
Over-Allotment Option
We have granted the underwriters a 30-day option from the date of this prospectus to purchase from us up to an additional 1,875,000 shares of common stock at the public offering price, less the underwriting discount, to cover any over-allotments. See "Underwriting".
Use of Proceeds
We intend to use the net proceeds from this offering, of approximately $ million, to repay a portion of the outstanding balances of the Term A and Term B loans under our existing credit facility and to redeem a portion of our outstanding 12 1/2% Senior Subordinated Notes. See "Use of Proceeds".
Nasdaq National Market symbol	SGMS.

        The table set forth above is based on 42,900,264 shares of our Class A common stock outstanding as of February 28, 2002. This table excludes 1,875,000 shares of our Class A common stock to be sold if the underwriters' over-allotment option is exercised in full. This table also excludes 9,972,481 shares of our Class A common stock issuable upon the exercise of outstanding options, warrants and other stock rights, of which 6,147,908 are exercisable within 60 days of February 28, 2002 and 21,934,566 shares of our Class A common stock issuable upon conversion of our Series A Convertible Preferred Stock. See "Description of Capital Stock."

        The holders of our Series A Convertible Preferred Stock have the right to purchase their pro rata portion, on an as converted basis, of the shares to be issued in this offering. If all of the preferred holders exercise this right, they would purchase approximately 3.7 million of the 12.5 million shares of Class A common stock in this offering, and 8.8 million shares will be available for purchase by other investors. See "Description of Capital Stock."

Risk Factors

        Before making an investment in our common stock, you should carefully consider the matters discussed under the heading "Risk Factors" starting on page 8.

Corporate Information

        We are incorporated under the laws of the State of Delaware in the United States. Our executive offices are located at 750 Lexington Avenue, New York, New York 10022, and our telephone number is (212) 754-2233. Our website address is www.scientificgames.com. Information contained in our website does not constitute part of this prospectus.

        Winner's Choice™, Terra 2000®, SciScan Technology®, Aegis™, PROBE®, EXTREMA®, TrackPlay™, SGI-NET™, ECLIPSE™, NASRIN®, SAM®, STAN™, MAX®, TINY TIM®, On the Wire® and Autotote.com™ are among our registered trademarks and servicemarks. This prospectus also includes other trademarks of Scientific Games.

Summary Historical and Pro Forma Financial Data

        The following tables set forth our summary historical and pro forma financial data as at and for the periods indicated. The summary financial and operating data for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001 have been derived from and should be read in conjunction with our audited Consolidated Financial Statements and the notes thereto, included in this prospectus. The summary pro forma financial and operating data for the year ended December 31, 2001 have been derived from and should be read in conjunction with our Unaudited Pro Forma Condensed Combined Financial Statement Data and the notes thereto included in this prospectus and give effect to the proposed acquisition of MDI as if the acquisition had occurred on January 1, 2001. The unaudited pro forma statement of operations data for the year ended December 31, 2000 give effect to the acquisition of SGHC by us as if the acquisition had occurred on January 1, 2000. The unaudited pro forma balance sheet data as of December 31, 2001 give effect to the proposed acquisition of MDI as if it had occurred on that date. The summary financial and operating information should also be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

	Actual Results Year Ended October 31,		Actual Results Two Months Ended December 31,	Actual Results Year Ended December 31,	Pro Forma Results Years Ended December 31,
	1999	2000	2000	2001	2000(1)	2001(2)
	(Audited)	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Operating revenues:
Services	$148,660	$186,520	$57,584	$364,567	$341,455	$378,957
Sales	62,488	46,828	9,007	75,674	83,202	75,674

Total revenues	$211,148	$233,348	$66,591	$440,241	$424,657	$454,631

Operating Income	16,748	13,958	2,952	49,894	23,753	51,932
Income (loss) before extraordinary items	379	(18,420)	(4,914)	(584)	(25,189)	1,394
Net income (loss) before preferred dividends(3)	$379	$(30,987)	$(4,914)	$(584)	$(37,756)	$1,394

Net income (loss) available to common stockholders	$379	$(32,001)	$(6,057)	$(7,635)	$(44,548)	$(5,657)

Diluted net income (loss) before extraordinary items per share	$0.01	$(0.50)	$(0.12)	$(0.01)	$(0.67)	$0.03

Diluted net income (loss) before preferred dividend per share(3)	$0.01	$(0.84)	$(0.12)	$(0.01)	$(1.01)	$0.03

Diluted net income (loss) available to common stockholders per share	$0.01	$(0.87)	$(0.15)	$(0.19)	$(1.19)	$(0.13)

Other Financial Data:
EBITDA(4)	$40,537	$41,784	$11,550	$105,103	$74,196	$108,160
Capital expenditures	14,934	35,046	6,103	46,493	n/a	46,557
Depreciation and amortization	22,189	27,826	8,598	55,209	50,443	56,228
	Actual As of December 31, 2001	Pro Forma(2) As of December 31, 2001
	(Audited)	(Unaudited)
	(in thousands, except per share data)
Balance Sheet Data:
Cash and cash equivalents	$12,649	$12,901
Total assets	601,952	631,847
Total long-term debt and capital leases	439,735	440,009
Total stockholders' equity	24,078	48,355

(1)
Reflects the acquisition of SGHC as if it had occurred on January 1, 2000 and reflects all results on a year ended December 31, 2000 basis.
(2)
Reflects the proposed acquisition of MDI.
(3)
Before non-cash paid-in-kind dividends on convertible preferred stock.
(4)
"EBITDA", as included herein, represents operating income plus depreciation and amortization expenses. EBITDA is included in this prospectus as it is a basis upon which we assess our financial performance, and it provides useful information regarding our ability to service our debt. EBITDA should not be considered in isolation or as alternatives to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA as defined in this prospectus may differ from similarly titled measures presented by other companies.

RISK FACTORS

        You should carefully consider the following risks, as well as the other information contained in this prospectus, before investing in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, operating results or prospects could be harmed. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment. You should refer to the information set forth in this prospectus and our financial statements and the related notes included in this prospectus.

Risks Related to Our Business

Losses—We Have a Recent History of Operating Losses

        We realized a net loss available to common stockholders of $32.0 million in 2000, including approximately $23.6 million of one-time transaction expenses incurred in connection with our acquisition of SGHC in September 2000 and the refinancing of the debt of both companies. We realized a net loss available to common stockholders of $7.6 million in 2001. While we have focused our operations on our core businesses and have continued our cost reduction programs, we can give you no assurance that we will not experience additional net losses in the future.

Competition—We Operate in Highly Competitive Industries

        The instant ticket and on-line lottery businesses are highly competitive. We face competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors, some of which have substantially greater financial resources than we do. We continue to operate in a period of intense price-based competition. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of the vendor's production operations, the experience, financial condition and reputation of the vendor and the satisfaction of other requirements and qualifications that lottery authorities may impose. Contract awards by lottery authorities are sometimes challenged by unsuccessful competitors, which can result in protracted legal proceedings and delayed implementation or cancellation of the award.

        The market for pari-mutuel wagering services is also competitive, and certain of our competitors may have substantially greater financial and other resources than we do. We compete primarily on the basis of the design, performance, reliability and pricing of our products as well as customer service. Our pari-mutuel customers face significant competition from other operators in the pari-mutuel business, other gaming venues such as casinos and state sponsored lotteries and other forms of legal and illegal gaming. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available near facilities serviced by our pari-mutuel systems, such gaming opportunities could have a material adverse effect on our pari-mutuel business.

        While we have exclusive licenses for our OTB operations in Connecticut and The Netherlands, our revenues may be adversely affected by competition for the consumer's wagering and entertainment dollar. Our venue management business competes with other pari-mutuel operations as well as other forms of gaming and entertainment. Competition for wagers comes from casinos, racetracks, lotteries and other forms of legal and illegal gambling. Other gaming competitors operate in our licensed markets and in surrounding areas and compete for our customers, and additional competitors could be licensed, or existing regulations could be changed, so as to adversely affect our competitive position.

        The market for prepaid phone cards is highly fragmented but competition comes from other instant ticket lottery printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. There are alternative technologies, such as smart cards, to provide the funding of telephone services. Moreover, the cellular telephone industry is undergoing significant growth and rapid technology changes such that other technologies including electronic commerce could impact our growth opportunities. In addition, changes in the structure of the telecommunications industry could impact our customer relationships.

        The markets for all of our products and services are also affected by changing technology, new legislation and evolving industry standards. Our ability to anticipate such changes and to develop and introduce new and enhanced products and services on a timely basis will be a significant factor in our ability to expand, remain competitive, attract new customers and retain existing contracts.

        We can give you no assurance that we will achieve the necessary technological advances, have the financial resources, introduce new products or services on a timely basis or otherwise have the ability to effectively compete in these markets. See "Business—Competition".

Contracts—We Are Dependent on Renewable Contracts

        We are heavily dependent on our ability to renew our long-term contracts with our customers in the lottery and pari-mutuel businesses. Historically, we have generally been successful in renewing and extending our lottery and pari-mutuel contracts as they have come due for renewal. However, we cannot assure you that we will be able to renew any or all of our contracts or to enter into new contracts sufficient to replace the revenue lost from terminated or non-renewed contracts.

        Generally, our lottery contracts are for initial terms of one to seven years, with optional renewal periods. Upon the expiration of a lottery contract, including any extensions thereof, lottery authorities may award new contracts through a competitive bidding process. There can be no assurance that our current lottery contracts will be extended or that we will be awarded new lottery contracts as a result of competitive bidding processes in the future. Contracts representing approximately 88% of our annual revenues from instant ticket lottery contracts are scheduled to expire or reach optional extension dates during the next three years.

        Lottery contracts typically permit a lottery authority to terminate the contract at any time for failure to perform or other specified reasons without penalty. In addition, lottery contracts to which we are a party frequently contain exacting implementation schedules and performance requirements. Failure to meet these schedules and requirements may result in substantial monetary liquidated damages, as well as possible contract termination. If we incur substantial liquidated damages in the future, it could have a material adverse effect on our business, financial condition, results of operations or prospects. We are also required by certain of our lottery customers to provide surety, or performance, bonds. Because of financial and economic events that have occurred this past year, such as the September 11 attack, the bond market is experiencing unusual contraction. Because of this, we cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. Our inability to provide such bonds would materially and adversely affect our lottery business.

        Our contracts for the provision of pari-mutuel wagering services are typically for initial terms of five years. Contracts accounting for the following percentages of our current annual pari-mutuel revenues are scheduled to expire at the times indicated: 16.9% will expire in 2002; 22.3% will expire in 2003; and 22.2% will expire in 2004.

        Our rights to operate all on-track and off-track pari-mutuel wagering in The Netherlands under a license granted by the Dutch Ministry of Agriculture extend through June 30, 2003, and might not be renewed thereafter.

        Depending upon, among other things, the amount of revenue we derive thereunder, the termination, expiration or failure to renew one or more of our contracts could have a material adverse effect on our business.

Access to Capital—Our Contracts Require Us to Make Up-front Capital Expenditures

        Our pari-mutuel and lottery contracts generally require significant up-front capital expenditures for terminal assembly, software customization and implementation, systems and equipment installation and telecommunications configuration. Historically we have funded these up-front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels or our ability to obtain additional financing at commercially acceptable rates to finance the initial up-front costs. If we are unable to obtain financing for these up-front costs on favorable terms or at all, we may not be able to bid on certain contracts, which could have a material adverse effect on our future profitability.

Intellectual Property—Our Business Depends on the Protection of Our Intellectual Property and Proprietary Information

        We believe that our success depends, in part, on protecting our intellectual property in the U.S. and in foreign countries. Our intellectual property includes certain patents and trademarks, as well as proprietary or confidential information that is not subject to patent or similar protection. Competitors may independently develop similar or superior products, software, systems or business models. In cases where our intellectual property is not protected by an enforceable patent, such independent development may result in a significant diminution in the value of our intellectual property.

        We cannot assure you that we will be able to protect our intellectual property. We enter into confidentiality or license agreements with our employees and consultants, and generally control access to, and the distribution of, our product designs, documentation and other proprietary information, as well as the designs, documentation and other information we license from others. Despite our efforts to protect these proprietary rights, unauthorized parties may try to copy our products, business models or systems, use certain of our confidential information to develop competing products, or develop independently or otherwise obtain and use our products or technology, any of which could have a material adverse effect on our business. Policing unauthorized use of our technology is difficult and expensive, particularly because of the global nature of our operations. The laws of other countries may not adequately protect our intellectual property.

        We cannot assure you that our business activities and products will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights, distract management, and/or require us to enter into costly and burdensome royalty and licensing agreements. Such royalty and licensing agreements, if required, may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources.

        We rely on products and technologies that we license from third parties. We cannot assure you that these third-party licenses, or the support for such licenses, will continue to be available to us on commercially reasonable terms.

Government Regulation—Government Regulation May Have a Negative Impact on Our Business in the Future

        In the U.S. and many other countries, wagering and lotteries must be expressly authorized by law. Once authorized, the wagering industry and the ongoing operations of lotteries are subject to extensive and evolving governmental regulation. We can give you no assurance that the operation of pari-mutuel wagering facilities, lotteries, video gaming industry machines, Internet gaming or other forms of wagering or lottery systems will be approved by additional jurisdictions or that those jurisdictions in which these wagering and lottery activities are currently permitted will continue to permit such activities.

        We are required to obtain and maintain licenses from various state and local jurisdictions in order to operate certain aspects of our lottery and pari-mutuel businesses. There can be no assurance that we will be able to renew any of our licenses, and the loss or non-renewal of any of our licenses could have a material adverse effect on our business. Once authorized, the ongoing operations of lottery operators are typically subject to extensive and evolving regulation. Lottery authorities generally conduct an intensive investigation of the winning vendor and its employees prior to and after the award of a lottery contract. Lottery authorities with which we do business may require the removal of any of our employees deemed to be unsuitable and are generally empowered to disqualify us from receiving a lottery contract or operating a lottery system as a result of any such investigation. Some jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically 5% or more) of our securities. The failure of these beneficial owners to submit to such background checks and provide required disclosure could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract. Additional restrictions are often imposed by international jurisdictions in which we market our lottery systems on foreign corporations, such as us, seeking to do business in such jurisdictions. Similar restrictions and considerations are also applicable to our pari-mutuel business.

        There also have been and may continue to be investigations of various types, including grand jury investigations, conducted by governmental authorities into possible improprieties and wrong-doing in connection with efforts to obtain and/or the awarding of lottery contracts and related matters. As such investigations frequently are conducted in secret, we may not necessarily know of the existence of an investigation which might involve us. Because our reputation for integrity is an important factor in our business dealings with lottery and other governmental agencies, a governmental allegation or a finding of improper conduct on our part or attributable to us in any manner could have a material adverse effect on our business, including our ability to retain existing contracts or to obtain new or renewal contracts. In addition, any adverse publicity resulting from such an investigation could have a material adverse effect on our reputation and business.

        Currently, account wagering operations, through which pari-mutuel customers place wagers by phone or via the Internet on thoroughbred, harness or greyhound racing, may be conducted only from certain jurisdictions and only through licensed wagering operators in certain jurisdictions. The licensing process can be both lengthy and costly, and we may not be successful in obtaining required licenses, registrations, permits and approvals or renewals of any of the foregoing. In addition, expansion of our account wagering operations will be limited unless more states amend their laws to permit account wagering. Statutory amendments necessary to permit account wagering may not be passed, and statutory amendments adverse to our current account wagering operations may be passed. Furthermore, while we believe that our current and planned business activities comply with all applicable laws, law enforcement authorities in certain jurisdictions have opposed the expansion of wagering via telephone and the Internet and state regulators have expressed concerns to us regarding such wagering by their citizens through racetracks serviced by our pari-mutuel wagering systems. We cannot assure you that our activities or the activities of our customers will not become the subject of any law enforcement proceeding or that any such proceeding would not have a material adverse impact on us or our business plans. Additionally, although we believe that a December 2000 Federal amendment to the Interstate Horseracing Act of 1978 clarifies that account wagering, off-track betting and inter-track simulcasting, as currently conducted by the U.S. horse racing industry, are authorized under U.S. Federal law, the amendment may not be interpreted in this manner by all concerned. We cannot assure you that we can continue to conduct our pari-mutuel, account wagering, OTB and race simulcasting operations in all of the jurisdictions in which we currently operate or that a discontinuation of any of these operations would not have a material adverse impact on us or our business plans.

        In the past, regulatory requirements for pari-mutuel wagering, lottery and other gaming activities in the U.S. were adopted and administered primarily on the state or local level. In 1996, the U.S. Congress passed legislation authorizing the commission of a comprehensive study of gaming, including segments of the gaming industry that we serve. We are unable to predict whether this study will result in legislation that would impose regulations on gaming industry operators, or whether such legislation, if any, would have a material adverse effect on us.

        For additional discussion of government regulation and the associated risks, see "Government Regulation".

Opposition to Gaming—Expansion of the Gaming Industry Faces Opposition

        Gaming opponents persist in their efforts to curtail the expansion of legalized gaming. We can give you no assurance that this opposition will not succeed in preventing the legalization of gaming in jurisdictions where these activities are presently prohibited or prohibiting or limiting gaming where it is currently permitted, in either case to the detriment of our business, financial condition, results and prospects.

Industry Trends—We Are Dependent on the General Success of the Lottery and Pari-Mutuel Wagering Businesses

        The future success of our lottery business will depend, in part, on the success of the lottery industry in attracting and retaining players in the face of increased competition for consumers' entertainment dollars, as well as our own success in developing innovative products and systems to achieve this goal. Our failure to achieve this goal could have a material adverse effect on our business.

        The continuing popularity of horse racing is important to the growth and operating results of our pari-mutuel business. Competition from sporting events and other forms of entertainment and casinos, sports wagering services, and other non-racetrack gaming operators may reduce the attendance, and amounts wagered, at our customers' horse racing facilities, which could have a material adverse effect on our pari-mutuel business.

Acquisitions—Inability to Engage in Future Acquisitions Could Impair Our Future Growth

        Part of our corporate strategy is to continue to pursue expansion and acquisition opportunities in gaming and related businesses, and we could face significant challenges in managing and integrating the expanded or combined operations. We cannot assure you that acquisition opportunities will be available on acceptable terms or at all. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Any future acquisitions will involve risks, including any or all of the following:

  •
  inability to raise the required capital;
  •
  difficulty in assimilating the acquired assets, operations and personnel;
  •
  disruption of ongoing business;
  •
  distraction of management from other responsibilities;

  •
  difficulty in obtaining regulatory approvals;
  •
  inability to retain senior management of acquired businesses; and
  •
  lack of the necessary experience to enter new markets.

        We may not successfully overcome problems encountered in connection with potential acquisitions or completed acquisitions, and such problems could have a material adverse effect on our operating results.

Seasonal Business—Our Revenues Are Subject to Seasonal, Weather and Other Variations

        Our pari-mutuel service revenues are subject to seasonal and weather variations. The first and fourth quarters of the calendar year traditionally comprise the weakest season for our pari-mutuel wagering service revenue. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which do not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

Reliance on Third Parties—We Rely on Suppliers and Contract Manufacturers

        We depend on our suppliers, and from time to time our contract manufacturers, to provide us with products and components in adequate supply and on a timely basis and to assemble certain of our lottery and pari-mutuel wagering systems and component products.

        We believe that the availability of products and components is consistent with the needs of our customers, and that our business is not dependent on any single supplier or subcontractor. However, the failure of key suppliers and contract manufacturers to meet our performance specifications, quality standards or delivery schedules could have a material adverse effect on our operations.

        Our production of instant lottery tickets and prepaid phone cards, in particular, depends upon a continuous supply of raw materials, supplies, power and natural resources. Our operating results could be adversely affected by an interruption or cessation in the supply of these materials.

        We simulcast live racing events by transmitting audio and/or video signals from one facility to a satellite for reception by wagering locations across the country. Our access to satellite service is provided pursuant to long-term contracts. The technical failure of the satellite through which we transmit substantially all of our racing events would require us to obtain other satellite access. We have no assurance of access to such other satellites, or if available, whether the use of such other satellites could be obtained on favorable terms or in a timely manner. While satellite failures are infrequent, the operation of the satellite is outside of our control. We have obtained insurance to cover any potential loss due to the failure of a satellite.

Foreign Markets—We Have Foreign Operations, Which Subjects Us to Additional Risks

        Our business in foreign markets subjects us to risks customarily associated with such activities, including:

  •
  currency fluctuations, which may or may not be hedged;
  •
  the laws and policies of the U.S. affecting foreign trade and investment;

  •
  foreign withholding taxes on our subsidiaries' earnings that could reduce cash flow available to meet our required debt service and our other obligations;
  •
  political or economic instability;
  •
  the complexity of foreign laws, regulations and markets;
  •
  the impact of foreign labor laws and disputes; and
  •
  other economic, tax and regulatory policies of local governments.

        We cannot assure you that we will be able to operate successfully in any foreign market.

Key Management—We Rely on Our Senior Executives

        We rely on a small number of senior executives. Our future success will depend upon, among other things, our ability to retain these executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not be successful in hiring and retaining the executives and other employees that we need. Our loss of, or inability to hire, key employees could have a material adverse effect on our business, financial condition and results of operations.

Litigation—We May Be Subject to Liability in Litigation

        Our business subjects us to certain risks of litigation, including potential allegations that we have not fully performed under our contracts or that goods or services we supply are defective in some respect. Failure to perform under our lottery contracts may result in substantial monetary liquidated damages, as well as contract termination. Litigation is pending and/or threatened in Colombia arising out of the termination of certain Colombian lottery contracts in 1993. An agency of the Colombian government has asserted claims against certain parties, including our subsidiary Scientific Games International, Inc., or SGI, which owned a minority interest in the former operator of the Colombian national lottery. The claims are for, among other things, contract penalties, interest and the costs of a bond issued by a Colombian surety. SGI has been advised by Colombian counsel that it has various defenses on the merits as well as procedural defenses. Although we believe that any potential losses arising from these claims will not result in a material adverse effect on our consolidated financial position or results of operations, it is not feasible to predict the final outcome, and there can be no assurance that these claims might not be finally resolved adversely to us or result in material liability. See "Business—Legal Proceedings".

Risks Related to Our Capital Structure and This Offering

Stock Price Volatility—Our Stock Price Is Volatile, and You May Not Be Able To Resell Your Shares At or Above the Price You Pay for Them

        The trading price of our Class A common stock has experienced, and may continue to experience, substantial volatility. Between January 1, 2001 and March 15, 2002, the closing price of our Class A common stock ranged from a low of $1.94 per share to a high of $10.21 per share. The market price of our Class A common stock could continue to fluctuate substantially due to a variety of factors, including:

  •
  quarterly fluctuations in results of operations;
  •
  fluctuations in the public equity markets in general;
  •
  legislative or regulatory developments adverse to our business or the wagering industry in general;
  •
  negative publicity about us or the wagering industry in general;
  •
  changes in or failure to meet earnings estimates by securities analysts;
  •
  sales of our common stock by existing stockholders or the perception that these sales may occur;
  •
  sales or other issuances by us, or the perception of potential sales or other issuances, of substantial amounts of our shares, including in connection with our future acquisitions; and
  •
  adverse judgments or settlements obligating us to pay damages.

        These factors could have a material adverse effect on the market price of our Class A common stock, regardless of our financial condition or operating results.

Substantial Leverage—Our Substantial Indebtedness Could Adversely Affect Our Business and Financial Condition

        We have a substantial amount of indebtedness. At December 31, 2001, our total outstanding indebtedness was approximately $439.7 million. Our substantial indebtedness could have important consequences for us, including the following:

  •
  we may have difficulty borrowing money in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes;
  •
  a substantial portion of our cash flow from operations must be used to pay our interest expense and repay our indebtedness, which will reduce the funds that would otherwise be available to us to fund our operations, capital expenditures and future business opportunities and may limit our ability to implement our business strategy;
  •
  we may be vulnerable to economic downturns and adverse developments in our business, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and
  •
  fluctuations in market interest rates will affect the cost of a portion of our borrowings to the extent not covered by interest rate hedge agreements because the interest on approximately $147.0 million of our indebtedness as of December 31, 2001 is effectively payable at variable rates.

        Subject to specified limitations, the indenture governing our outstanding 12 1/2% Senior Subordinated Notes permits us and certain of our subsidiaries to incur substantial additional indebtedness in the future, and our senior credit facilities permit additional borrowings. In particular, at December 31, 2001, we had $31.0 million of additional borrowing capacity under the revolving portion of our senior credit facilities.

Debt Service Requirements—We May Not Be Able to Generate Sufficient Cash Flow to Meet Our Debt Service Requirements

        We cannot assure you that our future cash flows, together with borrowing under our revolving credit facility, will be sufficient to meet our debt obligations and commitments. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors, most of which are beyond our control. In addition, there can be no assurance that future borrowings will be available to us under our revolving credit facility to meet our other debt obligations.

        Failure to pay interest or make scheduled principal payments would result in a default under the indenture governing our outstanding 12 1/2% Senior Subordinated Notes and under the credit agreement governing our senior credit facilities. A payment default, if not waived, would result in acceleration of our debt, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may be unable to repay our debt and our secured lenders will be able to foreclose on our assets. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

Covenant Restrictions—Covenant Restrictions in Our Senior Credit Facilities and the Indenture Governing Our 12 1/2% Senior Subordinated Notes May Limit Our Ability to Operate Our Business

        Our senior credit facilities, our indenture and certain of our other agreements regarding indebtedness contain, among other things, covenants that restrict our and certain of our subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. In addition, the senior credit facilities and the indenture governing our 12 1/2% Senior Subordinated Notes restrict, among other things, our and certain of our subsidiaries' ability to:

  •
  incur additional indebtedness;
  •
  pay dividends or distributions, or make certain other restricted payments;
  •
  purchase or redeem capital stock;
  •
  make investments and extend credit;
  •
  engage in certain transactions with affiliates;
  •
  engage in sale-leaseback transactions;
  •
  consummate certain asset sales;
  •
  effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and
  •
  create certain liens and other encumbrances on our assets.

        In addition, our senior credit facilities require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our indebtedness or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under the senior credit facilities and the indenture. If an event of default under the senior credit facilities occurs, the lenders could elect to declare all amounts outstanding under the senior credit facilities, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral we granted to them to secure the indebtedness under the senior credit facilities.

Potential Dilution—Conversion of Our Series A Convertible Preferred Stock Could Result in Dilution to Holders of Our Common Stock

        If the holders of the outstanding shares of our Series A Convertible Preferred Stock convert their shares, we would be required to issue to such holders approximately 22 million additional shares of common stock. Conversion of the Series A Convertible Preferred Stock would result in dilution to holders of our common stock. The number of shares issuable is based on the current conversion price, which is also the maximum conversion price, and the amount of Series A Convertible Preferred Stock outstanding as of December 31, 2001, which amount will increase as the preferred stock continues to accrue quarterly dividends in paid-in-kind additional shares at a rate of 6% per annum. There will be another payment-in-kind on March 31, 2002. The conversion price of the preferred stock will decrease in the event the average 30-day per share market price, or AMP, of our common stock drops below $8.93 and will decrease further if the AMP drops below $5.10 and $4.63. The number of shares of common stock issuable upon conversion will increase as the conversion price decreases.

Concentrated Ownership—Holders of Our Series A Convertible Preferred Stock Exert Significant Influence over the Company

        Holders of our Series A Convertible Preferred Stock are entitled to vote, on an as converted basis, along with the holders of our common stock on all matters on which holders of common stock are entitled to vote. In addition, holders of our Series A Convertible Preferred Stock currently are entitled to elect four of the ten members of our Board of Directors and are required to approve certain actions of the Company. As a result, these holders have the ability to exert significant influence over our business and may, among other things, delay, discourage or prevent a change of control of the Company or a potential merger, consolidation, tender offer, takeover or other business combination.

Change of Control—A Change of Control Could Result in the Acceleration of Our Debt Obligations

        A change of control (such as, for example, subject to certain exceptions, the acquisition of a majority of our outstanding voting stock by a third party) could result in the acceleration of both our senior credit facilities and the obligation to offer to repurchase our outstanding 12 1/2% Senior Subordinated Notes. We cannot assure you that we will have sufficient funds at the time of a change of control to repay any indebtedness that is accelerated, or to fund any such repurchases, as a result of such change of control or that restrictions in our senior credit facilities will allow such repurchases, and this would likely materially adversely affect our financial condition.

USE OF PROCEEDS

        The net proceeds from the sale of the 12,500,000 shares of common stock offered hereby will be approximately $106.7 million, based upon an assumed offering price per share of $9.20, which was the closing price of our common stock on March 18, 2002, after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds to repay approximately $53.3 million of the outstanding principal balance under our senior credit facilities, consisting of approximately $10.8 million of Term A loans, and, subject to acceptance by the lenders, approximately $42.5 million of Term B loans. If any Term B lenders do not accept the repayments, we will use the proceeds to repay additional Term A loans. In addition, subject to bank approval, we intend to use net proceeds to redeem approximately $47.4 million of our outstanding 12 1/2% Senior Subordinated Notes and to pay the noteholders a required premium of approximately $5.9 million in connection with the redemption.

        As of February 28, 2002, the annual interest rates on the outstanding Term A loans and Term B loans under our senior credit facilities were 5.2% and 6.3%, respectively, and the annual interest rate on the senior subordinated notes was 12.5%. The Term A and Term B loans mature on September 30, 2006 and September 30, 2007, respectively, and the senior subordinated notes mature on August 15, 2010.

        When we repay outstanding principal of the Term A and Term B loans and redeem 12 1/2% Senior Subordinated Notes, we are also required to pay accrued and unpaid interest on the principal amount being repaid or redeemed through the repayment date. We intend to pay interest out of our available working capital.

DIVIDEND POLICY

        We have never paid any cash dividends on our Class A common stock. We presently intend to retain all earnings, if any, for use in the business. Any future determination as to the payment of dividends will depend upon our financial condition and results of operations and such other factors as our Board of Directors deems relevant. Further, under the indenture governing our 12 1/2% Senior Subordinated Notes, we and certain of our subsidiaries are not permitted to pay any cash dividends or make certain other restricted payments (other than stock dividends) on our Class A common stock.

        We currently pay dividends of 6% per annum on our Series A Convertible Preferred Stock, having an aggregate liquidation preference of $121,956,200 as of December 31, 2001. The dividends are currently payable in kind in additional shares. Commencing on September 30, 2002, the ninth quarterly dividend date, the dividends can be paid in kind in additional shares or, at our option and with the approval of our senior lenders, in cash.

PRICE RANGE OF OUR CLASS A COMMON STOCK

        Since January 29, 2002, our outstanding common stock has been listed for trading on the Nasdaq National Market under the symbol "SGMS". Between April 27, 2001 and January 28, 2002, our common stock was traded on the American Stock Exchange under the symbol "SGM". Prior to April 27, 2001, our common stock was listed on the American Stock Exchange under the symbol "TTE". The following table sets forth, for the periods indicated, the range of high and low closing prices of our Class A common stock.

	Market Price of Scientific Games Common Stock
	High	Low
Fiscal 2000 (November 1, 1999—October 31, 2000)
First Quarter	$4.69	$2.25
Second Quarter	5.31	3.06
Third Quarter	4.88	3.00
Fourth Quarter	4.75	2.95
November 1, 2000—December 31, 2000	3.75	2.50
Fiscal 2001 (January 1, 2001—December 31, 2001)
First Quarter	3.60	1.95
Second Quarter	5.89	1.94
Third Quarter	5.93	3.00
Fourth Quarter	8.75	3.62
Fiscal 2002
First Quarter through March 19, 2002	10.05	8.10

        On March 19, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $8.85 per share. There were approximately 1,654 holders of record of our common stock as of March 15, 2002.

CAPITALIZATION

        The following table sets forth our actual audited capitalization as of December 31, 2001, and as adjusted to give effect to this offering, assuming that the underwriters' overallotment option is not exercised and a public offering price of $9.20 per share, which was the closing price of our Class A common stock on the Nasdaq National Market on March 18, 2002, after deducting the estimated underwriting discount and commissions and offering expenses payable by us. You should read this table together with the "Condensed Consolidated Financial Statement Data of the Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and the notes thereto included elsewhere herein.

	As of December 31, 2001
	Actual	As Adjusted
	(audited)	(unaudited)
	(in thousands)
Cash and cash equivalents	$12,649	$12,649

Senior credit facilities:
Revolving credit facility	14,750	14,750
Term A loan	55,500	44,647
Term B loan	217,250	174,766
12 1/2% senior subordinated notes	150,000	102,590
Capital leases and other indebtedness	2,235	2,235

Total Debt	$439,735	$338,988

Stockholders' equity:
Convertible preferred stock	1,220	1,220
Class A common stock	412	537
Additional paid-in capital	275,510	382,059
Accumulated losses	(242,545)	(251,881)
Treasury stock, at cost	(135)	(135)
Accumulated other comprehensive losses	(10,384)	(10,384)

Total stockholders' equity	$24,078	$121,416

Total capitalization	$463,813	$460,404

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENT DATA
OF SCIENTIFIC GAMES AND MDI

        The unaudited pro forma condensed combined financial statements have been derived by the application of pro forma adjustments to the combined historical consolidated financial statements of Scientific Games and MDI appearing elsewhere in this prospectus. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2001 give effect to the proposed acquisition of MDI by Scientific Games as if the acquisition had occurred on January 1, 2001. The unaudited pro forma condensed combined balance sheet as of December 31, 2001 gives effect to the proposed acquisition of MDI as if it had occurred on that date.

        The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the proposed acquisition of MDI had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

        The pro forma adjustments related to the proposed MDI acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Accordingly, the excess of purchase price over the net book value of the acquired assets and liabilities has been allocated entirely to goodwill. Any revisions to the allocation of the purchase price could have a significant impact on total assets, total liabilities and stockholders' equity, depreciation and amortization and net income (loss) of the combined entity.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Scientific Games and MDI and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(in thousands, except per share amounts)

	Scientific Games Historical(1)	MDI Historical(2)	Pro Forma Adjustments(3)		Pro Forma
Operating revenues	$440,241	$14,662	$(272	)(a)	$454,631
Operating expenses (exclusive of
depreciation and amortization)	278,443	7,497	(272	)(a)	285,668

Gross profit	161,798	7,165	—		168,963
Selling, general and administrative expenses	56,695	4,108	—		60,803
Depreciation and amortization	55,209	1,019	—		56,228

Operating income	49,894	2,038	—		51,932
Interest expense	50,363	130	—		50,493
Other expense (income)	37	(126)	—		(89)

Income (loss) before income tax expense (benefit)	(506)	2,034	—		1,528
Income tax expense (benefit)	78	(1,287)	1,343	(b)	134

Net income (loss)	(584)	3,321	(1,343)		1,394
Convertible preferred stock paid-in-kind dividend	7,051	—	—		7,051

Net income (loss) applicable to common stockholders	$(7,635)	$3,321	$(1,343)		$(5,657)

Basic and diluted net income (loss) per share:
Basic net income (loss)	$(0.01)	—	—		$0.03

Diluted net income (loss)	$(0.01)	—	—		$0.03

Basic net income (loss) available to common stockholders	$(0.19)	—	—		$(0.13)

Diluted net income (loss) available to common stockholders	$(0.19)	—	—		$(0.13)

Weighted average number of shares used in per share calculations:
Basic shares	40,340	—	2,700	(c)	43,040
Diluted shares—net income (loss)	40,340	—	7,800	(c)	48,140
Diluted shares—net income (loss) available to common stockholders	40,340	—	2,700	(c)	43,040

The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
(dollars in thousands)

1.
The historical balances in this column represent the consolidated results of operations of Scientific Games for the year ended December 31, 2001 as reported in our audited historical consolidated financial statements.

2.
The historical balances in this column represent the consolidated results of operations of MDI for the year ended December 31, 2001 as reported in their audited historical consolidated financial statements.

3.
The pro forma adjustment reflected in the unaudited pro forma condensed combined statements of operations gives effect to:

(a)
the elimination of inter-company revenues and costs;

(b)
the reversal of MDI's tax benefit resulting from the reduction in their valuation allowance since such a reversal would not have been made had MDI been acquired at the beginning of the year because of the magnitude of our own net operating loss carryforwards; and

(c)
the issuance of 2.7 million shares of our Class A common stock in connection with the acquisition of MDI and assumes those shares were outstanding for the entire period (such shares do not include approximately 205,000 shares held in escrow). Diluted shares—net income (loss) available to common shareholders does not include 5.1 million of our common stock equivalents, determined pursuant to the treasury stock method, because their inclusion would be antidilutive.

4.
Pursuant to SFAS 141 and 142, amortization of goodwill acquired in connection with the proposed acquisition of MDI has not been reflected in the accompanying pro forma condensed combined statements of operations. Upon finalization of the purchase price allocation, valued intangible assets with definite lives, if any, will be amortized over their estimated useful lives.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2001
(in thousands)

	Scientific Games Historical(1)	MDI Historical(2)	Pro Forma Adjustments(3)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$12,649	$252	$—		$12,901
Accounts receivable, net	50,410	2,710	—		53,120
Inventories	19,547	690	—		20,237
Other current assets	15,537	1,681	(1,343	)(a)	15,875

Total current assets	98,143	5,333	(1,343)		102,133
Property and equipment, net	196,788	163	—		196,951
Goodwill, net	195,255	—	25,189	(b)	220,444
Operating right, net	11,681	—	—		11,681
Intangible assets	48,473	1,486	—		49,959
Other assets	51,612	23	(956	)(c)	50,679

Total assets	$601,952	$7,005	$22,890		$631,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$9,437	$274	$—		$9,711
Accounts payable and accrued expenses	86,131	4,344	1,000	(d)	91,475

Total current liabilities	95,568	4,618	1,000		101,186
Long-term debt, excluding current installments	430,298	—	—		430,298
Other long-term liabilities	52,008	—	—		52,008

Total liabilities	577,874	4,618	1,000		583,492

Total stockholders' equity	24,078	2,387	21,890	(e)	48,355

Total liabilities and stockholders' equity	$601,952	$7,005	$22,890		$631,847

The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(dollars in thousands)

1.
The historical balances in this column represent the consolidated balance sheet of Scientific Games as of December 31, 2001 as reported in our audited historical financial statements.

2.
The historical balances in this column represent the consolidated balance sheet of MDI as of December 31, 2001 as reported in the their audited historical consolidated financial statements.

3.
The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet give effect to the following:

(a)
The decrease in deferred income tax assets is the result of the reduction of MDI's valuation allowance adjustment since such a reversal would not have been made had MDI been acquired at the beginning of the year because of the magnitude of our own net operating loss carryforwards.

(b)
The estimated increase in goodwill is the sum of: (i) the estimated total purchase price of $26,124, reflecting the issuance of 2.9 million shares of Class A common stock based on an estimated closing price for the 30 days prior to close of $9.00 per share, less the value of approximately 205,000 shares of Class A common stock to be placed in escrow, of which shares having a value of approximately $1,847 will be released from escrow over a four-year period based on MDI's achievement of certain performance targets; (ii) the value of MDI shares previously owned by us of $956; and (iii) estimated acquisition costs of $1,000; less (iv) the historical book value of the net assets of MDI in the amount of $1,044 after adjusting for the reversal of the deferred tax adjustment. The final purchase price will be dependent on the actual acquisition costs.

(c)
The decrease in other assets reflects the reclassification of our original investment in MDI to goodwill.

(d)
The increase in other current liabilities reflects our current estimate of acquisition expenses.

(e)
The net increase in stockholders' equity is due to the aforementioned adjustments including the issuance of 2.9 million shares of our Class A common stock. The number of shares that will actually be issued at closing may be higher or lower than the amount reflected above depending on the actual average 30 day closing price of our common stock immediately prior to closing.

SELECTED FINANCIAL DATA

        Selected historical financial data presented below as of and for the years ended October 31, 1997, 1998, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001 have been derived from our audited consolidated financial statements, which have been audited by KPMG LLP, independent auditors. The following financial information reflects the acquisitions and dispositions of certain businesses during the period 1995 through 2000, including the acquisition of SGHC since September 6, 2000. In connection with the acquisition of SGHC, we changed our fiscal year from an October 31 year-end to a calendar year-end, beginning with the year ending December 31, 2001. As a result the following summary presents selected financial data for the years ended October 31, 1997, 1998, 1999 and 2000, the two-month transition period ended December 31, 2000 and the year ended December 31, 2001 and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the notes thereto, included in this prospectus.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except per share amounts)

	Years Ended						Two Months Ended	Year Ended
	October 31,						December 31,
	1997		1998	1999 (c)		2000 (e)	2000	2001
Selected Statement of Operations Data:
Operating Revenues:
Services	$132,989		$135,790	$148,660		$186,520	$57,584	$364,567
Sales	24,343		23,523	62,488		46,828	9,007	75,674

	157,332		159,313	211,148		233,348	66,591	440,241

Costs and Expenses:
Cost of services	80,496		88,916	99,496		126,601	39,592	231,285
Cost of sales	15,396		15,739	43,937		29,299	5,547	47,158
Selling, general and administrative	28,444		26,205	27,178		35,664	9,902	56,695
Depreciation and amortization	36,728		29,489	22,189		27,826	8,598	55,209
Interest expense	14,367		15,521	16,177		31,231	8,790	50,363
Other (income) expense	79		(1,064)	15		(456)	(247)	37
(Gain) loss on sale of businesses	(1,823	)(a)	66 (b)	1,600	(d)	—	—	—

Total costs and expenses	173,687		174,872	210,592		250,165	72,182	440,747

Income (loss) before income tax expense (benefit) and extraordinary items	(16,355)		(15,559)	556		(16,817)	(5,591)	(506)
Income tax expense (benefit)	906		321	177		1,603	(677)	78

Income (loss) before extraordinary items	(17,261)		(15,880)	379		(18,420)	(4,914)	(584)
Extraordinary losses	426		—	—		12,567 (f)	—	—

Net income (loss)	(17,687)		(15,880)	379		(30,987)	(4,914)	(584)
Convertible preferred paid-in-kind dividend	—		—	—		1,014	1,143	7,051

Net Income (loss) available to common stockholders	$(17,687)		$(15,880)	$379		$(32,001)	$(6,057)	$(7,635)

Basic and diluted income (loss) per share:
Income (loss) before extraordinary items	$(0.50)		$(0.44)	$0.01		$(0.50)	$(0.12)	$(0.01)
Extraordinary items	(0.01)		—	—		(0.34)	—	—

Net Income (loss)	$(0.51)		$(0.44)	$0.01		$(0.84)	$(0.12)	$(0.01)

Net Income (loss) available to common stockholders	$(0.51)		$(0.44)	$0.01		$(0.87)	$(0.15)	$(0.19)

Selected Balance Sheet Data (End of Period):
Total assets	$153,541		$156,500	$165,559		$647,215	$636,967	$601,952
Total long-term debt, including current installments	149,857		158,870	157,144		443,834	440,680	439,735
Stockholders' equity (deficit)	$(33,240)		(48,638)	(48,219)		34,319	28,153	24,078
Weighted average number of shares used in per share calculation:
Basic shares	34,469		35,696	36,118		36,928	40,025	40,340
Diluted shares	34,469		35,696	38,343		36,928	40,025	40,340

The following notes are an integral part of these selected historical consolidated financial data.

(a)
Reflects $1,823 of unusual income resulting from the gain on the sale of our Tele Control business.

(b)
Reflects $66 of unusual loss resulting from the adjustment of prior sales of our CBS and Tele Control businesses for the fiscal year ended October 31, 1998.

(c)
Effective November 1, 1998 we lengthened the depreciable lives of pari-mutuel terminals from seven to ten years as a result of the renewal of a number of key service contracts and the realized equipment durability. The change in the depreciable lives of pari-mutuel terminals resulted in an approximate $1,100 improvement in net income (loss) and a $0.03 improvement in net income (loss) per basic and diluted share in fiscal 1999.

(d)
Reflects $1,600 of unusual loss resulting from the sale of our SJC Video business.

(e)
In the fourth quarter of fiscal year ended October 31, 2000, we recognized unusual interest expense charges in the amount of $7,511 attributable to payments, in the form of warrants to purchase 2,900 shares of common stock to certain financial advisors in connection with their services in obtaining certain financial commitments to acquire SGHC, $1,200 of additional interest expense as a result of the required prefunding of our 12 1/2% Senior Subordinated Notes, and approximately $2,300 of incremental business integration costs as a result of the acquisitions of SGHC. We also recorded a $1,135 write-off of our option to purchase Atlantic City Race Course as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in the state and recorded an extraordinary charge of $12,567 in connection with the write-off of deferred financing fees and payment of the call premium on our 10 7/8% Series B Senior Notes due August 1, 2004.

(f)
Reflects $12,567 of write-off of deferred financing fees and payment of the call premium on our 10 7/8% Series B Senior Notes.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

        We are a leading worldwide provider of services, systems and products to both the instant ticket lottery industry and pari-mutuel wagering industry based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities on-line lottery systems, instant tickets and cooperative services programs.

        On September 6, 2000, our predecessor company, Autotote Corporation, completed the acquisition of SGHC. The acquisition was completed through a merger in which SGHC became our wholly-owned subsidiary at a cost of approximately $308 million in aggregate merger consideration paid to SGHC stockholders, plus related fees and expenses. The acquisition has been recorded using the purchase method of accounting, and the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The operating results of SGHC's businesses have been included in the consolidated statements of operations from the date of the acquisition.

        Our revenues are derived from two principal sources: service revenues and sales revenues. Service revenues are generally earned pursuant to multi-year contracts to provide instant ticket and related services and on-line and pari-mutuel wagering systems and services, or are derived from wagering by customers at facilities we own or lease. We believe our service revenues are recurring in nature. Sales revenues are derived from sales of prepaid phone cards and from the sale of wagering systems, equipment, and software licenses.

        Prior to the SGHC acquisition, we operated primarily in three business segments: Pari-mutuel Operations, Venue Management Operations and Lottery Operations. Subsequent to the acquisition of SGHC, we reorganized our operations into four business segments: Lottery Group, Pari-Mutuel Group, Venue Management Group and Telecommunications Products Group.

        Our Lottery Group derives revenues from the sale of instant lottery tickets and related services and the sale or operation of on-line lottery systems. In 2001, our Lottery Group accounted for approximately 65% of all retail sales of instant lottery tickets in the United States. In the instant ticket business, we typically sell our tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold by a state lottery. In the on-line lottery market in the United States, we are generally paid a fee equal to a percentage of all dollars wagered on lottery tickets; in international markets, we generally sell our lottery systems to the lottery operators. "On-line" lottery refers to a computerized system in which lottery terminals in retail outlets are continuously connected to a central computer system for the sale and validation of lottery tickets and related functions.

        Our Lottery Group provides instant tickets and related services and lottery systems. Instant ticket and related services includes ticket design and manufacturing as well as value-added services, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. In addition, this division includes promotional instant tickets and pull-tab tickets that we sell to both lottery and non-lottery customers. Our lottery systems business is comprised of our historical Lottery Operations segment as well as SGHC's systems business, both of which include the supply of transaction processing software for the accounting and validation of both instant ticket and on-line lottery games, point-of-sale terminal hardware sales, central site computers and communication hardware sales, and ongoing support and maintenance services for these products. We currently operate on-line lottery systems for seven of the 40 on-line lottery authorities in the United States, and we believe we are the second largest on-line lottery provider in Europe. This product line also includes software and hardware and support service for sports betting and credit card processing systems.

        Our Pari-mutuel Group is a leading worldwide provider of wagering systems to the pari-mutuel wagering industry, to which we also provide related race broadcasting and telecommunications services. Our Pari-mutuel Group is comprised of the same businesses historically reported as our Pari-mutuel Operations segment and encompasses our North American and international on-track, off-track and inter-track pari-mutuel services, simulcasting and communications services, and video gaming, as well as sales of pari-mutuel systems and equipment. We provide our systems and services to thoroughbred, harness and greyhound racetracks, OTBs, casinos, jai alai frontons and other establishments where pari-mutuel wagering is permitted. We are generally paid a percentage of all racing industry wagers, or Handle, processed by our wagering systems, and we receive a service fee for our satellite communications services on a per event or a monthly subscription basis. In 2000, our systems processed approximately 65% of the estimated $20 billion in pari-mutuel wagering conducted in North America.

        Our Venue Management Group is comprised of the same businesses historically reported in our Venue Management Operations segment and includes Connecticut OTB operations and our Dutch on-track and off-track betting operations.

        Our Telecommunications Products Group is comprised of our prepaid cellular phone card business.

        In the second quarter of fiscal 2000, we completed the sale of our SJC Video business, which had previously been reported as a separate segment.

        The first and fourth quarters of the calendar year traditionally comprise the weakest seasons for our pari-mutuel wagering businesses. As a result of inclement weather during the winter months, a number of racetracks do not operate and those that do operate often experience missed racing days. This adversely affects the amounts wagered and our corresponding service revenues. Wagering equipment sales and software license revenues usually reflect a limited number of large transactions, which do not recur on an annual basis. Consequently, revenues and operating results can vary substantially from period to period as a result of the timing of revenue recognition for major equipment sales and software license revenue. In addition, instant ticket and prepaid phone card sales may vary depending on the season and timing of contract awards, changes in customer budgets, ticket inventory levels, lottery retail sales and general economic conditions.

        Operating results may also vary significantly from period to period depending on the addition or disposition of business units in each period. The acquisition of SGHC in 2000 and of our German pari-mutuel service business in fiscal 1999, which were both accounted for as purchases, all affect the comparability of operations from period to period (see Note 3 to the Consolidated Financial Statements).

        In connection with the acquisition of SGHC, we changed our fiscal year-end from an October 31 year-end to a calendar year-end, beginning with the year ending December 31, 2001. Effective April 27, 2001, we changed our corporate name from Autotote Corporation to Scientific Games Corporation. On January 29, 2002, we transferred the listing for our Class A common stock to the Nasdaq National Market, and our trading symbol was changed to SGMS.

Critical Accounting Policies

        The SEC recently issued disclosure guidance for "critical accounting policies". The SEC defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

        The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management's judgment in their application. There are also areas in which management's judgment in selecting an available alternative would not produce a materially different result.

        We have identified the following as accounting policies critical to us: revenue recognition, valuation of long-lived and intangible assets and goodwill, and management estimates.

        Revenue recognition.    Almost all of our revenues, except revenues earned from the sale of wagering systems, are earned pursuant to contractual terms and conditions either as a percentage of the amount wagered or when products are shipped to the customer and the customer assumes ownership of the product. Such revenues do not involve difficult, subjective or complex judgements.

        Revenues from fixed price contracts to provide wagering systems including equipment and software licenses are recognized on the percentage of completion method of accounting based on the ratio of costs incurred to estimated total costs to complete with revisions to estimated costs reflected in the period in which changes become known. Anticipated losses on fixed price contracts are recognized when the losses can be estimated. Recognition of revenue under the percentage of completion method requires us to make estimates regarding the resources required or the scope of work to be performed. If we do not accurately estimate the extent of work to be performed, manage our projects properly or complete our contracts within the specified time period, we may experience changes in revenues and resulting reductions in margins or losses on our contracts in subsequent periods.

        At the time we enter into service or sales contracts, we assess whether the fee associated with our revenue transactions is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of our fee is due beyond our normal payment terms which may vary depending on the nature of the contract and location of the customer, we account for the fee as not being fixed and determinable and recognize the revenue when payments become due. We assess collection based on a number of factors, including past transaction history with the customer and the credit worthiness of the customer. For our international customers, we frequently require collateral in the form of a letter of credit for all or a portion of our fee. If we determine collection is not reasonably assured, we defer the fee and recognize the revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

        Valuation of long-lived and intangible assets and goodwill.    We assess the recoverability of long-lived assets and intangible assets and goodwill whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors we consider important which could trigger an impairment review include:

  •
  significant under performance relative to expected historical performance or projected future operating results;

  •
  significant changes in the manner of or use of the acquired assets or the strategy of our overall business;

  •
  significant adverse change in the legality of our business ventures or the business climate in which we operate; and

  •
  loss of a significant customer.

        When we determine that the carrying value of the long-lived assets, intangible assets and goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on the projected discounted cash flow, using a discount rate equal to our weighted average cost of funds, or by a comparison to third party indications of fair market value. At December 31, 2001, the net carrying value of our long-lived assets, intangible assets and goodwill amounted to approximately $500 million.

        On January 1, 2002, Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, became effective and as a result, we have ceased amortizing approximately $242 million of goodwill and intangible assets determined to have indefinite useful lives. We had recorded approximately $14.2 million of amortization expense of these amounts during 2001. We are now required to perform an initial impairment review of our intangible assets with indefinite useful lives by the end of the first quarter of 2002 and of goodwill by the end of the second quarter of 2002. We do not expect that our impairment review of our intangible assets with indefinite useful lives will result in a material impact to our consolidated financial statements in 2002. Because of the extensive effort needed to comply with adopting SFAS 142, it is not practicable to reasonably estimate whether any transitional impairment losses associated with our goodwill will be required to be recognized.

        Management estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve percentage of completion for contracted lottery and pari-mutuel wagering systems, as discussed above, evaluation of the recoverability of assets including accounts receivable, inventories and long-lived assets and the assessment of litigation and contingencies, including income taxes.

        Management specifically evaluates the recoverability of accounts receivable by analyzing historical bad debts, customer concentrations, customer credit-worthiness, past collection experiences with specific customers, current economic trends and changes in customer payment terms. We do not require our customers to provide collateral for services provided pursuant to our service contracts. For sales of equipment and wagering systems to international customers we generally require that no less than a significant portion of the amounts to be paid, be collateralized by irrevocable letters of credit. Changes in the underlying financial condition of our customers could result in a material impact to our results of operation and financial position.

        Our inventory consists principally of parts and finished goods to which we provide a reserve for obsolete and slow moving items. We continually evaluate the adequacy of our reserves by reviewing historical rates of scrap, on-hand quantities as compared to historical and projected usage levels, orders for new equipment, and contractual requirements to service our installed base of equipment.

        We record a liability pertaining to pending litigation based on our best estimate of a potential loss, if any, or at the minimum end of the range of loss in circumstances where the range of loss can be reasonably estimated. Because of uncertainties surrounding the nature of litigation and the ultimate liability to us, if any, we continually revise our estimated losses as additional facts become known.

        We have a history of losses which have generated sizeable net operating loss carry forwards for both state and Federal tax purposes. We are required under accounting principles generally accepted in the United States of America to record a valuation allowance offsetting our deferred tax asset associated with these net operating loss carry forwards if we are not able to demonstrate that it is more likely than not that we will generate sufficient taxable income in future years to allow us to utilize some or all of the net operating loss carryforwards. Although we earned approximately $6.0 million of taxable income in the U.S. in fiscal 2001 and utilized a portion of our net operating tax loss carryforward to offset taxes which would have otherwise been due, our history of losses precludes us, at this time, from recognizing any of our tax loss carryforwards. When we are able to demonstrate through subsequent profitable operations that it is more likely than not that we will have taxable income, we would then reverse the valuation allowance and reflect the full value of our deferred tax asset at that time.

Related Party Transactions

        Statement of Financial Accounting Standards No. 57, Related Party Disclosures, requires us to identify and describe material transactions involving related persons or entities and to disclose information necessary to understand the effects of such transactions on our consolidated financial statements. We historically have not been a party to material transactions involving related persons or entities. We are currently part of a consortium which includes Lottomatica S.p.A., our largest equity investor, that has been awarded a contract to be the exclusive operator for instant tickets in Italy. This award has been protested and is being reviewed in the Italian courts. If the award is ratified, we expect to enter into a contract, which initially would provide for the printing of tickets and the installation of a new centralized system, along with a full complement of cooperative services.

Results of Operations

        Because the acquisition of SGHC in September 2000 had such a significant effect on our business and because we also changed our year end reporting date, we do not believe that a comparison of the actual results for the year ended December 31, 2001 to the actual results for the year ended October 31, 2000 is meaningful. Therefore, the following analysis of our results of operations for 2001 are being compared to the pro forma results for the year ended December 31, 2000, as if SGHC had been acquired at the beginning of 2000.

Year ended December 31, 2001 Compared to Pro Forma Year Ended December 31, 2000

	Year Ended December 31, 2001
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
	(in thousands)
Service revenues	$223,875	79,779	60,913	—	364,567
Sales revenues	13,936	19,554	—	42,184	75,674

Total revenues	237,811	99,333	60,913	42,184	440,241

Gross profit	86,767	40,853	17,733	16,445	161,798
Selling, general and administrative	25,635	10,738	2,625	4,935	43,933
Depreciation and amortization	35,633	15,098	2,674	1,804	55,209

Segment operating income	$25,499	15,017	12,434	9,706	62,656

Unallocated corporate selling, general and administrative costs					$12,762

Consolidated operating income					$49,894

Interest expense					$50,363

	Pro Forma Year Ended December 31, 2000 (Unaudited)
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
	(in thousands)
Service revenues	$199,692	79,776	61,987	—	341,455
Sales revenues	26,973	16,583	—	39,646	83,202

Total revenues	226,665	96,359	61,987	39,646	424,657

Gross profit	70,293	40,052	17,050	16,941	144,336
Selling, general and administrative	33,864	12,869	2,914	5,601	55,248
Depreciation and amortization	29,109	16,899	2,802	1,633	50,443

Segment operating income	$7,320	10,284	11,334	9,707	38,645

Unallocated corporate selling, general and administrative costs					$14,892

Consolidated operating income					$23,753

Interest expense					$50,978

  Revenue Analysis

        For the year ended December 31, 2001, revenues of $440.2 million improved $15.6 million or 4% overall as compared to the pro forma prior year, reflecting a $23.1 million or 7% increase in service revenues which was partially offset by a $7.5 million or 9% decrease in sales revenues.

        The increase in service revenues in 2001 is primarily attributable to a $24.2 million or 12% increase in revenues in the Lottery Group of which $9.3 million is attributable to a full year operation for the Vermont and New Hampshire lotteries and the start-up of the Iowa and Maine lotteries in July 2001, and $11.8 million is attributable to continued solid growth in instant ticket sales and cooperative service revenues. Pari-mutuel Group service revenues of $79.8 million were flat compared to the pro forma prior year with increases in the North American market of $2.0 million being offset by lower Handle in the European markets and the strengthening of the dollar. The $1.1 million decline in Venue Management Group revenues to $60.9 million in 2001 as compared to pro forma 2000 is evenly attributable to the strengthening of the dollar and to lower revenues in Connecticut because of the reduced take-out rate implemented by the New York Racing Association in July 2001, and the loss of Handle immediately following the September 11, 2001 attack.

        The $7.5 million decrease in sales revenues to $75.7 million in 2001 as compared to pro forma 2000 is primarily attributable to the completion in 2000 of the EXTREMA® terminal sales contract to Sisal Sport Italia S.p.A. This decrease was partially offset by $4.0 million of new lottery related equipment sales in 2001 plus a $2.5 million or 6% increase in prepaid phone card sales reflecting the benefit from a 22% volume growth rate partially offset by product price decreases.

  Gross Profit Analysis

        The gross profit earned, exclusive of depreciation and amortization, of $161.8 million in the year ended December 31, 2001 increased $17.5 million or 12% from the pro forma prior year primarily as a result of revenue improvements and cost control measures in the Lottery Group. Cost control measures implemented in the Pari-mutuel Group and the Venue Management Group, including the restructuring of the operations in Germany, France and The Netherlands, also contributed to the overall improvement in margins. In addition, similar cost control measures helped to reduce the effect of selling price reductions in the prepaid phone card business.

        Gross profit as a percentage of service revenues in the year ended December 31, 2001 increased to 37% in the year ended December 31, 2001, compared to 33% in the pro forma prior year. This gross profit increase results primarily from revenue improvements and cost control measures across all segments of our service businesses. Gross profit as a percentage of sales revenues was 38% in the year ended December 31, 2001, the same as in the pro forma prior year, reflecting a comparable mix of systems and equipment sold in the periods.

  Expense Analysis

        Selling, general and administrative expenses, including software development costs, of $56.7 million in the year ended December 31, 2001 were $13.4 million or 19% lower than in the pro forma prior year primarily as a result of cost reduction programs and merger-related synergies.

        Depreciation and amortization expense of $55.2 million in the year ended December 31, 2001 increased $4.8 million or 9% from $50.4 million in the pro forma prior year as a result of depreciation on new computer systems and terminals for the expanded domestic lottery business, depreciation on the year 2000 expansion of the Alpharetta, Georgia printing facility and the new Leeds, United Kingdom printing facility.

        Interest expense of $50.4 million in the year ended December 31, 2001 decreased $0.6 million from $51.0 million in the pro forma prior year due to lower interest rates on floating rate debt and lower average debt outstanding during the year 2001.

        Other expense of $0.04 million in the year ended December 31, 2001 consisted primarily of currency translation expense, and other income of $0.4 million in the pro forma year ended December 31, 2000 consisted primarily of interest on invested excess cash.

  Income Tax Expense

        We recorded an income tax expense of $0.08 million in the year ended December 31, 2001. Federal, state and foreign taxes in the year 2001 were mostly offset by the usage of existing net operating loss carryforwards in the amount of $2.6 million plus the reversal of deferred tax liabilities provided in connection with the acquisition of SGHC. No current tax benefit has been recognized on the remaining value of the domestic net operating loss carryforwards in the period.

Year Ended October 31, 2000 Compared to Year Ended October 31, 1999

	Year Ended October 31, 2000
	Lottery Group	Pari- Mutuel Group	Venue Management Group	Telecom- munications/ SJC Video Group	Totals
	(in thousands)
Service revenues	$43,219	81,563	61,411	327	186,520
Sales revenues	21,161	19,678	—	5,989	46,828

Total revenues	64,380	101,241	61,411	6,316	233,348

Gross profit	17,136	40,885	16,785	2,642	77,448
Selling, general and administrative	4,903	12,515	2,875	1,799	22,092
Depreciation and amortization	7,746	17,034	2,830	216	27,826

Segment operating income	$4,487	11,336	11,080	627	27,530

Unallocated corporate selling, general and administrative costs					$13,572

Consolidated operating income					$13,958

Interest expense					$31,231

	Year Ended October 31, 1999
	Lottery Group	Pari- Mutuel Group	Venue Management Group	SJC Video Group	Totals
	(in thousands)
Service revenues	$10,238	75,788	61,562	1,072	148,660
Sales revenues	39,102	23,386	—	—	62,488

Total revenues	49,340	99,174	61,562	1,072	211,148

Gross profit	12,672	39,612	15,121	310	67,715
Selling, general and administrative	1,353	13,187	3,013	2,055	19,608
Depreciation and amortization	2,297	16,386	2,778	728	22,189

Segment operating income (loss)	$9,022	10,039	9,330	(2,473)	25,918

Unallocated corporate selling, general and administrative costs					$9,170

Consolidated operating income					$16,748

Interest expense					$16,177

Revenue Analysis

        For the year ended October 31, 2000, revenues of $233.3 million increased 10% overall as compared to the prior year, reflecting a $37.9 million increase in service revenues which was partially offset by a $15.7 million decrease in sales revenues.

        The increase in service revenues in 2000 is primarily attributable to the $33.0 million increase in revenues in the Lottery Group as a result of the acquisition of SGHC in September 2000, a full year operation for the Montana lottery, and the start-up of the Vermont and New Hampshire lotteries in July 2000. Pari-mutuel service revenues increased $5.8 million or 7.6% reflecting revenue improvements in the NASRIN® service operation and the addition of expanded German operations in the fourth quarter of 1999. Venue Management Group revenues in 2000 were down slightly from 1999 because increased Handle related revenues in Connecticut were offset by the strengthening of the dollar against our operations in The Netherlands.

        The $15.7 million decrease in sales revenues in 2000 is primarily attributable to a $17.9 million decrease in sales revenues in the Lottery Group due to the one-time equipment sale to the Montana Lottery in fiscal 1999 and the sale of fewer EXTREMA® terminals to Sisal Sport Italia S.p.A. in 2000. In addition, the Pari-mutuel Group sales revenues declined $3.7 million in 2000 primarily due to the fiscal 1999 sale of terminals to the UK Tote, partially offset by fiscal 2000 systems and equipment sales to our customers in Italy and Chile. These declines were offset by the addition of revenues of $6.0 million for the Telecommunications Products Group which was part of the acquisition of SGHC.

Gross Profit Analysis

        The gross profit earned, exclusive of depreciation and amortization, of $77.4 million in the year ended October 31, 2000 increased $9.7 million from fiscal 1999 primarily as a result of the acquisition of SGHC in September 2000, coupled with increased service revenues discussed above and cost control programs in the Pari-mutuel Group and the Venue Management Group.

        Gross profit as a percentage of service revenues in the year ended October 31, 2000 decreased to 32% compared to 33% in fiscal 1999, primarily as a result of start-up production costs associated with the new printing press and excess systems costs in the Lottery Group in the fourth quarter of fiscal 2000. The gross profit as a percent of sales revenues was 37% in fiscal 2000, an increase from the gross profit percent of 30% in fiscal 1999 as a result of changes in the mix of equipment and systems sold, and the addition of the Telecommunications Products Group.

        Lottery Group gross profit of $17.2 million or 27% of revenues improved $4.5 million in fiscal 2000 from $12.7 million or 26% of revenues in fiscal 1999. The improvement is attributable to the addition of the SGHC instant ticket and cooperative services business coupled with the addition of a full year of operation on the Montana lottery contract and the addition of the Vermont and New Hampshire lottery contracts since July 2000. These increases were offset by lower equipment sales revenues in fiscal 2000 plus SGHC business integration costs. In addition, the increases were impacted by the shutdown of the California plant and corresponding start-up of the new press in the Georgia plant in the SGHC manufacturing operation. The combination of the interrupted production and unusually high costs (such as overtime and scrap), coupled with excess costs in the systems business of SGHC, is estimated to have had a $5.0 million negative impact on EBITDA in the fourth quarter of fiscal 2000.

        Pari-mutuel Group gross profit of $40.9 million in fiscal 2000 or 40% of revenues improved $1.3 million from $39.6 million or 40% of revenues in fiscal 1999. This improvement primarily reflects the benefits of additional revenue in the German operations and the continued growth of the NASRIN®operations, plus higher equipment sales, all partially offset by lower revenues in the French operations, reduced satellite transponder bulk market sales, and higher satellite service fees due to a credit received in fiscal 1999 from our satellite provider as a result of a service interruption. During the year, we largely completed the conversion of our satellite network to 8 to 1 compression but were unable to eliminate the resulting excess transponder capacity until late in the year due to market softness. Consequently an annualized saving of approximately $2.0 million that was expected to contribute to profitability in fiscal 2000 did not begin until 2001.

        Venue Management Group gross profit of $16.8 million in fiscal 2000 or 27% of revenues improved $1.7 million from $15.1 million or 25% of revenues in fiscal 1999. This improvement primarily reflects higher Handle and reduced operating costs in the Connecticut OTB operation, partially offset by approximately $1.0 million of start-up costs incurred in connection with our now discontinued German OTB joint venture.

        Telecommunications Products Group gross profit of $2.6 million in fiscal 2000 represents the Group's results since September 6, 2000, following its acquisition as part of SGHC.

Expense Analysis

        Selling, general and administrative expenses, including software development costs, of $35.7 million in fiscal 2000 were $8.5 million or 31% higher than in fiscal 1999. This increase is attributable to the addition of the SGHC business, expanded German pari-mutuel operations, growing domestic lottery operations in Vermont and New Hampshire, the $1.1 million write-off of the option to purchase Atlantic City Race Course, and SGHC business integration costs. These increases were partially offset by cost reductions in NASRIN® and France and the absence of the SJC Video business.

        Depreciation and amortization expense of $27.8 million in fiscal 2000 increased $5.6 million from $22.2 million in fiscal 1999. This increase is primarily attributable to the acquisition of SGHC, coupled with the expanded domestic lottery business and the expanded German pari-mutuel business. These increases were partially offset by the absence of the SJC Video business and the full depreciation of certain assets in prior periods.

        Interest expense of $31.2 million in fiscal 2000 increased $15.1 million from $16.2 million in fiscal 1999. $7.5 million of this increase is attributable to payments, in the form of warrants to purchase 2.9 million shares of our Class A common stock, to certain financial advisors in connection with their services in obtaining certain financial commitments; an additional $1.2 million is due to the required pre-funding of the new subordinated debt; and the balance is a result of higher debt levels incurred in connection with the acquisition of SGHC.

        Other income of $0.5 million in fiscal 2000 consisted primarily of interest on invested excess cash, and other expense in fiscal 1999 consisted primarily of currency translation expense.

Income Tax Expense

        Income tax expense was $1.6 million in fiscal 2000, up from $0.2 million in fiscal 1999. The increase reflects the effects of the acquisition of SGHC. Income tax expense principally reflects federal alternative minimum tax, state taxes and foreign taxes, since no tax benefit has been recognized on domestic operating losses.

Extraordinary Items

        In connection with the fiscal 2000 issuance of our 12 1/2% Senior Subordinated Notes and the subsequent repayment of all amounts outstanding under the existing bank credit facility, we wrote off $2.9 million of unamortized deferred financing fees associated with the Old Notes and the 1998 and 2000 Term Loans and expensed $9.7 million of call premium paid in connection with the redemption of the Old Notes. There were no tax benefits recognized on the net extraordinary loss because we are currently in a tax loss carryforward position. (See Notes 9 and 10 to the Consolidated Financial Statements.)

Liquidity, Capital Resources and Working Capital

        In order to finance the acquisition of SGHC and refinance substantially all of our then existing indebtedness, we conducted a series of financings in September 2000. As a result, our capital structure changed significantly and, among other things, we are a significantly leveraged company. As a result of the acquisition and debt refinancing, we have total indebtedness including capital lease obligations outstanding of approximately $439.7 million at December 31, 2001 and had total indebtedness of $440.7 million at December 31, 2000. We have also recorded a substantial increase in 2000 in goodwill and other intangible assets in connection with the SGHC acquisition and a corresponding increase in amortization expense through December 31, 2001.

        Our financing arrangements impose certain limitations on our operations and our subsidiaries' operations, including the maintenance of certain leverage, coverage and net worth ratios. In March 2001, as a result of the financial performance of SGHC prior to its acquisition by us, certain transitional and operational matters occurring through December 31, 2000, and the timing of certain anticipated capital expenditures and associated borrowings in 2001, management and our lenders amended certain limitations to be less restrictive. Among other changes, the credit facility was modified so that the planned step-downs in fixed charge coverage ratios and leverage ratios were delayed by up to nine months through September 30, 2002. While we were in compliance with these covenants at December 31, 2001 and expect to continue to remain in compliance over the next 12 months, no assurances can be provided that we will be able to do so or that we will be able to continue to meet the covenant requirements beyond 12 months.

        Our contractual obligations and commercial commitments principally include obligations associated with our outstanding indebtedness and future minimum operating lease obligations as set forth in the table below.

	Cash Payments Due by Period
Contractual Obligations:	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
	(in thousands)
Long term debt, 12 1/2% notes and credit facility	$437,500	8,950	26,900	96,550	305,100
Other long term debt	2,235	482	524	209	1,020
Operating leases	42,337	10,151	18,257	11,084	2,845

Total contractual cash obligations	$482,072	19,583	45,681	107,843	308,965

        Our revolving credit facility, which expires in September 2006, provides for borrowings up to $65.0 million to be used for working capital and general corporate purpose loans and for letters of credit. At December 31, 2001, we had outstanding borrowings of $14.8 million and outstanding letters of credit of $19.3 million under this facility leaving us with a total availability of $31.0 million. Our ability to continue to borrow under the revolving credit facility will depend on remaining in compliance with the limitations imposed by our lenders, including maintenance of specified financial covenants. Presently, we have not sought and, therefore, do not have any other financing commitments.

        Our convertible preferred stock requires dividend payments at a rate of 6% per annum. To date, we have satisfied the dividend requirement using additional shares of preferred stock. The terms of the convertible preferred stock provide us with the flexibility to satisfy the dividend in cash commencing on September 30, 2002, the date of the ninth quarterly dividend, subject to bank approval. We expect that we will continue to make such payments in-kind; accordingly, this obligation has not been reflected in the table above.

        Our pari-mutuel wagering and on-line lottery systems service contracts require us to, among other things, maintain the central computing system and related hardware in efficient working order, provide added software functionality upon request, provide on-site computer operators, and furnish necessary supplies. Our primary expenditures associated with these services are personnel and related costs which are expensed as incurred and are included in Operating Expenses—Services in the consolidated statements of operations. Historically, the revenues we derive from our service contracts have exceeded the direct costs associated with fulfilling our obligations under these pari-mutuel wagering and lottery systems service contracts. We expect that we will continue to realize positive cash flow and operating income as we extend or renew existing service contracts. We also expect that we will enter into new contracts that are accretive to our cash flow. In addition, through advancements in technology, we are continually deploying more efficient and cost effective methods for manufacturing and delivering our products and services to our customers. We expect that technological efficiencies will continue to positively impact our future cash flows and operating results. We are not party to any other material short term or long term obligations or commitments pursuant to these service contracts.

        Periodically, we bid on new pari-mutuel and on-line lottery contracts. Once awarded, these contracts generally require significant up-front capital expenditures for terminal assembly, customization of software, software and equipment installation and telecommunications configuration. Historically we have funded these up front costs through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to procure new contracts will depend on, among other things, our then present liquidity levels and/or our ability to obtain additional financing at commercially acceptable rates to finance the initial up front costs. Once operational, long term service contracts have been accretive to our operating cash flow. For fiscal 2002, we anticipate that capital expenditures and software expenditures will be approximately $27 million. However, the actual level of expenditures will ultimately depend on the extent to which we are successful in winning new contracts. The amount of capital expenditures in fiscal 2003 and beyond will largely depend on the extent to which we are successful in winning new contracts. Furthermore, our pari-mutuel wagering network consists of approximately 26,000 wagering terminals. Periodically, we elect to upgrade the technological capabilities of older terminals and replace terminals that have exhausted their useful lives. We presently have no commitments to replace our existing terminal base and our obligation to upgrade the terminals is discretionary. Servicing our installed terminal base requires that we maintain a supply of parts and accessories on hand. We are also required, contractually in some cases, to provide spare parts over an extended period of time, principally in connection with our systems and terminal sale transactions. To meet our contractual obligations and maintain sufficient levels of on-hand inventory quantities to service our installed base, we purchase inventory on an as needed basis. We presently have no inventory purchase obligations.

        At December 31, 2001, our available cash and borrowing capacity totaled $43.6 million compared to $52.1 million at December 31, 2000. Our available cash and borrowing capacities fluctuate principally based on the timing of collections from our customers, cash expenditures associated with new and existing pari-mutuel wagering and lottery systems contracts, repayment of our outstanding debt and changes in our working capital position. The decrease in our available cash and borrowing capacity from the levels at December 31, 2000 principally reflects the use of cash on hand to partially fund our wagering systems and other capital expenditures. Net cash provided by operating activities was $62.4 million for the year ended December 31, 2001. In this period, we spent $46.5 million for wagering systems and capital expenditures, $9.6 million in software and other asset expenditures and repaid $6.6 million of long-term debt.

        A significant portion of our cash flows from operations must be used to pay our interest expense and repay our indebtedness, which will reduce the funds that would otherwise be available to us for our operations and capital expenditures. Interest expense on our outstanding debt was approximately $50 million for the year ended December 31, 2001 including approximately $2.4 million of non cash charges. Approximately, two-thirds of our debt is in variable rate instruments. Consequently, we are exposed to fluctuations in interest rates. The effect of a 0.125% change in the interest rates associated with our variable rate debt will result in a change of approximately $187,000 per annum in our interest expense assuming no change in our outstanding borrowings. To reduce the risks associated with fluctuations in the market interest rates and in response to the requirements of our credit facility, we entered into three interest rate swap contracts for an aggregate notional amount of $140 million. These interest rate swaps obligate us to pay a fixed LIBOR rate and entitle us to receive a variable LIBOR rate on an aggregate $140 million notional amount of debt thereby creating the equivalent of fixed rate debt. We have structured these interest rate swap agreements and we intend to structure future interest rate swap agreements to qualify for hedge accounting pursuant to the provisions of SFAS 133. Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable rate credit facility obligations are reported as a component of stockholders' equity. These amounts are subsequently reclassified into interest expense as a yield adjustment of the hedged credit facility obligation in the same period in which the related interest affects operations.

        We believe that our cash flow from operations, available cash and available borrowing capacity under our revolving credit facility will be sufficient to meet our liquidity needs, including anticipated capital expenditures, for the foreseeable future; however, we cannot assure you that this will be the case. While we are not aware of any particular trends, our lottery contracts periodically renew and we cannot assure you that we will be successful in sustaining our cash flow from operations through renewal of our existing contracts or through the addition of new contracts. In addition, lottery customers in the United States generally require service providers to provide performance bonds in connection with each state contract. Because of financial and economic events that have occurred this past year, such as the September 11 attack, the bond market is experiencing unusual contraction. Because of this, we cannot assure you that we will continue to be able to obtain performance bonds on commercially reasonable terms or at all. While we are not aware of any reason to do so, if we need to refinance all or part of our indebtedness, including our 12 1/2% Senior Subordinated Notes, on or before their maturity, or provide letters of credit or cash in lieu of performance bonds, we cannot assure you that we will be able to obtain new financing or to refinance any of our indebtedness, including our revolving credit facility and our 12 1/2% Senior Subordinated Notes, on commercially reasonable terms or at all.

Impact of Recently Issued Accounting Standards

        In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement No. 141, Business Combinations, or SFAS 141, and Statement No. 142, Goodwill and Other Intangible Assets, or SFAS 142, and in August 2001 the FASB issued statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", or SFAS 144. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. We adopted the provisions of SFAS 141 upon issuance. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires, commencing January 1, 2002, that goodwill and intangible assets with indefinite useful lives no longer be amortized. Instead, they will be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144. Goodwill and intangible assets acquired by us in our business combinations completed before July 1, 2001 will continue to be amortized during the period through December 31, 2001.

        SFAS 141 requires that upon adoption of SFAS 142, we evaluate our existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in SFAS 141 for recognition apart from goodwill. We also adopted SFAS 142 and, accordingly, will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and to make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment within the first interim period in accordance with SFAS 144. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

        In connection with the transitional goodwill impairment evaluation, SFAS 142 and SFAS 144 require that we perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To the extent a reporting unit's carrying amount (as defined in SFAS 142) exceeds its fair value, we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our consolidated statement of operations.

        We have unamortized goodwill of approximately $195 million and unamortized identifiable intangible assets in the amount of approximately $60 million at December 31, 2001, all of which will be subject to the transition provisions of SFAS 141 and 142. In connection with the adoption of SFAS 142, we have evaluated our intangible assets and determined that our right to operate our Connecticut OTBs and our trade name with net carrying amounts of approximately $11.7 million and $30.1 million, respectively, at December 31, 2001, have indefinite useful lives and, accordingly, will not be amortized commencing January 1, 2002. In addition, as required by SFAS 142, we will reclassify our employee work force intangible asset with a net carrying value of approximately $5.3 million to goodwill effective January 1, 2002. Amortization expense of these intangible assets and goodwill was approximately $14.2 million for the year ended December 31, 2001. We have also evaluated the remaining useful lives of our intangible assets that will continue to be amortized and have determined that no revision to the useful lives will be required. We expect to complete our initial impairment review of intangible assets with indefinite useful lives by the end of the first quarter of 2002 and of goodwill by the end of the second quarter 2002. We do not expect that our impairment review of our intangible assets with indefinite useful lives will result in a material impact to our consolidated financial statements. Because of the extensive effort needed to comply with adopting SFAS 142 it is not practicable to reasonably estimate whether any transitional impairment losses associated with our goodwill will be required to be recognized

        In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations, or SFAS 143. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and it applies to all entities. We are required to adopt SFAS 143, effective for calendar year 2003. We do not expect the adoption of SFAS 143 to have a material impact on our future consolidated operations or financial position, as we are now constituted.

        SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. However, SFAS 144 retains the fundamental provisions of SFAS 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. SFAS 144 supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, SFAS 144 retains the requirement of Opinion 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in distribution to owners) or is classified as held for sale. SFAS 144 also amends ARB No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a temporarily controlled subsidiary. We are required to adopt SFAS 144 effective January 1, 2002. We do not expect the adoption of SFAS 144 for long-lived assets held for sale to have a material impact on our consolidated financial statements because the impairment assessment under SFAS 144 is largely unchanged from SFAS 121. The provisions of this statement for assets held for sale or other disposal generally are required to be applied prospectively after the adoption date to newly initiated disposal activities and therefore, will depend on future actions initiated by management. As a result, we cannot determine the potential effects that adoption of SFAS 144 will have on our financial statements with respect to future disposal decisions, if any.

Recent Developments

        On March 19, 2002, we executed a letter of intent to purchase 65% of the equity of Serigrafica Chilena S.A., or SERCHI. The purchase price will be $3.9 million in cash payable at closing and up to $4.4 million in cash or stock payable upon the achievement of certain financial performance levels of SERCHI over the next four years. The closing of the transaction is subject to certain conditions, including execution of definitive agreements and completion of due diligence.

        On February 26, 2002, we executed a letter of intent to acquire MDI Entertainment, Inc. in a stock-for-stock transaction valued at approximately $26 million. MDI specializes in creating, marketing and implementing entertainment-based promotions for North American lottery authorities. MDI offers a full range of services, including ticket and point of sale design, prize structure development, promotional event planning, market research, fulfillment services, customer service support and second chance drawing assistance. MDI currently has under license the largest library of proprietary brands in the lottery industry. The closing of the acquisition is subject to certain conditions, including execution of definitive agreements, completion of due diligence and shareholder approval by MDI shareholders. On February 28, 2002, a class action suit on behalf of MDI's public stockholders was filed against multiple parties, including us and MDI, to enjoin the proposed acquisition on the grounds that the value of MDI's common stock is in excess of the amount provided for in our letter of intent. MDI believes that the lawsuit lacks merit, and we and MDI both intend to contest the suit vigorously.

        On January 28, 2002, we received an extension on our instant ticket and cooperative services contract with the Florida Lottery. The total value of the extension is approximately $32 million of revenue over its two-year term. The extension is the first of three available renewal options which are included in the original agreement that began in 1997.

        On January 17, 2002, we received a five-year extension of our pari-mutuel wagering services contract with Woodbine Entertainment. The contract extension is worth approximately $10 million of revenue over its five-year term.

BUSINESS

Overview

        We are a leading worldwide provider of services, systems and products to both the instant ticket lottery industry and the pari-mutuel wagering industry based on revenues. We believe we offer our customers the widest array of some of the most technologically advanced products and services in each of these industries. We also believe that we are the world's only fully integrated lottery service provider, offering lottery authorities on-line lottery systems, instant tickets and related facilities management, or cooperative services, programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to us.

        On September 6, 2000, our predecessor company, Autotote Corporation, completed the acquisition of SGHC. The acquisition was completed through a merger in which SGHC became our wholly-owned subsidiary at a cost of approximately $308 million in aggregate merger consideration paid to SGHC stockholders, plus related fees and expenses. The acquisition was recorded using the purchase method of accounting, and the acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition. The operating results of the SGHC businesses have been included in the consolidated statements of operations from the date of the acquisition.

        Prior to the acquisition of SGHC, we operated primarily in three business segments: Pari-mutuel Operations, Venue Management Operations and Lottery Operations. Subsequent to the acquisition, we reorganized our operations into four business segments: Lottery Group, Pari-mutuel Group, Venue Management Group and Telecommunications Products Group.

        Lottery Group (54% of 2001 revenue)

      We are a leading worldwide provider of services, systems and products to the instant ticket lottery industry based on revenues. We believe that we are the world's only fully integrated lottery service provider, offering on-line lottery systems, instant tickets and related facilities management, or cooperative services, programs to lottery authorities.

      Our instant ticket and related services business is the industry leader in the United States, with approximately 65% of all retail sales. Our instant ticket customers include 28 of the 40 jurisdictions in the U.S. that currently sell instant lottery tickets as well as lotteries in over 50 other countries. In addition to ticket design and manufacturing, we provide lotteries with related value-added services through our cooperative services program, including game design, sales and marketing support, inventory management and warehousing and fulfillment services. We also provide our probability-based instant lottery tickets, which utilize a patented electronic circuit printed in each ticket to produce a ticket with multiple possible outcomes, and probability ticket validation terminals based on our proprietary security technology. We believe that these innovative products will allow lotteries to increase retail sales of instant tickets. Our instant ticket contracts typically have an initial term of three years and frequently include multiple renewal options which our customers generally exercise for additional periods ranging from one to five years. We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. Instant tickets and related services accounted for approximately 82% of the revenue of our Lottery Group in 2001.

      Our lottery systems business primarily provides sophisticated, customized computer software, equipment, and data communication services to lottery authorities for on-line and instant ticket games. In the U.S., we typically provide the necessary equipment, software and maintenance services pursuant to long-term contracts that typically have a minimum initial term of five years, under which we are generally paid a fee equal to a percentage of all dollars wagered on lottery tickets. Our U.S. systems contracts typically contain multiple renewal options that generally have been exercised by our customers. Internationally, we typically sell terminals and systems to lottery authorities outright and provide ongoing fee-based software support under long-term contracts. We currently operate on-line lottery systems for seven of the 40 on-line lottery authorities in the U.S., and we believe we are the second largest on-line lottery provider in Europe.

        Pari-mutuel Group (22% of 2001 revenue)

      We are a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. We provide our systems and services to horse and greyhound racetracks, OTBs, casinos, jai alai frontons and other establishments where pari-mutuel wagering is permitted. In addition, we are a leading provider of ancillary services to the industry, such as race simulcasting and telecommunications services, video gaming terminals, and telephone and Internet account wagering.

      In 2000, our systems processed approximately 65% of the estimated $20 billion in pari-mutuel wagering conducted in North America. Based on Handle, our customers include 10 of the 15 largest thoroughbred racetracks in North America and 10 of the 12 largest North American OTB networks. In our North American pari-mutuel business, we enter into service contracts, typically with an initial term of five years, pursuant to which we are paid a weighted average of approximately 0.31% of all wagers processed by our wagering systems, and we receive additional fees for our ancillary services, on either a per event or a monthly subscription basis. In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators.

        Venue Management Group (14% of 2001 revenue)

      We own and have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut, subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 12 OTB facilities, including simulcasting at two teletheaters and three other branches, and telephone account wagering for customers in 31 states. We are also the exclusive licensed operator for all pari-mutuel wagering in The Netherlands, with five racetracks and 39 OTBs under a contract with an initial term continuing through June 2003. Our revenues are based on a weighted average percentage of the Handle wagered at our OTB venues, which ranges from 22% to 32%. We also provide facilities management services to the Mohegan Sun Casino racebook in Connecticut.

        Telecommunications Products Group (10% of 2001 revenue)

      We are a leading manufacturer of prepaid phone cards in Europe, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts. We have approximately 18% of the European market for prepaid cellular phone cards and are the largest supplier of paper-based prepaid phone cards in the world. To prevent fraud, our phone cards incorporate proprietary security technology originally developed for our instant lottery ticket operations. We sell our prepaid phone cards to phone companies for a per unit price.

      For information concerning our business and geographic segments, see Note 20 to the Consolidated Financial Statements.

Industry Overview

  Lottery Market

        Lotteries are operated by domestic and foreign governmental authorities and their licensees in approximately 200 jurisdictions throughout the world. Currently, 40 jurisdictions in the U.S. sell instant and on-line lottery tickets. Governments typically authorize lotteries as a means of generating revenues without the imposition of additional taxes. Net lottery proceeds are frequently set aside for particular public purposes, such as education, aid to the elderly, conservation, transportation and economic development. As proceeds derived from lottery ticket sales have become a significant source of funding for such programs, many jurisdictions have come to rely on such proceeds to support some of those public purposes.

        Although there are many types of lottery games worldwide, governmentally authorized lotteries may generally be categorized into three principal groups: instant lotteries, on-line lotteries and the traditional draw-type lotteries. An instant ticket lottery is typically played by removing a coating from a preprinted ticket to determine whether it is a winner. On-line lotteries, such as Powerball, are based on a random selection of a series of numbers. On-line lottery prizes are generally based on the number of winners who share the prize pool, although fixed prizes are also offered. On-line lotteries are conducted through a computerized system in which lottery terminals in retail outlets are continuously connected to a central computer system. On-line lottery systems may also be used to validate instant tickets to confirm large prize levels and prevent duplicate payments, or separate instant ticket validation systems may be installed. Internationally, the older form of traditional draw-type lottery games, in which players purchase tickets which are manually processed for a future drawing for prizes of a fixed amount, is a popular form of play. In addition, lotteries may offer keno, video lottery, sports and other lottery games. Quick draw keno is typically played every five minutes in restricted social settings such as bars and is usually offered as an extension of on-line lottery systems. There are video lotteries played on video lottery terminals, or VLTs, featuring "line-up" and card games, typically targeted to locations such as horse and greyhound racetracks, bars, nightclubs and similar establishments. Video lotteries generally use a system different from an on-line system for accounting, security and control purposes. In addition, in Oregon, several provinces in Canada and several countries outside the U.S., lotteries offer pari-mutuel or fixed odds wagers on various sports.

        Instant ticket and on-line lottery retail sales comprise 92% of the U.S. market for lotteries. Based on industry information, 2001 U.S. on-line lottery retail sales totaled approximately $19.3 billion, and 2001 U.S. instant ticket lottery sales totaled approximately $17.5 billion. The U.S. instant ticket market grew at a compound annual growth rate of 7.4% from 1994 to 2001. Based on industry information, we estimate that 2001 international on-line lottery retail sales totaled approximately $62.5 billion and that 2001 international instant ticket lottery sales totaled approximately $13.5 billion. Industry data indicates that instant ticket retail sales have been growing faster than on-line games because of "instant" rewards rather than the delayed rewards of on-line games with periodic or weekly drawings.

U.S. Instant Ticket and On-line Lottery Sales

          Source: LaFleur's World Lottery Almanac

  Pari-mutuel Market

        In pari-mutuel wagering, individuals bet against each other on horse races, greyhound races, jai alai matches and other events. Pari-mutuel wagering patrons place specific types of wagers (e.g., on a specified horse to win) and a patron's winnings are determined by dividing the total Handle wagered, less a set commission, among the winners. Wagering is generally conducted at horse and greyhound racetracks, jai alai frontons, OTBs and casino racebooks. Licenses to conduct races and/or offer pari-mutuel wagering are granted by governments to private enterprises, non-profit racing associations and occasionally government organizations, including lotteries.

        Pari-mutuel wagering is currently authorized in 43 states in the U.S., Puerto Rico, all provinces in Canada and approximately 65 other countries around the world. We estimate that total worldwide annual Handle in the pari-mutuel business is approximately $116.0 billion. According to the most recent industry statistics, pari-mutuel wagering in the U.S. on thoroughbred racing grew from $9.9 billion in 1994 to $14.5 billion in 2000, a compound annual growth rate of 5.7%. Based on industry information, we estimate that the North American market for all forms of pari-mutuel wagering is approximately $20 billion.

        Remote wagering, where customers bet on races held at another location, has caused substantial changes in the distribution channels for pari-mutuel wagering and consolidation of live racing. Wagering within the pari-mutuel industry has evolved from wagering only at a racetrack where a race is held, to wagering at a racetrack on races simulcast from other racetracks, to wagering at an OTB or other off-track venue, and now, in some jurisdictions, to wagering via the telephone and the Internet.

        In addition to favorable changes in the applicable statutes and regulations, a number of technological advances have facilitated remote wagering, including the simulcasting of live races via private satellite video networks, public broadcasting and Internet video streaming. Remote wagering has also increased Handle by enabling wagering on most racing events, facilitating virtually around the clock wagering, year-round. Increases in remote Handle have more than offset a decline in live Handle (i.e., Handle at the race or event itself). Remote wagering increased its share of the total U.S. thoroughbred pari-mutuel racing industry Handle from 15% in 1986 to 85% in 2001. The dollar volume of remote wagering in North America on thoroughbred racing has grown from $5.4 billion in 1993 to $12.4 billion in 2001, a compound annual growth rate of approximately 11.0%.

U.S. Thoroughbred Industry Pari-Mutuel Wagering: Remote and Live Handle

        Source: Equibase Company LLC; The Jockey Club

        One of the most recent developments in remote wagering is account wagering, whereby a customer deposits money with a licensed account wagering operator and uses the account balance to fund wagers and receive winnings. This enables the customer to place wagers from locations remote to the licensed facility, including via telephone or the Internet. Subject in some jurisdictions to the adoption of the necessary enabling regulations, legislation explicitly permitting account wagering on pari-mutuel wagering has been passed in 14 U.S. states: California, Connecticut, Kentucky, Louisiana, Maryland, Massachusetts, Nevada, New Hampshire, New Jersey, New York, North Dakota, Ohio, Oregon and Pennsylvania. Such legislation has also been passed in Canada, the United Kingdom and other countries.

  Prepaid Phone Cards Market

        Prepaid phone cards offer consumers convenient cellular airtime purchases and help to increase the market for cellular services. We believe that the further growth of cellular phone penetration will expand the prepaid phone card business. It is estimated that approximately 55% of all European cellular phone subscribers use prepaid calling services. While less common in the U.S., prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts. We have approximately 18% of the European market for prepaid cellular phone cards and are the largest supplier of paper-based prepaid phone cards in the world. Because card access number theft is common, the security of the card is critical; our phone cards incorporate proprietary security technology originally developed for our instant lottery ticket operations.

Operational Overview

  Lottery Group

        Our Lottery Group provides instant tickets and related services and lottery systems.

        Instant Tickets and Related Services.    In 1974, we introduced the first secure instant game ticket. Today, we remain a leading designer, manufacturer and distributor of instant tickets worldwide. We market instant tickets and related services to domestic lottery jurisdictions, foreign lottery jurisdictions and commercial customers. We presently have contracts with 28 of the 40 jurisdictions in the U.S. that currently sell instant lottery tickets. Our instant ticket contracts typically have an initial term of three years and frequently include multiple renewal options which our customers generally exercise for additional periods ranging from one to five years. We typically sell our instant tickets for a per unit price or are paid a fee equal to a percentage of the retail value of the instant tickets sold. In addition, we have instant lottery customers in over 50 countries internationally. Of the approximately 9.3 billion instant tickets we sold in 2001, approximately 25% were sold outside the U.S. Some international customers purchase instant tickets as needed rather than through supply contracts.

        The instant tickets we manufacture are typically printed on recyclable ticket stock by a series of computer controlled presses and ink-jet imagers, which we believe incorporate the most advanced technology and security currently available in the industry. Instant tickets generally range in size from 2 inches by 3 inches to ticket sizes as large as some greeting cards; instant tickets are normally played by removing a coating to determine if they are winning tickets.

        The increased application of computer-based and communications technologies to the manufacturing and servicing of instant tickets continues to separate the instant ticket from conventional forms of printing. We are generally recognized within the lottery industry as the leader in applying these technologies to the manufacturing and sale of instant tickets. In order to maintain our position as a leading innovator within the lottery industry, we intend to continue to explore and develop new technologies and their application to instant lottery tickets and systems. We also manufacture instant tickets for promotional games and sell pull-tab tickets to our lottery customers through a marketing agreement with International Gamco, Inc., a manufacturer of pull-tab lottery tickets.

        We pioneered the idea of privatizing lottery functions, through our cooperative services program, whereby we manage a lottery authority's instant ticket operations, as a means of reducing the operating costs of lottery authorities while increasing lottery revenues. We are the only instant ticket manufacturer to provide such complete facilities management and support services to supplement its manufacturing operations. Cooperative services contracts bundle instant tickets, systems, facilities management and/or other services, including the design and installation of game management software, telemarketing, field sales, accounting, instant ticket game design, inventory and distribution, sales staff training, managing staff, advising with respect to security, maintenance, communication network and sales agent hot-line service for lottery jurisdictions. While the majority of lottery jurisdictions to date have chosen to manage the distribution and sales of tickets, we have been successful in demonstrating to a number of jurisdictions that we can perform these functions more effectively. We expect that more state or foreign governments will decide to privatize or outsource various lottery operations. We have significant experience in these services and are well-positioned to offer this privatization or outsourcing option to lottery authorities.

        We have contracts for cooperative services with the states of Delaware, Florida, Georgia, Maine, Pennsylvania and South Carolina. Under such contracts, we are paid a percentage of the lottery authority's total instant ticket revenues. Customers designate the services they want us to perform from a menu of cooperative services offered. Once our cooperative services programs are in place, replacement of these contractual arrangements may require the lottery authority to incur large conversion costs to hire and/or retrain staff and redesign and install a software system and other protocols to manage its instant ticket business.

        Lottery Systems.    We are a leading provider of sophisticated, customized computer software, equipment and data communication services to government-sponsored and privately operated lotteries in the U.S. and internationally. This business includes the sale of on-line systems, instant ticket validation systems and terminals. Central computer systems, terminals and associated software are typically purchased in the U.S. through facilities management contracts and internationally through outright sales, often from different vendors.

        Our lottery systems utilize proprietary technology that is similar to that used for pari-mutuel wagering, but is specialized for lottery operations. Our systems facilitate high speed processing of on-line wagers as well as validation of winning on-line and instant play tickets, including probability-based instant lottery tickets. Our lottery business includes the supply of transaction processing software that accommodates instant ticket accounting and validation and on-line lottery games, point-of-sale terminal hardware which connects to these systems, central site computers and communication hardware which run these systems, and on-going operation support and maintenance services. We also provide software, hardware and support for sports betting and credit card processing systems for non-lottery customers.

        In the U.S., we provide on-line systems and services to the Connecticut, Montana, Vermont, New Hampshire, Iowa, Maine and South Carolina state lotteries. We also provide Missouri with a separate instant ticket validation system. Virginia leases SciScan Technology® terminals from us and continues to receive ongoing support. Recent on-line lottery system procurements have requested the capability to support the secure validation of probability-based instant lottery tickets, and we have bid SciScan Technology® terminals both with our on-line systems and through other on-line system providers. SciScan Technology® terminals can be operated on a stand-alone basis or attached to an on-line lottery terminal to validate traditional instant tickets utilizing optical bar code technology, or our proprietary Winner's Choice™ probability-based instant lottery tickets.

        Internationally, we have systems in France, The Netherlands, Switzerland, Austria, Australia, Canada, Jamaica, seven states in Germany, and other countries, and we provide on-line system facilities management services to nationwide lotteries in Barbados and the Dominican Republic.

        We also sell our lottery terminals separately from our sale of complete lottery systems. Our terminal product offerings include the EXTREMA®on-line lottery terminals, SciScan Technology® terminals and STAN™ self-serve terminals. Our EXTREMA® on-line terminals utilize a standard PC architecture, graphical interface touch screens for teller input without a keyboard and high speed thermal printers. Beginning in the fourth quarter of 1998 and through August 2000, we shipped approximately 20,000 EXTREMA® terminals to Sisal Sport Italia S.p.A. SciScan Technology® is a keyless validation system for retailers which significantly reduces the time required for ticket validation while at the same time improving security of the game. SGHC sold 15,000 SciScan Technology® terminals to the French national lottery, and we have also sold such terminals to lottery authorities in Greece and Australia.

        In addition, we are part of a consortium which includes Lottomatica S.p.A., our largest equity investor, that has been awarded a contract to be the exclusive operator for instant tickets in Italy. This award has been protested and is being reviewed in the Italian courts. If the award is ratified, we expect to enter into a contract, which initially would provide for the printing of tickets and the installation of a new centralized system, along with a full complement of cooperative services.

United States Lottery Contracts

        The table below lists the U.S. lottery contracts for which we had executed agreements as of March 1, 2002 and certain information with respect thereto. We are the exclusive provider of systems in all contracts and the primary supplier of instant tickets unless otherwise noted. The commencement date of the current contract is the date we began generating revenues, which for our on-line contracts is typically the start-up date. The table also includes instant ticket or on-line retail sales, as applicable, for each state or district.

State/District	Year 2001 State Instant Ticket or On-line Retail Sales (in millions)	Type of Contract	Commencement Date of Current Contract	Expiration Date of Current Contract (before exercise of remaining renewal options)	Current Renewal Options Remaining
Arizona	$143.7	ITRS	January 1998	January 2003	none
Colorado	262.2	ITRS	July 2000	June 2004	1 one-year
Connecticut	526.3	ITRS	August 1998	August 2002	none
Connecticut	360.7	On-line	May 1998	May 2008	none
Delaware	20.4	ITRS	November 2000	November 2002	3 one-year
District of Columbia	32.4	ITRS	December 2001	December 2002	4 one-year
Florida	730.9	ITRS	April 1997	September 2004	2 two-year
Georgia	1,134.8	ITRS	May 1993	June 2003	none
Idaho(1)	53.7	ITRS	October 1999	October 2002	1 one-year
Illinois	613.7	ITRS	July 1996	June 2002	none
Indiana	325.0	ITRS	January 2002	January 2006	2 one-year
Iowa	74.0	On-line	July 2001	June 2008	3 one-year
Kentucky	282.9	ITRS	October 1997	September 2002	none
Maine	40.4	On-line	July 2001	June 2007	2 two-year
Maine	111.5	ITRS	July 2001	June 2007	2 two-year
Massachusetts	2,767.1	ITRS	August 1999	August 2002	2 one-year
Minnesota(1)	249.7	ITRS	February 2000	January 2003	2 one-year
Missouri	292.5	ITRS	April 2001	June 2005	1 two-year
Montana	24.1	On-line	March 1999	March 2006	none
New Hampshire	71.1	On-line	July 2000	June 2006	2 two-year
New Jersey(1)	717.6	ITRS	November 2001	October 2006	2 one-year
New Mexico	78.0	ITRS	March 1997	March 2003	none
New York(1)	1,866.2	ITRS	November 2001	November 2004	2 one-year
Ohio	992.2	ITRS	July 2001	June 2003	2 two-year
Oregon(1)	132.4	ITRS	June 1998	June 2002	2 one-year
Pennsylvania	694.8	ITRS	April 1997	April 2002	5 one-year
South Carolina	(3)	ITRS	October 2001	October 2004	2 one-year
South Carolina	(3)	On-line	March 2002	December 2007	1 one-year
South Dakota	12.0	ITRS	June 2000	June 2003	2 one-year
Texas	1,718.8	ITRS	March 1999	September 2002	none
Vermont	13.2	On-line	July 2000	June 2006	2 two-year
Virginia(2)	NA	Systems	January 1997	July 2002	1 five-year
Virginia(1)	479.3	ITRS	May 2001	May 2003	5 one-year
Washington	242.5	ITRS	March 2000	March 2003	3 one-year
West Virginia	85.5	ITRS	June 2000	June 2003	2 one-year

(1)
Secondary instant ticket supplier

(2)
Support of previously sold lottery system; fee not based on Handle

(3)
Recently awarded contract; ticket sales/on-line retail sales data not applicable.

ITRS=Instant ticket and related services

Systems=Instant ticket validation systems

  Pari-mutuel Group

        We are a leading worldwide supplier of technologically advanced computerized wagering systems and related equipment. We also provide simulcasting and telecommunications services, video gaming terminals and telephone and Internet account wagering.

        North American Pari-mutuel Operations.    In 2000, our systems processed approximately 65% of the estimated $20 billion in pari-mutuel wagering conducted in North America. Based on Handle, our customers include 10 of the 15 largest thoroughbred racetracks in North America and 10 of the 12 largest North American OTB networks. We typically provide, install and maintain the necessary pari-mutuel wagering systems and equipment for our North American pari-mutuel customers, and we also provide race simulcasting and telecommunications services, video gaming terminals, and telephone and Internet account wagering.

        The pari-mutuel wagering systems we provide in North America typically include the terminals that issue the wagering tickets, the central processing unit which calculates the betting odds of a particular event and tabulates and accounts for the Handle, the display board which indicates the betting odds of a particular event and the communication equipment necessary for additional wagering from sources outside the wagering facility. These systems utilize high volume, real-time transaction and data processing networks managed by central computers, communications equipment, special purpose microcomputer-based terminals, peripheral and display equipment and operations and applications software. The type of central processing unit and the number of ticket-issuing terminals used in a system are generally determined by physical layout and amount of wagering at each facility. We also provide additional software and other support functions.

        In recent years, we have focused on the creation of regional networks of large and medium sized racetracks and OTB networks, rather than single facilities at smaller racetracks. Our networks link multiple racetracks, OTBs, and regional networks of racetracks and OTBs to one another via dedicated, secure, high-speed communications channels, enabling operators to capitalize on the growth of the off-track wagering market in a more cost-effective manner. Additionally, when linked to our other regional and national pari-mutuel wagering networks, these networks provide our customers with access to new markets and revenue sources by increasing the number and variety of wagering opportunities that customers can offer to their patrons. We believe our established wagering networks will give us a competitive advantage in renewing existing contracts and winning new contracts in regions where such networks exist because of our ability to offer customers greater services more efficiently than our competitors. We currently operate regional pari-mutuel wagering networks in California, Connecticut, Florida, Illinois, New Jersey, New York, Oregon, Pennsylvania, Texas, Washington, West Virginia, Puerto Rico, British Columbia and Ontario.

        Our pari-mutuel wagering system contracts typically have an initial term of five years, and we have generally been successful in renewing these contracts. Our contracts contain certain warranties regarding implementation, operation, performance and reliability of our wagering systems relating to, among other things, data accuracy, repairs and validation procedures. The terms of our warranties vary from contract to contract. We also provide the operations, maintenance and supervisory personnel necessary to operate the pari-mutuel wagering system. We maintain ownership of the pari-mutuel wagering systems, which enables us to employ such equipment in more than one racetrack at different times during the year as most customers do not operate live wagering all year long.

        We typically receive revenue for our services in North America as a varying percentage of Handle, generally ranging up to approximately 0.55% of the Handle on a particular event (with a weighted average of approximately 0.31% of the Handle), subject, in many instances, to minimum fees which are usually exceeded under normal operating conditions. Minimum fees under our service contracts are generally based on the number of days the facility operates, as well as other factors, including the type of system and number of terminals installed at the facility. In addition to the Handle-based fees and minimums, fees for extra equipment and services may be charged, particularly for new terminal models and equipment levels which exceed those originally contracted.

        As part of our Handle-based fees, we may also receive an "interface fee" of 0.125% or 0.15% of Handle for combining these wagers into the "combined pools" of host tracks that we operate, depending on whether we or another vendor provides such wagering services. We hold contracts with most of the U.S.'s premier thoroughbred venues that typically attract the greatest levels of simulcast and remote wagering, and therefore generate the highest interface revenues.

        International Pari-mutuel Operations.    In most international markets, we sell our pari-mutuel wagering systems and terminals to pari-mutuel operators; in other international markets, we provide pari-mutuel services similar to those provided by our pari-mutuel operations in North America. We provide and operate pari-mutuel wagering systems at all of the racetracks in Germany, Ireland, Turkey and Austria, as well as all of the OTBs in Germany. Our pari-mutuel wagering systems are comparable to those deployed in North America and include computer software, ticket terminals, a central processing unit, display boards and communication equipment. These services are provided under long-term contracts of five to 10 years. We have generally been successful in renewing these contracts.

        In Germany, we have been providing pari-mutuel wagering systems and services to the nine major harness racetracks since 1994, and simulcasting services since January 1998. In September 1999, we began providing both pari-mutuel and simulcasting services to the 16 major thoroughbred racetracks, approximately 50 OTBs and approximately 120 bookmaker shops as a result of our acquisition of selected pari-mutuel assets of Datasport Toto Dienstleistung GmbH & Co KG. In April 1999, we sold a pari-mutuel wagering system and began to provide ongoing maintenance and operating services through 2008 to Tote Ireland Ltd., a wholly-owned subsidiary of the Irish Horseracing Authority. In France, we provide pari-mutuel systems and services to approximately 30% of the racetracks in the provinces. In Turkey, we have provided a pari-mutuel system and associated maintenance services to the Turkey Jockey Club since 1995. In 2000, we completed the installation of 1,700 terminals and an ECLIPSE™ software conversion at their six racetracks and 1,500 off-track betting agencies.

        In most international markets, we sell, deliver and install pari-mutuel wagering systems in racetracks and OTBs rather than operating them pursuant to service contracts. We have systems operating in approximately 20 countries. Each of these systems is customized to meet the unique needs of our customers, including game designs, regulatory requirements, language preferences, network communication standards and other key elements. The sale of a pari-mutuel wagering system includes a license for use of our proprietary system software as well as installation, training, technical assistance, support, accessories and limited spare parts.

  Other Pari-mutuel Operations

        Simulcasting.    We are one of the leading providers of simulcasts of live horse and greyhound racing and jai alai matches to racetracks, OTBs, jai alai frontons and casinos in North America and Europe. We simulcast racing events from over 60 racetracks and jai alai frontons to more than 150 racetracks and almost 1,300 OTBs throughout North America. We provide similar services in Europe, particularly in The Netherlands and Germany, where we service all 29 racetracks and more than 250 OTBs and bookmaker shops.

        Simulcasting of races entails the encryption and transmission of an audio/video signal from one of our uplink trucks located at a racetrack to one of five satellite transponders we control pursuant to long-term leases, and the retransmission of this signal to other racetracks, OTBs and casinos, where the race signal is received and decoded for viewing. In general, we receive a daily event fee from the racetracks for up-linking the video and audio signals and a monthly fee from racetracks, OTBs and casinos for the use of our decoders.

        Our encryption/transmission equipment compresses each audio/video signal so that eight signals can be transmitted via one satellite transponder. This technology maximizes the transmission capacity of each of our transponders. Any capacity that we do not use for our simulcasting contracts represents excess time that we may sell to other users of satellite communications, generally for short periods, but, from time to time, under long-term contracts.

        NASRIN®.    In conjunction with our 70% interest in a joint venture with Churchill Downs, we operate a national voice/data telecommunications network, known as the North American Simulcast Racing Information Network, or NASRIN®, that serves almost 150 racetracks and OTBs. Built around AT&T's international frame relay network, NASRIN® securely transmits betting data at a fraction of the cost previously paid by the racetracks and other facilities, allowing racetracks and OTBs to expand their simulcast wagering opportunities. The system is designed to link all wagering locations in North America and to serve as a platform for future technology developments. In exchange for our services, we are paid certain fees based on bandwidth and level of service.

        Video Gaming Machines.    We have developed a proprietary line of progressive video gaming machines for use at racetracks in North America. They combine full gaming functionality, such as video poker, blackjack, simulated spinning reels and keno, with full race wagering functionality, including picture-in-picture capabilities. As a result, our video gaming machines allow patrons to wager on horse races and watch simulcasted races or other televised programs on a picture-in-picture video window, while continuing to wager on selected video games. We typically collect a flat fee per terminal plus fees for software upgrades and maintenance.

  Venue Management Group

        We own and have the right to operate in perpetuity substantially all off-track pari-mutuel wagering in Connecticut, subject to our compliance with certain licensing requirements. Our Connecticut operations consist of 12 OTB facilities, including simulcasting at two teletheaters and three other branches, and telephone account wagering for customers in 31 states. We are also the exclusive licensed operator for all pari-mutuel wagering in The Netherlands, with five racetracks and 39 OTBs under a contract with an initial term continuing through June 2003. Our revenues are based on a weighted average percentage of the Handle wagered at our OTB venues, which ranges from 22% to 32%. We also provide facilities management services to the Mohegan Sun Casino racebook in Connecticut.

        In Connecticut, approximately $222 million was wagered in fiscal 2001 on more than 60 U.S.-based thoroughbred, harness and greyhound racetracks and jai alai frontons at or through our facilities. Since we commenced operations in 1993, we have implemented several important product and service enhancements, including expanded simulcasting from across the country, common-pool wagering, seven day per week operations at nine locations and expanded telephone wagering. Our license permits us to add an additional location to our operations. Our revenues are based on an allowed percentage of Handle wagered through the Connecticut OTB. The percentage of the total Handle, or commission, which we may receive is determined by the track where the event is held and varies by type of wager. Our weighted average commission, based on Handle, for our Connecticut operations is approximately 22%. In September 1998, we began providing an extension of our OTB services, including pari-mutuel wagering and simulcasting services, to the Mohegan Tribal Gaming Authority for its racebook located at the Mohegan Sun Casino in Uncasville, Connecticut under a seven-year agreement. We believe this racebook is a state-of-the-art facility which incorporates the latest wagering technology and the most advanced audio and video simulcasting signals.

        In July 1998, we acquired the rights to, and began operating, all on-track and off-track pari-mutuel wagering in The Netherlands under a license granted by the Dutch Ministry of Agriculture which extends through June 30, 2003. We also received additional license approvals to allow us to modernize and expand pari-mutuel wagering in The Netherlands. These approvals allow us to open up to 10 teletheaters, increase the number of OTBs, expand into arcade shops, implement interactive account wagering, and expand national and international simulcasting of racing.

        Fiscal 1999 was the first year since 1991 that Handle in The Netherlands increased over the previous year. This improvement was possible because, in fiscal 1999, we provided simulcasting of Dutch racing to all of the OTBs throughout the entire year, and we added simulcasting of French racing. We currently operate 35 OTB locations countrywide, including three sports cafes, and four on-track OTBs, as well as at four tracks. Our weighted average commission, based on Handle, for our Dutch operations is approximately 32%.

  Telecommunications Products Group

        We are a leading manufacturer of prepaid phone cards in Europe, which entitle cellular phone users to a defined value of airtime. Prepaid phone cards offer consumers worldwide a cost-effective way to purchase cellular airtime, without requiring phone companies to extend credit or consumers to commit to contracts. We have approximately 18% of the fragmented European market for prepaid cellular phone cards and are the largest supplier of paper-based prepaid phone cards in the world. To prevent fraud, our phone cards incorporate proprietary security technology originally developed for our lottery ticket operations. We expect to participate in the anticipated continued growth in the cellular market. We invested approximately $22 million in our U.K. operations, in 1999 and 2000, to modernize our facilities and increase our prepaid phone card printing capacity from 120 million cards in early 1999 to approximately 700 million cards in 2001. We sell our prepaid phone cards to phone companies for a per unit price.

Contract Procurement

  Lottery Group

        Government operated lotteries in the U.S. typically operate under state mandated public procurement regulations. See "Government Regulations". Lotteries select an instant ticket or on-line supplier by issuing a Request for Proposal, or RFP, which outlines contractual obligations as well as products and services to be delivered. An evaluation committee frequently comprised of key lottery staff evaluates responses based on various criteria. These criteria usually include quality of product, security plan and features, experience in the industry, quality of personnel and services to be delivered and price. We believe that our product functionality, the quality of our personnel, our technical expertise and our manufacturing efficiency give us many advantages relative to the competition when responding to state lottery RFPs. However, many lotteries still award the contract to the qualified vendor with the lowest price, regardless of factors other than price. Contract awards by lottery authorities in the U.S. are sometimes challenged by unsuccessful competitors which can result in protracted legal proceedings. Internationally, lottery authorities do not always utilize such a formal bidding process, but rather negotiate with one or more potential vendors.

        U.S. instant ticket lottery contracts typically have an initial term of three years and frequently include multiple renewal options which our customers generally exercise for additional periods ranging from one to five years. Our U.S. on-line lottery contracts typically have a minimum initial term of five years, with additional renewal options. The length of these lottery contracts, together with their renewal options, limits the number of contracts available for bidding in any given year.

  Pari-mutuel Group

        Contract awards by owners of horse and greyhound racetracks, OTBs and casinos and jai alai frontons, and from state and foreign governments, often involve a lengthy competitive bid process, spanning from specification development to contract negotiation and award. Our contracts for the provision of pari-mutuel systems services in North America are typically for terms of five years. In addition, our ancillary pari-mutuel services, such as simulcasting, are typically provided under one-year contracts. Historically, we have been successful in renewing our largest pari-mutuel contracts as they have come due for renewal.

  Venue Management Group

        Our license to provide on-track and off-track services in The Netherlands expires in the year 2003. New venue management opportunities generally occur via the privatization of existing government operated OTBs, as in the case of Connecticut and The Netherlands, the acquisition or outsourcing of an existing private racetrack or OTB operations, or new legislation or regulation enabling new distribution channels. These opportunities occur infrequently and may be subject to public procurement bidding requirements.

  Telecommunications Products Group

        Most telecommunications products customers issue purchase orders with agreed upon terms and conditions. In addition, certain customer purchase orders contain multiple delivery dates.

Research and Product Development

        We believe that our ability to attract new lottery and wagering system customers and retain existing customers depends in part on our ability to continue to incorporate technological advances into, and to improve, our products, systems and related equipment. We maintain a development program directed toward systems development as well as toward the improvement and refinement of our present products and the expansion of their uses and applications. Many of our product developments and innovations have quickly become industry standards.

Intellectual Property

        Certain technology associated with our pari-mutuel wagering and lottery products is the subject of issued patents and patent applications currently pending with the U.S. and selected other countries. Most notable are our patents for the secure printing and validation of probability-based instant lottery tickets. We have a number of registered trademarks and other common law trademark rights for certain of our products, including Winner's Choice™, Terra 2000®, SciScan Technology®, Aegis™, PROBE®, EXTREMA®, SGI-NET™, ECLIPSE™, NASRIN®, SAM®, STAN™, MAX®, TINY TIM®, On the Wire®, Autotote.com™ and others. The software and control systems for our wagering systems are also the subject of copyright and/or trade secret laws. We are not aware of any pending claims of infringement related to our use of our patents, trademarks or other intellectual property in any of our current businesses in the U.S.

Production Processes; Sources and Availability of Components

        Our dedicated computer-controlled printing process is specifically designed for producing instant lottery game tickets for governmentally sanctioned lotteries and promotional games as well as prepaid phone cards. Our facilities are designed for efficient, secure production of instant game tickets and support high-speed variable image printing, packaging and storage of instant game tickets. Instant ticket games are delivered finished and ready for distribution by the lottery authority, or by us in the jurisdictions which are part of an instant ticket contract with cooperative services. Paper and ink are the principal raw materials consumed in our ticket manufacturing operations. We have a variety of sources for both paper and ink and should, therefore, not be dependent on any particular supplier.

        Production of our lottery and pari-mutuel wagering systems and related component products primarily involves the assembly of electronic components into more complex systems and products. We produce our terminal products primarily at our manufacturing facility in Ballymahon, Ireland, or on a limited basis at our Newark, Delaware administration and development facility. Other manufacturing may be contracted out to third party vendors, as needed.

        We normally have sufficient lead-time between reaching an agreement to provide a lottery or pari-mutuel wagering system and the commencement of operations so that we are able to provide the customer with a fully functioning system, customized to meet their requirements. In the event that current suppliers of central processing units were no longer available, we believe we would be able to adapt our application software to run on the then available hardware in time to allow us to meet new contractual obligations, although the price competitiveness of our products might diminish. The lead-time for obtaining most of the electronic components we use is approximately 90 days. We believe that this is consistent with our competitors' lead-times and is also consistent with the needs of our customers.

Competition

  Lottery Group

        The instant ticket and on-line lottery business is highly competitive, and our business faces competition from a number of domestic and foreign instant ticket manufacturers, on-line lottery system providers and other competitors, some of whom have substantially greater financial resources than we do. Our business continues to operate in a period of intense price-based competition. The award of contracts by state officials is influenced by factors including price, the ability to optimize lottery revenues through game design, technical capability, marketing capability and applications, the quality, dependability and upgrade capability of the network, production capacity, the security and integrity of the vendor's production operations, the experience, financial condition and reputation of the vendor and the satisfaction of other requirements and qualifications that lottery authorities may impose. Contract awards by lottery authorities are sometimes challenged by unsuccessful competitors, which can result in protracted legal proceedings that can result in delayed implementation or cancellation of the award.

        We currently have three instant lottery ticket competitors in the U.S.: Pollard Banknote Limited, or Pollard, Oberthur Gaming Technologies, or OGT, a subsidiary of Group Francois-Charles Oberthur of France, and Creative Games International, Inc., a subsidiary of Canadian Bank Note Company, Ltd. We estimate that the retail sales value of our U.S. customer base was approximately 65% of total U.S. instant ticket retail sales in 2001. Except as permitted by the applicable provisions of the North American Free Trade Act with respect to Canada and Mexico, it is currently illegal to import lottery tickets into the U.S. from a foreign country. Our business could be adversely affected should additional foreign competitors in Canada or Mexico export their lottery products to the U.S. or should other foreign competitors establish printing facilities in the U.S., Canada or Mexico to supply the U.S. market. Internationally, there are many lottery instant ticket vendors which compete with us including, among others, OGT, Pollard, Creative Games and GPS Honsel.

        Our principal competitors in the on-line lottery systems business are GTECH Holdings Corporation (with approximately 72% of the U.S. market based on retail sales) and Automated Wagering International Inc., or AWI, a subsidiary of International Game Technology. GTECH is also our major competitor in the international on-line market with the balance of the market being served by AWI, EssNet AB, International Lottery and Totalizator Systems, Inc. and a few other companies.

  Pari-mutuel Group

        Our pari-mutuel operations face significant competition from other operators in the pari-mutuel business, other gaming venues such as casinos and state sponsored lotteries and other forms of legal and illegal gaming. We compete primarily on the basis of the design, performance, reliability and pricing of our products as well as customer service. To effectively compete, we expect to make continued investments in product development and/or acquisitions of technology.

        Our two principal competitors in the North American pari-mutuel wagering systems business are AmTote International, Inc. and International Game Technology, which operates its pari-mutuel wagering systems business through its subsidiary United Tote. Our competition outside of North America is more fragmented, with competition being provided by several international and regional companies. In addition, we believe we are one of the leading providers in North America of video and data simulcasting services in this highly fragmented industry. Current and future competitors in Internet-based wagering include YouBet.com and TVG.

  Venue Management Group

        Our venue management business competes with other pari-mutuel operations as well as other forms of gaming and other entertainment. Competition for wagers comes from casinos, racetracks, lotteries and other forms of legal and illegal gambling. Other gaming competitors operate in our licensed markets and in surrounding areas and compete for our customers, and additional competitors could be licensed, or existing regulations could be changed, so as to adversely affect our competitive position.

  Telecommunications Products Group

        The market for prepaid phone cards is highly fragmented but competition comes from other instant ticket lottery printers utilizing similar lottery security and printing technologies, as well as alternative printing and non-printing technologies. Our telecommunications products operations compete with other printing companies on the basis of price, availability, product features and product security. There is competition within our class of products and other technologies to provide the desired functionality. There are alternative technologies such as smart cards or alternative means to provide the funding of telephone services. We are investing in new higher speed and higher capacity printing and packaging technologies that we believe, in combination with our lottery security and logistics expertise, will provide us a competitive advantage in this market. Our competitors in this area include OGT, Schlumberger Limited and Gemplus S.A.

Security

        We recognize that security and integrity are the foundation of successful lottery and pari-mutuel organizations. As the incidence and severity of publicly reported cases of physical and computer crime continue, major lotteries periodically reassess key security questions concerning the vulnerability of lottery games. Attempts to penetrate security measures may come from various combinations of customers, retailers, vendors, lottery employees and others. Because the integrity of a lottery is essential to its successful operation, both the vendor and lottery must guard their systems against unauthorized actions. We are not aware of any practical, economically feasible way to breach the security of our instant lottery tickets, on-line games or pari-mutuel operations which could result in a material loss to any of our customers, nor are we aware of any breach thereof which has resulted in any material loss to any of our customers.

        We constantly assess the adequacy of our security systems, incorporating various improvements, such as bar coding and additional layers of protection in our instant tickets. We have effected security safeguards in areas of ticket specifications, production, packaging, delivery, distribution and accounting.

Also, computer function safeguards, including secure ticket data, control number encryption, winner file data, and ticket stock control have been incorporated in our data processing and the computer operations phase. We also retain a major public accounting firm to perform agreed upon procedures for each game produced before it is sent to the customer.

Employees

        As of December 31, 2001, we employed approximately 2,750 persons. Most of our U.S. pari-mutuel employees involved in field operations and equipment repairs are represented by the International Brotherhood of Electrical Workers under two separate contracts, extending through October 2005 and May 2004, respectively. Most of our Canadian pari-mutuel employees are represented by the Service Employees International Union. Three of our lottery employee groups are represented by a labor union: our employees in Austria are represented by a Worker's Council, which is typical of many European companies; at the United Kingdom facility, approximately 328 employees are members of the Graphic Print and Media Union; and our lottery employees in Connecticut are represented by Truck Drivers, Chauffeurs, Warehousemen & Helpers Union Local No. 671.

Legal Proceedings

        Although we are a party to various claims and legal actions arising in the ordinary course of business, we believe, on the basis of information presently available to us, that the ultimate disposition of these matters will not likely have a material adverse effect on our consolidated financial position or results of operations.

        Our subsidiary, SGI, owned a minority interest in Wintech de Colombia S.A., or Wintech (now in liquidation), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A., or Ecosalud, an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5.0 million if such performance levels were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4.0 million bond issued by a Colombian surety, Seguros del Estado, or Seguros. Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia which we believe was in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. Litigation is pending and/or threatened in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud. Ecosalud's claims are for, among other things, realization of the full amount of the penalty, plus interest and costs of the bond.

        The Colombian surety, Seguros, paid $2.4 million to Ecosalud under its $4.0 million bond, and made demand upon SGI for that amount under the indemnity agreement between the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to Ecosalud's demand on the bond was at the surety's risk. In a case brought in U.S. District Court in Georgia, the Colombian surety sought to recover from SGI sums paid (in SGI's view, improperly) under its surety bond, plus interest. In September 1999, the District Court granted summary judgment for the surety in the amount of approximately $7.0 million (which included pre-judgment interest at a rate of 38.76% per annum). On appeal, the United States Court of Appeals for the Eleventh Circuit, on August 20, 2001, affirmed the judgment for the principal amount of $2.4 million, but it vacated that part of the judgment awarding approximately $4.6 million based on a pre-judgment interest rate of 38.76% with instructions to the District Court to recalculate pre-judgment interest. On February 22, 2002, SGI agreed to settle this matter upon payment of $3.7 million to the Colombian surety. On February 26, 2002, SGI drew upon a $1.5 million letter of credit posted by a former Colombian partner in order to partially fund this payment. This settlement resolves the U.S. litigation with the surety, but the claims in Colombia remain unresolved.

        SGI has been advised by Colombian counsel that SGI has various defenses on the merits as well as procedural defenses to Ecosalud's claims. We intend to vigorously pursue these defenses as appropriate. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability. Although we believe that any potential losses arising from these claims will not result in a material adverse effect on our consolidated financial position or results of operations, it is not feasible to predict the final outcome, and there can be no assurance that these claims might not be finally resolved adversely to us or result in material liability.

GOVERNMENT REGULATION

  General

        Lotteries, pari-mutuel wagering, sports wagering, and video gaming may be lawfully conducted only in jurisdictions that have enacted enabling legislation. In jurisdictions that currently permit various wagering activities, regulation is extensive and evolving but customarily includes some form of licensing of a license applicant and its subsidiaries. Regulators in those jurisdictions review many facets of an applicant for or holder of a license including, among other items, financial stability, integrity and business experience. We believe we are currently in substantial compliance with all regulatory requirements in the jurisdictions where we operate. Any failure to receive a material license or the loss of a material license that we currently hold could have a material adverse effect on our overall operations and financial condition.

        In December 2000, Congress enacted legislation authorizing patrons to place pari-mutuel wagers, where lawful in each state involved, by "telephone or other electronic media" with off track betting systems in the same or different state. Regulatory authorities continue to review and interpret this legislation. New legislation may be enacted that would impose other restrictions on telephone and Internet wagering operations, and we are unable to predict whether such interpretations or legislation, if any, would have a material adverse impact on us.

        While we believe that our current and planned business activities comply with all applicable laws, law enforcement authorities in certain jurisdictions have opposed the expansion of wagering via telephone and the Internet and state regulators have expressed concerns to us regarding such wagering by their citizens through racetracks serviced by our pari-mutuel wagering systems. We cannot assure you that our activities or the activities of our customers will not become the subject of any law enforcement proceeding or that such proceeding, if any, would not have a material adverse impact on us or our business plans. Additionally, although we believe that a December 2000 Federal amendment to the Interstate Horseracing Act of 1978 clarifies that account wagering, off-track betting and inter-track simulcasting, as currently conducted by the U.S. horse racing industry, are authorized under U.S. Federal law, the amendment may not be interpreted in this manner by all concerned. We cannot assure you that we can continue to conduct our pari-mutuel, account wagering, OTB and race simulcasting operations in all of the jurisdictions in which we currently operate or that a discontinuation of any of these operations would not have a material adverse impact on us or our business plans.

        We have developed and implemented an extensive internal compliance program in an effort to ensure that we comply with legal requirements imposed in connection with our wagering-related activities, as well as legal requirements generally applicable to all publicly traded corporations. The compliance program is run on a day-to-day basis by a full-time compliance officer and is overseen by the Compliance Committee authorized by our Board of Directors. While we are firmly committed to full compliance with all applicable laws, there can be no assurance that such steps will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

  Lottery Operations

        At the present time, 38 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, all the Canadian provinces, Mexico and many other foreign countries authorize lotteries. Lottery contracts and ongoing operations of lotteries both domestically and abroad are subject to extensive regulation. Although certain of the features of a lottery, such as the percentage of gross revenues that must be paid back to players in prize money, are usually fixed by legislation, the various lottery regulatory authorities generally exercise significant discretion, including the determination of the types of games played, the price of each wager, the manner in which the lottery is marketed and the selection of the vendors of equipment and services and retailers of lottery products. Furthermore, laws and regulations applicable to lotteries in the U.S. and foreign jurisdictions are subject to change, and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty.

        To ensure the integrity of the contract award and wagering process, most jurisdictions require detailed background disclosure on a continuous basis from, and conduct background investigations of, the vendor, its subsidiaries and affiliates and its principal shareholders. Background investigations of the vendor's employees who will be directly responsible for the operation of the system are also generally conducted, and most states reserve the right to require the removal of employees whom they deem to be unsuitable or whose presence they believe may adversely affect the operational security or integrity of the lottery. Certain jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities beneficially owning a specified percentage (typically five percent or more) of a vendor's securities. The failure of beneficial owners of our securities to submit to background checks and provide such disclosure could result in the imposition of penalties upon these beneficial owners and could jeopardize the award of a lottery contract to us or provide grounds for termination of an existing lottery contract.

        From time to time we retain governmental affairs representatives in various states of the U.S. to advise legislators and the public concerning our views on lottery legislation, to monitor such legislation and to advise us in our relations with lottery authorities. We also make campaign contributions to various state political parties and state political candidates. We believe we have complied with applicable laws and regulations concerning campaign contributions and lobbying disclosures.

        The award of lottery contracts and ongoing operations of lotteries in international jurisdictions also are extensively regulated, although this regulation usually varies from that prevailing in the U.S. Restrictions are frequently imposed on foreign corporations seeking to do business in such jurisdictions and, as a consequence, we have, in a number of instances, allied ourselves with a local company when seeking foreign lottery contracts. Laws and regulations applicable to lotteries in the U.S. and foreign jurisdictions are subject to change, and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty.

  Pari-mutuel Wagering

        Forty-three states, Puerto Rico, all of the Canadian provinces, Mexico and many other foreign countries have authorized pari-mutuel wagering on horse races, and 16 states and many foreign countries, including Mexico, conduct pari-mutuel wagering on greyhound races. In addition, Connecticut, Rhode Island, Florida and Mexico also allow pari-mutuel wagering on jai alai matches.

        Companies that manufacture, distribute and operate pari-mutuel wagering systems in these jurisdictions are subject to the regulations of the applicable regulatory authorities there. These authorities generally require a company, as well as its directors, officers, certain employees and holders of 5% or more of the company's common stock, to obtain various licenses, permits and approvals. Regulatory authorities may also conduct background investigations of the company and its key personnel and stockholders in order to ensure the integrity of the wagering system. These authorities have the power to refuse, revoke or restrict a license for any cause they deem reasonable. The loss of a license in one jurisdiction may cause the company's licensing status to come under review in other jurisdictions as well.

        In order for any of our subsidiaries to provide pari-mutuel wagering equipment and/or services to certain casinos located in Atlantic City, New Jersey, it must be licensed by the New Jersey Casino Control Commission, or New Jersey Commission, as a gaming related casino service industry in accordance with the New Jersey Casino Control Act, or the Casino Control Act, and by the New Jersey Racing Commission. An applicant for a gaming related casino service industry license is required to establish, by clear and convincing evidence, financial stability, integrity and responsibility; good character, honesty and integrity; and sufficient business ability and experience to conduct a successful operation. We must also qualify under the standards of the Casino Control Act. We and any of our applicant subsidiaries may also be required to produce such information, documentation and assurances as required by the regulators to establish the integrity of all our directors, officers and financial backers, who may be required to seek qualification or waiver of qualification. For affiliates of New Jersey casinos, the New Jersey Commission traditionally has waived the qualification requirement for investors holding less than 15% of a debt issue. For institutional investors, the New Jersey Commission traditionally has waived the qualification requirement for holders if their positions are not more than 20% of the issuer's overall debt and not more than 50% of the specific debt issue.

        The New Jersey Commission has broad discretion in licensing matters and may at any time condition a license or suspend or revoke a license or impose fines upon a finding of disqualification or non-compliance. The New Jersey Commission may require that persons holding five percent or more of our Class A common stock qualify under the Casino Control Act. Under the Casino Control Act, a security holder is rebuttably presumed to control a publicly traded corporation if the holder owns at least five percent of the corporation's equity securities; however, for passive institutional investors, qualification is generally not required for a position of less than 10%, and upon a showing of good cause, qualification may be excused for a position of 10% or more. Failure to qualify could jeopardize our license. In addition, the New Jersey Racing Commission also licenses our subsidiary and retains concurrent regulatory oversight over this subsidiary with the New Jersey Commission.

        As a consequence of the sale of our convertible preferred stock, in 2000 the Casino Control Act required our subsidiary that held a casino service industry license to relinquish said license upon the closing of that sale and apply anew for licensure. We obtained preliminary approval from the New Jersey Racing Commission and transactional waivers from the New Jersey Commission that allow us to continue providing services to Atlantic City casinos pending investigation of the new application that we filed and until our subsidiary is relicensed and our directors, officers and certain security holders are qualified. The purchasers of our convertible preferred stock and certain of their directors, officers and shareholders may be required to seek qualification or to seek waiver of qualification. We believe that all the foregoing actions will be satisfactorily concluded in due course. However, there can be no assurance that this will be the case, and our failure to obtain any of the foregoing approvals could have a material adverse effect on us or our business plans.

        Our rights to operate the Connecticut OTB system are conditioned on our continuing to hold all licenses required for the operation of the system. In addition, our officers and directors and certain other employees must be licensed. Licensees are generally required to submit to background investigations and provide required disclosures. The Division of Special Revenue of the State of

Connecticut, or the Division, may revoke the license to operate the system under certain circumstances, including a false statement in the licensing disclosure materials, a transfer of ownership of the licensed entity without Division approval and failure to meet financial obligations. The approval of the Connecticut regulatory authorities is required before any off-track betting facility is closed or relocated or any new branch or simulcast facility is established. Our telephone wagering operations, based in Connecticut, are subject to the Division's regulation. We have expanded the market for our "business-to-consumer" On the Wire® account wagering business through our Connecticut OTB from 13 states to 31 states.

        While in the past and at present we have been the subject of enforcement proceedings instituted by one or more regulatory bodies, we have been able to consensually resolve any such proceedings upon the implementation of remedial measures and/or the payment of settlements or monetary fines to such bodies. We do not believe that any of these proceedings, past or pending, will have a material adverse effect on us. However, there can be no assurance that similar proceedings in the future will be similarly resolved, or that such proceedings will not have a material adverse impact on our ability to retain and renew existing licenses or to obtain new licenses in other jurisdictions.

  Video Gaming

        Coin or voucher operated gambling devices offering electronic, video versions of spinning reels, poker, blackjack and similar games are known as VGMs or video lottery terminals, or VLTs, depending on the jurisdiction. These devices represent a growing area in the wagering industry. We or our subsidiaries manufacture and supply terminals and wagering systems designed for use as VGMs or VLTs.

        Twenty-seven states and Puerto Rico authorize wagering on VGMs or VLTs at casinos, riverboats, racetracks and/or other licensed facilities. Although some states, such as Rhode Island, currently restrict VGMs or VLTs to already existing wagering facilities, others permit these devices to be placed at bars and restaurants as well. Several Native American tribes throughout the U.S. are also authorized to operate these devices on reservation lands. In addition, all of the Canadian provinces and various foreign countries have authorized their use.

        From time to time, government officials in other states consider proposals to legalize or expand video gaming or video lottery in their states. Many legislators have been enthusiastic about the potential of video gaming to raise significant additional revenues. Some officials, however, are reluctant to expand gaming industry opportunities or have expressed a desire to limit video gaming to established wagering facilities if video gaming is authorized in their jurisdiction at all.

        Companies that manufacture, sell or distribute VGMs or VLTs are subject to various provincial, state, county and municipal laws and regulations. The primary purposes of these rules are (i) to ensure the responsibility, financial stability and character of equipment manufacturers and their key personnel and stockholders through licensing requirements, (ii) to ensure the integrity and randomness of the machines, and (iii) to prohibit the use of VGMs or VLTs at unauthorized locations or for the benefit of undesirable individuals or entities. The regulations governing VGMs and VLTs generally resemble the pari-mutuel and sports wagering regulations in all the basic elements described above.

        However, every jurisdiction has differing terminal design and operational requirements, and terminals generally must be certified by local regulatory authorities before being distributed in any particular jurisdiction. These requirements may require us or our subsidiaries to modify our terminals to some degree in order to achieve certification in particular locales. In addition, the intrastate movement of such devices in a jurisdiction where they will be used by the general public is usually allowed only upon prior notification and/or approval of the relevant regulatory authorities.

        The West Virginia Lottery Commission has licensed us or our subsidiaries to supply VLTs to authorized pari-mutuel racing facilities in that state in accordance with the Racetrack Video Lottery Act. The West Virginia Lottery Commission has also granted one of our subsidiaries a Limited Video Lottery Manufacturers License.

        In Canada, one of our subsidiaries has been granted registration as a casino gaming related supplier by the Alcohol and Gaming Commission of Ontario in accordance with Ontario's Gaming Control Act, 1992 and the Alberta Gaming and Liquor Commission in accordance with its Gaming and Liquor Act of Alberta. Another subsidiary has been granted interim registration as a gaming related supplier to the Manitoba Lottery Commission by the Manitoba Gaming Control Commission. The gaming laws of Ontario, Alberta and Manitoba primarily deal with the responsibility, honesty, integrity and financial stability of gaming equipment manufacturers, distributors and operators as well as persons financially interested or involved in gaming operations. To ensure the integrity of manufacturers and suppliers of gaming supplies, gaming regulators in Ontario, Alberta and Manitoba have the authority to conduct thorough background investigations of us, our officers, directors, key personnel and significant stockholders who are required to file applications detailing their personal and financial information. The gaming regulators may at any time revoke, suspend, condition or restrict a registration for an appropriate cause as determined under the applicable gaming legislation. We believe that we are in compliance with the terms and conditions of our registrations in Ontario, Alberta and Manitoba.

        We may apply for all necessary licenses in other jurisdictions that may now or in the future authorize video gaming or video lottery operations. We cannot predict the nature of the regulatory schemes or the terminal requirements that will be adopted in any of these jurisdictions, nor whether we or any of our subsidiaries can obtain any required licenses and equipment certifications or will be found suitable.

        Federal law also affects our video gaming industry activities. The Federal Gambling Devices Act of 1962, or the Devices Act, makes it unlawful for any person to manufacture, deliver or receive gambling devices, including VGMs and VLTs, across interstate lines unless that person has first registered with the Attorney General of the U.S., or to transport such devices into jurisdictions where their possession is not specifically authorized by state law. The Devices Act permits states to exempt themselves from its prohibition on transportation, and several states that authorize the manufacture or use of such devices within their jurisdictions have done so. Certain of our products, such as the PROBE® XLC terminal, are gaming devices subject to the Devices Act and state laws governing such devices. The Devices Act does not apply to machines designed for pari-mutuel wagering at a racetrack, such as our pari-mutuel wagering terminals. We have registered under the Devices Act and believe we are substantially in compliance with all of the Devices Act's record-keeping and equipment identification requirements.

  Simulcasting

        The Federal Communications Commission regulates the use and transfer of earth station licenses used to operate our domestic simulcasting operations.

        At present, 43 states, Puerto Rico, all of the Canadian provinces, Mexico and many other foreign countries authorize interstate and/or intrastate pari-mutuel wagering, which may involve the simulcasting of the races in question. Licensing and other regulatory requirements associated with such simulcasting activities are similar to those governing pari-mutuel wagering and are generally enforced by pari-mutuel regulators. In addition, contracts with host tracks whose races are simulcast by us to other facilities within or outside the jurisdictions in which such races are held may be subject to approval by regulatory authorities in the jurisdictions from and/or to which the races are simulcast. We believe that we are in substantial compliance with applicable regulations and that we, and/or the appropriate third parties, have entered into contracts and obtained the necessary regulatory approvals to conduct current simulcast operations lawfully.

  Nevada Regulatory Matters

        We and certain of our wholly-owned subsidiaries are applicants or will be applicants for certain registrations, approvals, findings of suitability and licenses in the State of Nevada. There can be no assurances that the pending applications by us and our subsidiaries operating in Nevada will be approved or that, if approved, they will be approved on a timely basis or without conditions or limitations.

        The manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacture and distribution of associated equipment for use in Nevada, the operation of an off-track pari-mutuel wagering system in Nevada, the operation an off-track pari-mutuel sports wagering system in Nevada and the operation of slot machine routes in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder, or the Nevada Act; and (ii) various local ordinances and regulations. Such activities are subject to the licensing and regulatory control of the Nevada Gaming Commission, or Nevada Commission, the Nevada State Gaming Control Board, or Nevada Board, and various local, city and county regulatory agencies.

        The laws, regulations and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming, or manufacturing or distribution of gaming devices at any time or in any capacity; (ii) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture or distribution of gaming devices and equipment; (iii) the establishment and maintenance of responsible accounting practices and procedures; (iv) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities; (v) the prevention of cheating and fraudulent practices; and (vi) to provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our various applications in the event they are granted. No assurances can be given that the applications will be granted by the Nevada gaming authorities. The grant or denial of the applications is within the discretion of the Nevada gaming authorities.

        We are an applicant for registration by the Nevada Commission as a publicly traded corporation and are or will be an applicant to be found suitable to own the stock, both directly and indirectly of various wholly-owned subsidiaries which are or will be applicants for approvals and licensing as a manufacturer, distributor and operator of a slot machine route, an operator of an off-track pari-mutuel wagering system and an operator of an off-track pari-mutuel sports wagering system. As a registered corporation, we will be required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, our subsidiaries operating in Nevada without first obtaining licenses and approvals from the Nevada gaming authorities. We and our subsidiaries operating in Nevada have or will apply to the Nevada gaming authorities for the various registrations, approvals, permits, findings of suitability and licenses in order to engage in manufacturing, distribution, slot route activities, and off-track pari-mutuel wagering systems operations in Nevada. The following regulatory requirements will apply to us and our subsidiaries operating in Nevada if they are approved and licensed. All gaming devices and cashless wagering systems that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming device meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

        The Nevada gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us or our subsidiaries operating in Nevada in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of our subsidiaries operating in Nevada are required to file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. Our officers, directors and key employees who are actively and directly involved in the licensed activities of our subsidiaries operating in Nevada may be required to be licensed or found suitable by the Nevada gaming authorities. The Nevada gaming authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The entity with which the applicant is employed or for which the applicant serves must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada gaming authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada gaming authorities have jurisdiction to disapprove a change in a corporate position.

        If the Nevada gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or our subsidiaries operating in Nevada, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us and our subsidiaries operating in Nevada to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

        We and our subsidiaries operating in Nevada will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by our subsidiaries operating in Nevada will be required to be reported to or approved by the Nevada Commission. If we are licensed by the Nevada gaming authorities, any (i) guarantees issued by our subsidiaries operating in Nevada in connection with any public financing; (ii) hypothecation of the assets of our subsidiaries operating in Nevada as security in connection with any financing; and/or (iii) pledges of the equity securities of our subsidiaries operating in Nevada as security in connection with any public financing will require the approval of the Nevada Commission to remain effective. If it were determined that the Nevada Act was violated by us or any of our subsidiaries operating in Nevada, the licenses we or they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, any of our subsidiaries operating in Nevada, us and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Limitation, conditioning or suspension of the licenses held by us and our subsidiaries operating in Nevada could (and revocation of any license would) materially adversely affect our manufacturing, distribution and system operations in Nevada. Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability determined as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada gaming authorities in conducting any such investigation. The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a registered corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a registered corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the registered corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered corporation, any change in the registered corporation's corporate charter, bylaws, management, policies or operations of the registered corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the registered corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be licensed or found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Also under the Nevada Act and under certain circumstances, an "institutional investor" as defined in the Nevada Act, which intends to acquire not more than 15% of any class of nonvoting securities of a privately-held corporation, limited partnership or limited liability company that is also a registered holding or intermediary company or the holder of a gaming license, may apply to the Nevada Commission for a waiver of the usual prior licensing or finding of suitability requirements if such institutional investor holds such nonvoting securities for investment purposes only. An institutional investor shall not be deemed to hold nonvoting securities for investment purposes unless the nonvoting securities were acquired and are held in the ordinary course of business as an institutional investor, do not give the institutional investor management authority, and do not, directly or indirectly, allow the institutional investor to vote for the election or appointment of members of the board of directors, a general partner or manager, cause any change in the articles of organization, operating agreement, other organic document, management, policies or operations, or cause any other action that the Nevada Commission finds to be inconsistent with holding nonvoting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding nonvoting securities for investment purposes only include: (i) nominating any candidate for election or appointment to the entity's board of directors or equivalent in connection with a debt restructuring; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in the equity's management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of nonvoting securities who must be licensed or found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, our subsidiaries operating in Nevada or we (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a registered corporation to file applications, be investigated and be found suitable to own the debt security of a registered corporation if the Nevada Commission has reason to believe that his acquisition of such debt security would otherwise be inconsistent with the declared policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

        We and our subsidiaries operating in Nevada will be required to maintain a current stock ledger in Nevada, which may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

        After becoming a registered corporation, we may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds from that sale are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. While we are not yet subject to the provisions of the Nevada Act or the regulations of the Nevada Commission, such regulations also provide that any entity that is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the Nevada Act or such regulations, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit an application.

        Changes in control of a registered corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada Legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the registered corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the registered corporation's Board of Directors in response to a tender offer made directly to the registered corporation's stockholders for the purposes of acquiring control of the registered corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which gaming operations are to be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; or (ii) the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer, distributor, operator of a slot machine route and operator of an off-track pari-mutuel wagering system.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

  Application of Additional or Future Regulatory Requirements

        In the future, we intend to seek the necessary licenses, approvals and findings of suitability for us, our personnel and products in other jurisdictions throughout the world wherever significant sales are anticipated to be made. There can be no assurance, however, that such licenses, approvals or findings of suitability will be obtained or, if obtained, will not be conditioned, suspended or revoked or that we will be able to obtain the necessary approvals for any future products as they are developed. If a license, approval or a finding of suitability is required by a regulatory authority and we fail to obtain the necessary license, approval or finding, we may be prohibited from selling our products for use in the respective jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

MANAGEMENT

Directors and Executive Officers

        Certain information concerning our directors and executive officers is set forth below:

Name	Age	Position
A. Lorne Weil	56	Chairman of the Board, President and Chief Executive Officer(1)(4)
Larry J. Lawrence	59	Vice Chairman of the Board(1)(2)(3)
W. Walker Lewis	57	Director
Colin J. O'Brien	63	Director(2)
Sir Brian G. Wolfson	66	Director(2)
Alan J. Zakon	65	Director(1)(3)(4)
Peter A. Cohen	55	Director(1)
Michael S. Immordino	40	Director
Luciano La Noce	52	Director(2)(3)(4)
Roberto Sgambati	46	Director
DeWayne E. Laird	54	Vice President, Chief Financial Officer and Controller
Martin E. Schloss	55	Vice President, General Counsel and Secretary
William J. Huntley	52	President, Systems Division of Scientific Games International, Inc.
Cliff O. Bickell	59	President, Printed Products Division of Scientific Games International, Inc.

(1)
Member of Executive Committee

(2)
Member of Audit Committee

(3)
Member of Compensation Committee

(4)
Member of Nominating Committee

        All of our directors hold office until the next annual meeting of stockholders and thereafter until their successors have been elected and qualified. Our officers hold office for an indefinite term, subject to the discretion of our Board of Directors.

        Our Board of Directors consists of ten members. The holders of our Series A Convertible Preferred Stock have the right to designate and elect four members of our Board (or a lesser number in the event that their ownership level declines). The holders of the Series A Convertible Preferred Stock have elected as directors Peter Cohen, Luciano La Noce, Roberto Sgambati and Michael Immordino.

        A. Lorne Weil has been a director of the Company since December 1989, Chairman of the Board since October 31, 1991, Chief Executive Officer since April 1992 and President since August 1997. Mr. Weil held various senior management positions with us and our subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until we acquired it in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Mr. Weil is currently a director of Fruit of the Loom, Inc. and Bluefly, Inc.

        Larry J. Lawrence has been a director of the Company since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence is co-founder and since 1985 has been managing partner of Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith, a private equity fund manager. He has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, since 1990 and has been the general partner of Allegra Partners III, L.P., the general partner of Allegra Capital Partners III, L.P., since May 1995 and has been managing partner of Allegra Partners IV, L.P., the general partner of Capital Partners IV, L.P., since January 2000. Mr. Lawrence served as a director of Autotote Systems, Incorporated until we acquired it in 1989. Mr. Lawrence is currently a director of several private companies.

        W. Walker Lewis has been a director of the Company since March 2001. Mr. Lewis is the Chairman of Devon Value Advisers, a financial consulting and investment banking firm. From 1995 to 1997, Mr. Lewis was a Senior Advisor with SBC Warburg Dillon Read Inc. From April 1994 to December 1994, he was a Managing Director of Kidder Peabody, where he was also a member of the firm's management committee. From April 1992 to December 1993, he served as President of Avon North America and as Executive Vice President of Avon Corporate. Mr. Lewis is currently Chairman of London Fog Industries, Chairman of Applied Predictive Technologies and a director of American Management Systems, Inc., Everyday Convenience Stores, Mrs. Fields Original Cookies and Owens Corning.

        Colin J. O'Brien has been a director of the Company since September 2000. Between February 1992 and his retirement in January 2001, Mr. O'Brien was employed in various positions with Xerox Corporation, including Vice President, President of the Document Production Systems Division, Chief Executive Officer of the New Enterprise Board and Executive Chairman of XESystems, Inc., a subsidiary of Xerox. In 1986, Mr. O'Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Colin O'Brien served as Chief Executive of Times Fiber Communications, Inc. and President of General Instrument's cable television operations. He has held management positions with Union Carbide in both Canada and Europe. Mr. O'Brien is currently a member of the Board of Directors of Document Sciences Corporation and several privately held companies.

        Sir Brian G. Wolfson has been a director of the Company since 1988. Sir Brian served as Vice Chairman of our Board of Directors from May 1995 to August 1997 and Acting President and Chief Executive Officer from June 1991 to October 1991. Sir Brian served as Chairman from 1987 to May 1995, and as Deputy Chairman from May 1995 to September 1995, of Wembley plc, a United Kingdom corporation. Sir Brian is currently Chairman of the Board of Fruit of the Loom, Inc. and a director of Playboy Enterprises, Inc.

        Alan J. Zakon has been a director of the Company since 1993 and Chairman of the Executive Committee of the Board since August 1997. Mr. Zakon served as Vice Chairman of the Company's Board of Directors from May 1995 to August 1997. Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of MicroFinancial Inc. and Arkansas Best Corporation.

        Peter A. Cohen has been a director of the Company since September 2000. Mr. Cohen is a principal of Ramius Capital Group, LLC, a private investment firm. From November 1992 until May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic New York Corporation's wholly-owned subsidiary, Republic New York Securities Corporation. From February 1990 to November 1992, Mr. Cohen was a private investor and an advisor to several industrial and financial companies. From 1983 to 1990, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers. Over his career, Mr. Cohen has served on a number of corporate, industry and philanthropic boards, including The New York Stock Exchange, The American Express Company, The Federal Reserve Capital Market Advisory Board, The Depository Trust Company, Olivetti S.p.A., Ohio State University Foundation, The New York City Opera and

Telecom Italia S.p.A. Mr. Cohen currently serves as a director of Presidential Life Corporation, The Mount Sinai-NYU Medical Center and Health System and the Titan Corporation.

        Michael S. Immordino has been a director of the Company since September 2000. Mr. Immordino is currently a partner in the London office of the worldwide law firm of Latham & Watkins. Prior to joining Latham & Watkins, Mr. Immordino was a partner in the firm of Rogers & Wells. He was formerly associated with the law firm of Willkie Farr & Gallagher in New York.

        Luciano La Noce has been a director of the Company since September 2000. Mr. La Noce is the Chief Financial Officer and Director of Corporate Finance of Olivetti S.p.A. in Ivrea, Italy. He is also a member of the Board of Directors of Lottomatica, S.p.A., Olivetti Lexikon S.p.A., Olivetti Systems Technology Corporation, Olteco Fin and Olivetti International S.A., as well as managing director of Texnost International N.V. Mr. La Noce has served as a managing director of Tecnosti International Finance N.V., Olivetti International N.V. and Olivetti Holdings BV. He is a former director of Olteco Fin, Hughes Olivetti Telecom Ltd., Hughes Olivetti Telecom N.V., Omnitel Pronto Italia, Infostrada S.p.A., Olivetti Finanziaria Industriale S.p.A., Olivetti International (Service) S.A., CIR Services S.A., Sasib S.p.A., Rejna S.p.A., Gruppo Editoriale l'Espresso, Medinvest Ltd, and CIR International S.A. Before joining Olivetti, Mr. La Noce was the deputy general manager in charge of finance at CIR S.p.A. With a background in banking, Mr. La Noce has been an officer at Continental Bank, Chase Manhattan Bank and Banca Nazionale del Lavoro (BNL).

        Roberto Sgambati has been a director of the Company since September 2000. Mr. Sgambati is the Chief Financial Officer of Lottomatica S.p.A. Prior to joining Lottomatica, he was an associate director of investment banking at Mediocredito Centrale, an investment bank owned by the Italian Treasury. He also served as the head of corporate finance for Barclays Bank in Italy and was employed by PriceWaterhouse in Rome, Milan and London.

        DeWayne E. Laird has been the Company's Vice President and Chief Financial Officer since November 1998 and our Corporate Controller since April 1996. From January 1992 to March 1996, Mr. Laird was President of Laird Associates, PC, a CPA firm providing financial consulting services to a variety of industries. From April 1984 to December 1991, he held various senior positions with Philadelphia Suburban Corporation, including Chief Financial Officer and Treasurer.

        Martin E. Schloss has been the Company's Vice President and General Counsel since December 1992 and Secretary since May 1995. Mr. Schloss also serves as a Vice President and Secretary of most of our subsidiaries. From 1976 to 1992, Mr. Schloss served in various positions in the legal department of General Instrument Corporation, with the exception of a hiatus of approximately one and one-half years.

        William J. Huntley joined the Company in 1973 and has served as served as President of Scientific Games International, Inc.'s Systems division since September 2000. Mr. Huntley served as President of Autotote Lottery Corporation from November 1997 until its merger into Scientific Games International, Inc.. He served as Vice President of Autotote Systems, Inc. from June 1989 to November 1997 and as Vice President of Operations of the Company from 1991 to 1994.

        Cliff O. Bickell became President-Printed Products Division of Scientific Games International, Inc. in September, 2000 after the acquisition of SGHC. Having joined SGHC in 1995, he previously served as Vice President, Treasurer and Chief Financial Officer. Prior to joining SGHC, Mr. Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Mr. Bickell has held positions as Senior Vice President, Corporate Administration-Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multinational electronics manufacturer.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information as of February 28, 2002 as to the security ownership of those persons known to us to be the beneficial owners of more than five percent of our outstanding shares of Class A common stock and our outstanding shares of Series A Convertible Preferred Stock, each of our directors, each of our executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

				Shares of Preferred Stock(16)
	Shares of Common Stock
Name
	Number(1)		Percent(1)	Number(1)		Percent(1)
Cirmatica Gaming, S.A. (affiliated entity of Lottomatica S.p.A.) Rambla de Catalunya 16, 4E2a Barcelona, Spain 08007	21,399,621	(2)	33.28%	1,189,819	(17)	97.56%
Oaktree Capital Management, LLC 333 South Grand Avenue Los Angeles, CA 90071	3,900,000	(3)	9.09%	0		0
Olivetti International S.A. 125 Avenue du X Septembre Luxembourg	1,167,158	(4)	2.65%	64,894	(18)	5.32%
A. Lorne Weil c/o Scientific Games Corporation 750 Lexington Avenue, 25th Floor New York, New York 10022	3,685,150	(5)	8.24%	0		0
Larry J. Lawrence c/o Allegra Partners 515 Madison Avenue, 29th Floor New York, New York 10022	2,590,995	(6)	5.93%	0		0
Peter A. Cohen	1,395,253	(7)	3.19%	29,743	(19)	2.44%
Alan J. Zakon	1,283,230	(8)	2.98%	0		0
Michael S. Immordino	25,607	(9)	*	0		0
Luciano La Noce	25,607	(9)	*	0		0
W. Walker Lewis	15,930	(9)	*	0		0
Colin J. O'Brien	35,607	(9)	*	0		0
Roberto Sgambati	25,607	(9)	*	0		0
Sir Brian G. Wolfson	223,107	(10)	*	0		0
DeWayne E. Laird	220,000	(11)	*	0		0
Martin E. Schloss	362,201	(12)	*	0		0
William J. Huntley	341,732	(13)	*	0		0
Clifford O. Bickell	43,250	(14)	*	0		0
All directors and executive officers as a group (consisting of 14 persons)(5)(6)(7)(8)(9) (10)(11)(13)(14)	10,273,276	(15)	21.61%	29,743	(19)	2.44%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Owners of our options, warrants, Preferred

  Stock or other convertible securities exercisable or convertible within 60 days of February 28, 2002 are deemed to be the beneficial owners of the securities which may be acquired. The percentage of outstanding securities reported reflects the assumption that only the person whose ownership is being reported has exercised or converted his options, warrants or Preferred Stock.

(2)
Includes 19,454,352 shares issuable upon conversion of Preferred Stock held by Cirmatica Gaming, S.A. ("Cirmatica"), representing 31.20% of our outstanding Common Stock. Also includes (a) 1,167,158 shares issuable upon conversion of Preferred Stock held by Olivetti International S.A. ("Olivetti"), and (b) 778,111 shares issuable upon conversion of Preferred Stock held by The Oak Fund ("Oak"), all which shares are subject to a voting agreement dated September 6, 2000 among Cirmatica, Olivetti, and Oak (the "Voting Agreement"). Pursuant to the Voting Agreement, Cirmatica has the power to direct the voting of the shares held by Olivetti on all matters and to direct the voting of the shares held by Oak with respect to electing the persons who the holders of the Preferred Stock have the right to elect to our Board of Directors.

(3)
Based on a Schedule 13G filed with the SEC on February 5, 2002 by Oaktree Capital Management, LLC.

(4)
Consists of 1,167,158 shares issuable upon conversion of Preferred Stock held by Olivetti. As described in footnote 2 above, Cirmatica has sole power to direct the voting of these securities.

(5)
Includes (a) 1,759,750 shares issuable upon exercise of stock options, (b) 28,691 shares issuable upon exercise of a warrant and (c) 12,929 shares of deferred stock held by Mr. Weil. Also includes (a) 108,445 shares and (b) 14,345 shares issuable upon exercise of a warrant held for Mr. Weil's deferred compensation account by a grantor trust established in connection with the Company's Deferred Compensation Plan. Excludes 297,076 shares held by The Lorne Weil 1989 Trust, John Novogrod, Trustee (the "Weil Trust"). Mr. Weil disclaims beneficial ownership of the securities held by the Weil Trust.

(6)
Includes (a) 175,000 shares issuable upon exercise of a stock option and (b) 594,914 shares issuable upon exercise of a warrant.

(7)
Includes 12,500 shares issuable upon exercise of a stock option held by Mr. Cohen. Also includes (a) 957,046 shares held by Ramius Securities, LLC ("Ramius Securities") (which holdings consist of (i) 172,100 shares (ii) 534,946 shares issuable upon conversion of Preferred Stock and (iii) 250,000 shares issuable upon exercise of a warrant), and (b) 412,600 shares held by third party accounts managed by Ramius Securities (124,900 of which shares are held for the accounts of Peter Cohen and members of his immediate family). Mr. Cohen is one of three managing members of C4S & Co., LLC, the sole managing member of Ramius Capital Group, LLC, which is the parent company of Ramius Securities. Accordingly, Mr. Cohen may be deemed to beneficially own all of the securities held by Ramius Securities and the third party accounts. Mr. Cohen disclaims beneficial ownership of such securities except 124,900 of the shares held by the third party accounts.

(8)
Includes 170,000 shares issuable upon exercise of stock options.

(9)
Includes 12,500 shares issuable upon exercise of stock options.

(10)
Includes 120,000 shares issuable upon exercise of stock options.

(11)
Includes 218,500 shares issuable upon exercise of stock options.

(12)
Includes (a) 345,500 shares issuable upon exercise of stock options and (b) 1,701 shares of deferred stock.

(13)
Includes (a) 292,000 shares issuable upon exercise of stock options and (b) 654 shares of deferred stock.

(14)
Consists of 43,250 shares issuable upon exercise of stock options.

(15)
Includes (a) 3,199,000 shares issuable upon exercise of stock options, (b) 887,950 shares issuable upon exercise of warrants, (c) 534,946 shares issuable upon conversion of Preferred Stock and (d) 15,284 shares of deferred stock.

(16)
Pursuant to the Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock are entitled to vote along with the holders of the Common Stock, on an "as-converted" basis, on all matters on which the holders of Common Stock are entitled to vote; and the holders of the Preferred Stock, voting separately as a class, are entitled to elect four directors (or a lesser number in the event that their ownership level declines).

(17)
Includes 1,081,662 shares of Preferred Stock held by Cirmatica, representing 88.69% of the outstanding Preferred Stock. Also includes (a) 64,894 shares of Preferred Stock held by Olivetti, and (b) 43,263 shares of Preferred Stock held by Oak, all which shares are subject to the Voting Agreement.

(18)
Consists of 64,894 shares of Preferred Stock held by Olivetti. As described in footnote 2 above, Cirmatica has sole power to direct the voting of these securities.

(19)
Solely for purposes of disclosure in this table with respect to ownership by directors, consists of 29,743 shares of Preferred Stock held by Ramius Securities. Mr. Cohen disclaims beneficial ownership of these securities.

DESCRIPTION OF CAPITAL STOCK

        The aggregate number of shares of capital stock which we have authority to issue is 102,000,000 shares: 2,000,000 shares of preferred stock, par value $1.00 per share, including 1,600,000 authorized shares of Series A Convertible Preferred Stock; and 100,000,000 shares of common stock, including 99,300,000 authorized shares of Class A common stock, par value $.01 per share and 700,000 authorized shares of Class B Nonvoting common stock, par value $.01 per share.

        Holders of Class A common stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. There are no cumulative voting rights. After payment of any dividends required to be paid first on any outstanding shares of preferred stock, and subject to the rights of the holders of Class B common stock to share ratably in such dividends as described below, holders of Class A common stock are entitled to receive, and share ratably on a per share basis, dividends when, as and if declared by our Board of Directors out of funds legally available therefor. The consent of certain of our lenders is required before payment of any cash dividends on Class A common stock.

        On our liquidation, dissolution or winding up, the holders of Class A common stock are entitled to share ratably with the holders of Class B common stock in our assets remaining after the payment of all liabilities, subject to the prior distribution rights of the holders of any of our preferred stock then outstanding. The holders of Class A common stock have no preemptive, conversion or other rights to subscribe for additional shares or other securities. The Class A common stock is not subject to any redemption or sinking funds provisions. All of the issued and outstanding shares of Class A common stock are fully paid and nonassessable.

        The Class B common stock is identical in all respects to the Class A common stock, and the holders of Class B common stock have the same rights and privileges as the holders of Class A common stock, except that (i) holders of Class B common stock have no right to vote their shares on any matters to be voted by our stockholders (except as otherwise provided by law); (ii) if stock dividends payable in shares of Class A common stock or Class B common stock are declared on either class of common stock, such dividends will be payable at the same rate on both classes of common stock, and (x) the dividends payable in share of Class A common stock will be payable to the holders of Class A common stock, and (y) the dividends payable in shares of Class B common stock will be payable to the holders of Class B common stock; and (iii) the shares of Class B common stock are convertible at any time into the same number of shares of Class A common stock. If we were to subdivide or combine shares of either class of common stock, a proportionate combination or subdivision of shares of the other class of common stock would also be required. On our liquidation, after payment of all liabilities and obligations with respect to any preferred stock then outstanding, our assets would be distributed pro rata to all holders of common stock of both classes.

        The Series A Preferred Stock is governed by a Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock of the Company filed on September 6, 2000 with the Secretary of State of Delaware, or the Certificate of Designations. In addition, we and the purchasers of the Series A Preferred Stock entered into a stockholders' agreement dated as of September 6, 2000 with respect to certain voting matters, rights of first refusal, registration rights and other matters. All of the issued and outstanding shares of Series A Preferred Stock are fully paid and nonassessable.

        In the Certificate of Designations and the stockholders' agreement it is stated that:

  •
  Holders of Series A Preferred Stock are entitled to vote, on an as-if converted basis, along with the holders of Class A common stock on all matters on which holders of Class A common stock are entitled to vote.

  •
  In addition, the affirmative consent of the holders of shares of Series A Preferred Stock that own more than 50% of the then-outstanding shares of Series A Preferred Stock (voting as a single class) is necessary for authorizing, effecting or validating:

  (1)
  any amendment, alteration or repeal of any of the provisions of the Certificate of Designations;

  (2)
  any amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation that would adversely affect the preferences, rights or powers of the Series A Preferred Stock;

  (3)
  any authorization, issuance or creation of (by reclassification or otherwise) any class or series (or any security of any class or series) of capital stock;

  (4)
  any increase in the size of the Board of Directors (except as required pursuant to the terms of the Certificate of Designations or the stockholders' agreement);

  (5)
  any change in our state of incorporation;

  (6)
  any listing of the Class A common stock on a different exchange or national quotation system; and

  (7)
  any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

  •
  Our Board of Directors consists of ten (10) directors, and holders of Series A Preferred Stock, voting as a single class and based on the aggregate number of shares of Series A Preferred Stock then owned by such holders, have the right to elect up to four (4) of such directors.

  •
  In the event of any voluntary or involuntary liquidation, dissolution or other winding up of our affairs, before any payment or distribution shall be made to the holders of common stock, the holders of Series A Preferred Stock are entitled to be paid out of our assets in cash or property at its fair market value as determined by the Board of Directors one hundred dollars ($100) per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up.

  •
  The Series A Preferred Stock ranks senior to all future preferred stock and all existing and future common stock.

  •
  The Series A Preferred Stock pays dividends at a rate equal to 6% per annum, which will be payable quarterly in-kind until the ninth dividend payment, at which time we may elect to pay such dividends in cash, and may also have certain rights to participate in common stock dividends, if any, on an as-converted basis.

  •
  If we fail to comply with certain of our obligations, then as long as such failure continues our Board of Directors shall be increased to 13 members, and the holders of Series A Preferred Stock shall have a right to designate and have appointed immediately by our Board of Directors by resolution, or elect, voting as a class, the three new directors.

  •
  The Series A Preferred Stock is redeemable, in whole but not in part, at our option at any time at least three years after issuance at a purchase price of 105% of the outstanding issue amount plus accrued and unpaid dividends, subject to certain requirements.

  •
  The Series A Preferred Stock will automatically convert into Class A common stock after five years from the date of issuance at the conversion price then in effect.

  •
  The holders of Series A Preferred Stock are able to convert the Series A Preferred Stock into Class A common stock at any time at the adjusted conversion price of $5.56 per share, subject to potential adjustment for certain dilutive issuances of common stock and further subject to reset to no less than $4.63 per share based on possible future Class A common stock market price minimums.

  •
  The holders of Series A Preferred Stock are entitled to pro rata rights of first refusal in connection with new equity issuances.

  •
  The holders of Series A Preferred Stock are subject for a period of time to maximum limitations on their purchase of additional stock.

  •
  The holders of Series A Preferred Stock have certain rights to request that shares of Class A common stock issued on conversion of their Series A Preferred Stock be registered under the Securities Act of 1933, as amended.

        Our Board of Directors is authorized, subject to any limitation prescribed by law, from time to time to issue up to an aggregate of 400,000 shares of preferred stock in addition to the Series A Preferred Stock currently authorized, in one or more series, each of such series to have such voting power, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as shall be determined by the Board of Directors in a resolution providing for the issuance of such preferred stock. The shares of any class or series of preferred stock need not be identical. Thus, any series may, if so determined by our Board of Directors, have full voting rights together with the Class A common stock or superior or limited voting rights, be convertible into Class A common stock or another of our securities, and have such other relative rights, preferences and limitations as our Board of Directors shall determine. As a result, the issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control without further action of the stockholders and may adversely affect the voting and other rights of holders of Class A common stock.

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. RESIDENTS

        The following discusses the material U.S. federal income and estate tax consequences to non-U.S. holders (defined below), relating to the ownership and disposition of Class A common stock acquired in the offering. This discussion is for general information only and does not address all aspects of U.S. federal taxation that may be relevant to you in light of your personal circumstances. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable existing and proposed U.S. Treasury regulations, and judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to differing interpretation. Except as otherwise noted, this summary applies only to non-U.S. holders who hold our Class A common stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment). It does not address tax consequences applicable to those non-U.S. holders that may be subject to special tax rules, including financial institutions, regulated investment companies, tax-exempt organizations, expatriates, pension funds, insurance companies, brokers or dealers in securities or foreign currencies, persons that will hold Class A common stock as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction for tax purposes, persons deemed to sell Class A common stock under the constructive sale provisions of the Code, or persons who hold our Class A common stock through a partnership or other pass through entity. We have not sought any ruling from the Internal Revenue Service, or IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws.

        INVESTORS CONSIDERING THE PURCHASE OF CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        For purposes of this discussion, the term non-U.S. holder means a beneficial owner of Class A common stock that is not for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

  •
  a corporation (or other entity treated as a corporation of U.S. federal income tax purposes) created or organized in or under the laws of the U.S.;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (a) its administration is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is generally attributed to its owners.

  Dividends

        If we make a distribution on our Class A common stock, that distribution generally will be treated as a dividend to the extent of our current and accumulated earnings and profits as of the end of the year of distribution. Subject to the discussion below of backup withholding, any such distribution treated as a dividend to a non-U.S. holder generally will be subject to a 30% U.S. federal withholding tax, unless (i) the dividend is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder or a lower treaty rate applies and (ii) the non-U.S. holder provides us with proper certification as to the non-U.S. holder's exemption from, or the reduced rate of, withholding on Form W-8ECI or W-8BEN (or appropriate substitute form), respectively. If the dividend is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and under certain circumstances with respect to corporate holders, the branch profits tax, which is generally imposed at a 30% rate), unless an income tax treaty exception applies.

  Sale

        A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or other disposition of Class A common stock, unless:

  •
  in the case of an individual non-U.S. holder, that holder is present in the U.S. for 183 days or more in the year of the disposition and certain other requirements are met, in which event the gain (less certain U.S. sourced capital losses) generally will be subject to tax at a 30% rate unless an income tax treaty exception or a reduced rate applies; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

        If the gain is effectively connected to the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally (and under certain circumstances with respect to corporate holders, the branch profits tax, which is generally imposed at a 30% rate), unless an income tax treaty exception applies.

        Notwithstanding the above, if we are or become a U.S. real property holding corporation, a non-U.S. holder could be subject to federal income tax with respect to gain realized on the disposition of Class A common stock. We do not believe that we have been or are a U.S. real property holding corporation or will become a U.S. real property holding corporation in the future. Even if we are or become a U.S. real property holding corporation, an exception from such tax would apply if during the year of disposition our Class A common stock is "regularly traded on an established securities market" for tax purposes and the non-U.S. holder did not hold more than 5% of our stock at any time during the five years preceding the non-U.S. holder's disposition. Any amounts withheld with respect to such gain pursuant to the rules applicable to dispositions of U.S. real property interests would be creditable against that non-U.S. holder's U.S. federal income tax liability and could entitle that non-U.S. holder to a refund upon furnishing required information to the IRS.

  United States Federal Estate Tax

        Class A common stock actually or beneficially held by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, at the time of death (or who previously transferred such stock subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

  Backup Withholding and Information Reporting

        If our Class A common stock is held by a non-U.S. holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of our Class A common stock. Information reporting, and possibly backup withholding, may apply if the Class A common stock is held by a non-U.S. holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. holder fails to provide appropriate information. The backup withholding rate is currently 30% and will be gradually reduced to 28% for payments made in 2006 through 2010, after which time the rate will increase to 31%. Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's federal income tax liability, provided that the required information is furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of our Class A common stock.

        THE FOREGOING DISCUSSION IS A SUMMARY OF THE PRINCIPAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF OUR CLASS A COMMON STOCK BY NON-U.S. HOLDERS. ACCORDINGLY, ALL INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement dated            , 2002, each of the underwriters named below, through their representative Bear, Stearns & Co. Inc., has severally agreed to purchase from us the aggregate number of shares of our Class A common stock set forth opposite its name below at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.

Total

        The underwriting agreement provides that the obligations of the several underwriters thereunder to purchase and accept delivery of the shares of our Class A common stock offered by this prospectus are subject to approval of certain legal matters by their counsel and various other conditions. The underwriting agreement obligates the underwriters to purchase and accept delivery of all of the shares of our Class A common stock offered hereby, other than those covered by the over-allotment option described below, if they purchase any of the shares.

        The underwriters have advised us that they propose to initially offer some of the shares directly to the public at the offering price set forth on the cover page of this prospectus and some of the shares to dealers at this price less a concession not in excess of $                              per share. The underwriters may allow, and such dealers may re-allow, concessions not in excess of $                              per share on sales to other dealers. After the initial offering of the shares to the public, the underwriters may change the offering price, concessions and other selling terms. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of three percent of the total number of shares of our Class A common stock offered by them.

        We have granted the underwriters an option exercisable for 30 days from the date of the underwriting agreement to purchase up to            additional shares, at the offering price less underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent underwriters exercise this option in whole or in part, then each of the underwriters will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment as indicated in the preceding table. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from any breach of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

        Each of our directors, executive officers, and certain stockholders, who collectively hold a total of                        shares of our Class A common stock, has agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters, not to:

  •
  offer, sell, contract to sell, pledge, loan or otherwise dispose of, or grant any rights in, any shares of our Class A common stock or securities convertible into or exercisable or exchangeable for our Class A common stock; or

  •
  enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any of these transactions are to be settled by delivery of our Class A common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale pledge, loan or disposition, or enter into any transaction, swap, hedge or other arrangement, in each case.

        In addition, we have agreed that for a period of 90 days after the date of this prospectus we will not consent to the disposition of any shares held by stockholders subject to lock-up agreements, or issue, offer, sell, contract to sell, pledge, loan or otherwise dispose of, or grant any rights in, any shares of our Class A common stock, except for the shares offered in this offering and any shares offered in connection with employee benefit plans, without the consent of Bear, Stearns & Co. Inc. on behalf of the underwriters.

        Our Class A common stock is quoted on the Nasdaq National Market under the symbol "SGMS". We cannot assure you, however, that our Class A common stock will trade in the public markets subsequent to the offering at or above the offering price.

        In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock during and after this offering in accordance with Regulation M under the Exchange Act. Specifically, the underwriters may over-allot or otherwise create a short position in our Class A common stock for their own account by selling more shares of our Class A common stock than we have actually sold to them. The underwriters may elect to cover any short position by purchasing shares of our Class A common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares of our Class A common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our Class A common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of these activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

        In connection with this offering and before the commencement of offers or sales of our Class A common stock, certain underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our Class A common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to pricing of this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

        The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

        The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Class A common stock.

TOTAL
	Per Share	Without Over-Allotment Option	With Over- Allotment Option
Assumed public offering price	$	$	$
Underwriting discounts and commissions payable by us
Proceeds, before expenses, to us

        Other expenses of this offering, including the registration fees and the fees of financial printers, legal counsel, and accountants, payable by us are expected to be approximately $                        .

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of our Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of our Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our Class A common stock.

Representations of Purchasers

        By purchasing our Class A common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit under the prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages or, while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers, as well as the experts named herein, may be located outside of Canada, and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada, and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of our Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        Certain legal matters in connection with this offering are being passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Attorneys participating in such matter on behalf of Kramer Levin Naftalis & Frankel LLP own an aggregate of 10,000 shares of our Class A common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cadwalader, Wickersham & Taft, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of Scientific Games Corporation and subsidiaries as of December 31, 2000 and 2001, and for each of the years in the two-year period ended October 31, 2000, the two-month period ended December 31, 2000, and the year ended December 31, 2001 have been included herein and in the prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of MDI Entertainment, Inc., as of December 31, 2001 and 2000, and for years then ended included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The consolidated financial statements of Scientific Games Holdings Corp., as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also incorporated by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Scientific Games Corporation
Independent Auditors' Report	F-2
Consolidated Financial Statements:
Balance Sheets as of December 31, 2000 and 2001	F-3
Statements of Operations for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001	F-4
Statements of Stockholders' Equity and Comprehensive Loss for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001	F-5
Statements of Cash Flows for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001	F-6
Notes to Consolidated Financial Statements	F-8
Valuation and Qualifying Accounts	F-52
MDI Entertainment, Inc.
Report of Independent Accountants	F-53
Consolidated Financial Statements:
Balance Sheets as of December 31, 2001 and 2000	F-54
Statements of Operations for the years ended December 31, 2001 and 2000	F-56
Statements of Shareholders' Equity (Deficit) for the years ended December 31, 2001 and 2000	F-57
Statements of Cash Flows for the years ended December 31, 2001 and 2000	F-59
Notes to Consolidated Financial Statements	F-60

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Scientific Games Corporation:

        We have audited the consolidated financial statements of Scientific Games Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scientific Games Corporation and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                      KPMG LLP

Short Hills, New Jersey
February 13, 2002, except
for the first paragraph of
Note 25 which is as of
March 19, 2002 and the
second paragraph of Note 25
which is as of February 26, 2002

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 2001
(in thousands, except per share amounts)

	2000	2001
ASSETS
Current assets:
Cash and cash equivalents	$6,488	12,649
Restricted cash	670	708
Accounts receivable, net of allowance for doubtful accounts of $4,169 and $3,889 in 2000 and 2001, respectively	56,819	50,410
Inventories	27,608	19,547
Prepaid expenses, deposits and other current assets	15,911	14,829

Total current assets	107,496	98,143

Property and equipment, at cost	323,732	364,837
Less accumulated depreciation	139,121	168,049

Net property and equipment	184,611	196,788

Goodwill, net	157,591	195,255
Operating right, net	12,681	11,681
Other intangible assets, net	118,598	48,473
Other assets and investments	55,990	51,612

Total assets	$636,967	601,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$6,636	9,437
Accounts payable	27,563	26,632
Accrued liabilities	57,587	51,118
Interest payable	11,112	8,381

Total current liabilities	102,898	95,568

Deferred income taxes	59,261	28,568
Other long-term liabilities	12,611	23,440
Long-term debt, excluding current installments	434,044	430,298

Total liabilities	608,814	577,874

Commitments and contingencies	—	—
Stockholders' equity:
Convertible preferred stock, par value $1.00 per share, 2,000 shares authorized, 1,149 and 1,220 shares outstanding at December 31, 2000 and 2001, respectively	1,149	1,220
Class A common stock, par value $0.01 per share, 99,300 shares authorized, 40,156 and 41,203 shares outstanding at December 31, 2000 and 2001, respectively	402	412
Class B non-voting common stock, par value $0.01 per share, 700 shares authorized, none outstanding	—	—
Additional paid-in capital	266,888	275,510
Accumulated losses	(234,910)	(242,545)
Treasury stock, at cost	(102)	(135)
Accumulated other comprehensive loss	(5,274)	(10,384)

Total stockholders' equity	28,153	24,078

Total Liabilities and stockholders' equity	$636,967	601,952

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended October 31, 1999 and 2000,
Two Months Ended December 31, 2000, and the Year Ended December 31, 2001
(in thousands, except per share amounts)

			Two Months Ended	Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2001
Operating revenues:
Services	$148,660	186,520	57,584	364,567
Sales	62,488	46,828	9,007	75,674

	211,148	233,348	66,591	440,241

Operating expenses (exclusive of depreciation and amortization shown below):
Services	99,496	126,601	39,592	231,285
Sales	43,937	29,299	5,547	47,158

	143,433	155,900	45,139	278,443

Total gross profit	67,715	77,448	21,452	161,798
Selling, general and administrative expenses	27,178	35,664	9,902	56,695
Loss on sale of businesses	1,600	—	—	—
Depreciation and amortization	22,189	27,826	8,598	55,209

Operating income	16,748	13,958	2,952	49,894
Other (income) deductions:
Interest expense	16,177	31,231	8,790	50,363
Other (income) expense	15	(456)	(247)	37

	16,192	30,775	8,543	50,400

Income (loss) before income tax expense (benefit) and extraordinary items	556	(16,817)	(5,591)	(506)
Income tax expense (benefit)	177	1,603	(677)	78

Income (loss) before extraordinary items	379	(18,420)	(4,914)	(584)
Extraordinary items—write-off of deferred financing fees and debt call premium	—	12,567	—	—

Net income (loss)	379	(30,987)	(4,914)	(584)
Convertible preferred stock paid-in-kind dividend	—	1,014	1,143	7,051

Net income (loss) available to common stockholders	$379	(32,001)	(6,057)	(7,635)

Basic and diluted income (loss) per share:
Income (loss) before extraordinary items	$0.01	(0.50)	(0.12)	(0.01)
Extraordinary items	—	(0.34)	—	—

Net income (loss)	$0.01	(0.84)	(0.12)	(0.01)

Net income (loss) available to common stockholders	$0.01	(0.87)	(0.15)	(0.19)

Weighted average number of shares used in per share calculations:
Basic shares	36,118	36,928	40,025	40,340
Diluted shares	38,343	36,928	40,025	40,340

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
AND COMPREHENSIVE LOSS

Years Ended October 31, 1999 and 2000,
Two Months Ended December 31, 2000, and the Year Ended December 31, 2001
(in thousands)

	Years Ended		Two Months Ended	Year Ended
	October 31,		December 31,
	1999	2000	2000	2001
Common stock:
Beginning balance	$360	364	399	402
Issuance of Class A common stock, net of issuance expenses	4	6	3	10
Issuance of 2,900 shares of Class A common stock in warrant exercises	—	29	—	—

Ending balance	364	399	402	412

Preferred stock:
Beginning balance	—	—	1,132	1,149
Issuance of 1,128 shares of convertible preferred stock, net of issuance expenses	—	1,128	—	—
Issuance of convertible preferred stock as paid-in-kind dividend	—	4	17	71

Ending balance	—	1,132	1,149	1,220

Additional paid-in capital:
Beginning balance	149,119	149,622	264,959	266,888
Issuance of Class A common stock, net of issuance expenses	233	1,079	188	1,070
Issuance of convertible preferred stock, net of issuance expenses	—	105,673	1,698	6,979
Issuance and exercise of warrants	—	8,321	—	305
Deferred compensation	270	264	43	268

Ending balance	149,622	264,959	266,888	275,510

Accumulated losses:
Beginning balance	(197,231)	(196,852)	(228,853)	(234,910)
Net income (loss)	379	(30,987)	(4,914)	(584)
Convertible preferred stock paid-in-kind dividend	—	(1,014)	(1,143)	(7,051)

Ending balance	(196,852)	(228,853)	(234,910)	(242,545)

Treasury stock:
Beginning balance	(102)	(102)	(102)	(102)
Purchases of Class A common stock	—	—	—	(33)

Ending balance	(102)	(102)	(102)	(135)

Accumulated other comprehensive loss:
Beginning balance	(784)	(1,251)	(3,216)	(5,274)
Other comprehensive loss	(467)	(1,965)	(2,058)	(5,110)

Ending balance	(1,251)	(3,216)	(5,274)	(10,384)

Total stockholders' equity (deficit)	$(48,219)	34,319	28,153	24,078

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended October 31, 1999 and 2000,
Two Months Ended December 31, 2000, and the Year Ended December 31, 2001
(in thousands)

			Two Months Ended	Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2001
Cash flows from operating activities:
Net income (loss)	$379	(30,987)	(4,914)	(584)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	22,189	27,826	8,598	55,209
Change in deferred income taxes, net of effects of businesses acquired	54	120	(1,301)	(1,812)
Loss on sale of businesses	1,600	—	—	—
Non-cash interest expense	942	8,735	384	2,435
Extraordinary items	—	12,567	—	—
Changes in operating assets and liabilities, net of effects of acquisitions/dispositions of businesses:
Restricted cash	(150)	(19)	103	(44)
Accounts receivable	(4,826)	8,605	(1,621)	4,030
Inventories	(3,314)	4,681	(2,722)	7,707
Accounts payable	7,494	(4,351)	4,601	(533)
Accrued liabilities	2,034	764	(2,915)	(5,620)
Other	147	(2,533)	1,815	1,623

Total adjustments	26,170	56,395	6,942	62,995

Net cash provided by operating activities	26,549	25,408	2,028	62,411

Cash flows from investing activities:
Capital expenditures	(2,069)	(6,131)	(3,301)	(7,398)
Wagering systems expenditures	(12,865)	(28,915)	(2,802)	(39,095)
Change in other assets and liabilities	(9,035)	(7,304)	(2,419)	(9,591)
Business acquisitions, net of cash acquired	(2,333)	(316,242)	—	—
Other	759	1,109	—	—

Net cash used in investing activities	(25,543)	(357,483)	(8,522)	(56,084)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	—	11,250	(2,250)	5,750
Proceeds from issuance of long-term debt	—	442,522	—	—
Payments on long-term debt	(3,154)	(201,362)	(1,324)	(6,573)
Payment of financing fees	—	(16,792)	—	—
Net proceeds from issuance of common stock	237	1,114	202	1,046
Net proceeds from issuance of convertible preferred stock	—	106,378	—	—

Net cash provided by (used in) financing activities	(2,917)	343,110	(3,372)	223

Effect of exchange rate changes on cash	169	(794)	1,046	(389)

Increase (decrease) in cash and cash equivalents	(1,742)	10,241	(8,820)	6,161
Cash and cash equivalents, beginning of period	6,809	5,067	15,308	6,488

Cash and cash equivalents, end of period	$5,067	15,308	6,488	12,649

Non-cash investing and financing activities

  For the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001

        See Notes 10, 11 and 13 for a description of the write-off of deferred financing fees, capital lease transactions and the issuance of common stock warrants to the Company's financial advisors in connection with their services.

  Supplemental cash flow information

        Cash paid during the period for:

			Two Months Ended	Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2001
Interest, net of refunds	$15,077	22,177	1,662	50,659
Income taxes	$710	2,413	1,585	300
Non-cash financing activity during the period:
Convertible preferred stock paid-in-kind dividends	$—	1,014	1,143	7,051

See accompanying notes to consolidated financial statements.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(1) Description of the Business and Summary of Significant Accounting Policies

        (a)  Description of the Business

        Scientific Games Corporation (the "Company") operates primarily in four business segments: Lottery Group, Pari-mutuel Group, Venue Management Group and Telecommunications Products Group.

        Lottery Group—encompasses the full range of lottery game consulting and production services, including the manufacturing, warehousing and distribution of instant lottery tickets and related instant ticket services such as game design, sales and marketing support, retailer telemarketing and field services. The Company also provides on-line lottery systems and systems-related services, including transaction processing software that accommodates instant ticket game accounting and validation and on-line games, point-of-sale terminal hardware which connect to these systems, central site computer and communications hardware which runs these systems and ongoing maintenance for each of these items. Our lottery products and services are provided primarily to domestic and international governmentally sanctioned lotteries worldwide.

        Pari-mutuel Group—includes all aspects of our pari-mutuel service business, which encompass our North American and international on-track, off-track and inter-track pari-mutuel services, simulcasting and communications services, video gaming, and sales of pari-mutuel systems and equipment. We are a leading worldwide provider of computerized pari-mutuel wagering. We are one of the leading providers of simulcasting services to the racing industry in the United States and Europe.

        Venue Management Group—we own and operate the Connecticut off-track betting operations ("OTBs") and we are the exclusive licensed operator of all on-track and off-track pari-mutuel wagering operations in The Netherlands.

        Telecommunication Products Group—through our United Kingdom based operations, we manufacture prepaid scratch-off phone cards incorporating our superior lottery based proprietary technology to create highly secure, paper-based, prepaid phone cards for the international cellular telephone markets.

        On October 31, 2000, the Company elected to change the date of its fiscal year end to December 31. As a result, a transition period for the two months ended December 31, 2000 was previously reported on a transition report on Form 10-Q and is also presented herein. Consequently, the consolidated balance sheets have been prepared at December 31, 2000 and 2001. The statements of operations, stockholders' equity and comprehensive loss and cash flows present information for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001.

        (b)  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and subsidiaries in which the Company's ownership is greater than 50%. Investments in other entities where the Company has the ability to exercise significant influence over the investee are accounted for on the equity basis. Under the equity method, investments are stated at cost plus the Company's equity in undistributed earnings after acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

        (c)  Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with an original maturity at the date of purchase of three months or less to be cash equivalents.

        (d)  Restricted Cash

        Restricted cash represents amounts on deposit by customers for TeleBet wagering. State regulations require the Company to maintain such balances until deposited amounts are wagered or returned to the customer.

        (e)  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined as follows:

Item	Cost method
Parts	First-in, first-out or weighted moving average.
Work-in-process & finished goods	First-in, first-out or weighted moving average for direct material and labor; other fixed and variable production costs are allocated as a percentage of direct labor cost.

        The Company adjusts inventory accounts on a periodic basis to reflect the impact of potential obsolescence.

        (f)    Property and Equipment

        Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated Life in Years
Machinery and equipment	3-10
Transportation equipment	3-7
Furniture and fixtures	5-10
Buildings and leasehold improvements	5-40

        Depreciation expense includes the amortization of capital leased assets. The Company typically depreciates the equipment and installation costs for new customers on a straight-line method over the life of the initial term of their contracts.

        (g)  Deferred Installation Costs

        Certain installation costs consisting of installation materials, customer contracted software and installation labor associated with leased systems are deferred and amortized over the lives of the leases unless such costs are reimbursed by the lessee, in which case such amounts are included in revenue and cost of sales. Deferred installation costs, net of accumulated depreciation, included in property and equipment were approximately $9,426 and $17,113 at December 31, 2000 and 2001, respectively.

        (h)  Goodwill

        Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. Goodwill acquired in connection with the fiscal 2000 acquisition of SGHC (Note 3) and its operating business units is being amortized on a straight-line basis over 20 years, and for the German pari-mutuel wagering business acquired in 1999, goodwill is being amortized on a straight-line basis over 10 to 15 years. Total goodwill amounted to $157,591 and $195,255, net of accumulated amortization of $5,251 and $14,401 as of December 31, 2000 and 2001, respectively. Amortization expense for goodwill was $860, $3,073, $1,312 and $9,150 for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001, respectively.

        (i)    Other Assets and Investments

        The Company capitalizes costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products and for use in its wagering service contracts that meet technological feasibility and recoverability tests. The Company also capitalizes costs associated with the procurement of long-term financing, and costs attributable to transponder leases, patents, trademarks, marketing rights, and non-competition and employment agreements arising primarily from business acquisitions. These capitalized costs are amortized on the straight-line basis over their useful lives.

        (j)    Impairment of Long-Lived Assets and Goodwill

        The Company assesses the recoverability of long-lived assets and certain intangibles, including goodwill, whenever events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset, or, for goodwill and intangibles, by determining whether the amortization of the goodwill and intangible asset balance over its remaining life can be recovered through undiscounted future cash flows of the acquired operation and other considerations. The amount of impairment of goodwill and intangible assets, if any, to be recognized is measured based on projected discounted future cash flows. The amount of impairment of other long-lived assets is measured by the amount by which the carrying value of the asset exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair market value, less costs to sell.

        (k)  Revenue Recognition

        Revenues from pari-mutuel wagering services, on-line lottery systems services, cooperative service arrangements and the operation of off-track betting venues is recognized based on a percentage of amounts wagered pursuant to the terms of the contract. Simulcasting and telecommunication service revenue is recognized as services are performed. Costs incurred in connection with the manufacture, installation, and integration of terminals, software and telecommunications configurations are initially capitalized and amortized on a straight line basis over the term of the contract. Costs of providing operating services are charged to operations in the period incurred. Revenues from sales of products including instant tickets, prepaid scratch-off phone cards and stand alone terminals are recognized when shipped and the customer takes ownership and assumes risk of loss.

        Liquidating damages assessed by the customer prior to the activation of the wagering systems are recognized as a reduction of revenue over the contract period.

        Revenues from major contracts for the sale of lottery and pari-mutuel wagering systems and revenues for contracted software development are recognized on the percentage of completion method of accounting based on the ratio of costs incurred to estimated costs to complete. Any anticipated losses on fixed price contracts are charged to operations when such losses can be estimated. The Company recognizes revenue from software licenses upon shipment if post-delivery obligations are insignificant and if the terms of the agreement are such that the payment obligation is non-cancelable and non-refundable.

        (l)    Income Taxes

        Income taxes are calculated using the asset and liability method under Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are calculated by applying enacted statutory tax rates to cumulative temporary differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        (m)  Foreign Currency Translation

        Assets and liabilities of foreign operations are translated at year-end rates of exchange and operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of accumulated other comprehensive loss in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income (expense) in the consolidated statements of operations.

        (n)  Stock-Based Compensation

        Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes (see Note 14), pro forma net income (loss) and income (loss) per share data are provided in accordance with Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as if the fair value method had been applied.

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

        (o)  Financial Statement Preparation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the significant estimates involve percentage of completion for contracted lottery development projects and pari-mutuel systems software development projects, capitalization of software development costs, evaluation of the recoverability of assets and assessment of litigation and contingencies, including income and other taxes. Actual results could differ from estimates.

        (p)  Comprehensive Income (Loss)

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") establishes standards for the reporting and display of comprehensive income (loss) and its components in a full set of financial statements. SFAS 130 requires that unrealized losses from the Company's foreign currency translation adjustments, interest rate derivatives, unrecognized minimum pension liability and unrealized gains (losses) on investments be included in other comprehensive income (loss).

  (q) Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Certain Hedging Activities ("SFAS 133"). In June 2000 the FASB issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133 (SFAS 138). SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS No. 133 and SFAS No. 138 on November 1, 2000

        The Company's principal derivative instruments are interest rate swaps which allow the Company to reduce its exposure to variability in interest payments due to changes in interest rates on its variable rate, long-term debt obligations. The Company also has a speculative derivative instrument, the effects of which were immaterial to the consolidated financial statements.

        All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of the variability of cash flows to be paid related to its long-term debt obligation ("cash flow"). The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific components of its long-term obligations. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.

        Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive loss, until operations are affected by the variability in cash flows of the designated hedge item. Changes in the fair value of derivative trading instruments are reported in current-period operations.

        The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised. When hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the consolidated balance sheet, and recognizes any changes in its fair value in operations.

        For interest rate swaps, the differential to be paid or received is accrued and recognized in interest expense and may change as a market interest rates change. If a swap was terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap was not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap was marked to market and any unrealized gain or loss is recognized immediately.

  (r) Reclassification

        Certain reclassifications have been made to the prior years consolidated financial statements to conform to the current presentation.

(2) Basic Income (Loss) Per Common Share and Diluted Income (Loss) Per Common Share

        Basic income (loss) per common share is computed by dividing income (loss) by the weighted average number of common shares outstanding during the period. Diluted income per common share gives effect to all dilutive potential common shares that were outstanding during the period. Potential common shares are not included in the calculation of the dilutive loss per share in the applicable years presented, since their inclusion would be anti-dilutive. At December 31, 2001, the Company had outstanding common stock options, warrants, Performance Accelerated Restricted Stock Units, convertible preferred stock and deferred shares which could potentially dilute basic earnings per share in the future (see Notes 13 and 14).

        The following represents a reconciliation of the numerator and denominator used in computing basic and diluted income (loss) per common share for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001:

			Two Months Ended	Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2001
Income (numerator)
Income (loss) before extraordinary items	$379	(18,420)	(4,914)	(584)
Extraordinary items	—	(12,567)	—	—

Net income (loss)	379	(30,987)	(4,914)	(584)
Convertible preferred stock dividend	—	1,014	1,143	7,051

Net income (loss) available to common stockholders	$379	(32,001)	(6,057)	(7,635)

Shares (denominator)
Basic weighted average common shares outstanding	36,118	36,928	40,025	40,340
Effect of dilutive securities-stock options, warrants, and deferred shares	2,225	—	—	—

Diluted weighted average common shares outstanding	38,343	36,928	40,025	40,340

Basic and diluted per share amount
Income (loss) before extraordinary items	$0.01	(0.50)	(0.12)	(0.01)
Extraordinary items	—	(0.34)	—	—

Net income (loss)	$0.01	(0.84)	(0.12)	(0.01)

Net income (loss) available to common stockholders	$0.01	(0.87)	(0.15)	(0.19)

(3) Acquisitions and Dispositions

  Acquisition of Scientific Games Holdings Corp.

        On September 6, 2000, the Company completed the acquisition of Scientific Games Holdings Corp. ("SGHC"), a world-leading supplier of lottery products, integrated lottery systems and support services, and pre-paid telephone cards. The acquisition was completed through a merger in which SGHC became a wholly-owned subsidiary of the Company, at a cost of approximately $308,000 in aggregate merger consideration to SGHC stockholders, plus related fees and expenses. The acquisition was recorded using the purchase method of accounting. The acquired assets and liabilities were recorded at their preliminarily estimated fair value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was preliminarily estimated at $154,300, subject to finalization, and has been recorded as goodwill which is being amortized over 20 years.

        The SGHC acquisition and the refinancing of substantially all existing debt of both the Company and SGHC, along with the payment of certain related fees and expenses, was completed with funds provided by: (1) proceeds from the issuance of $150,000 principal amount of the Company's 12 1/2% Senior Subordinated Notes due August 15, 2010; (2) $280,000 of term loan borrowings under the terms of a new senior credit facility; (3) $2,987 of borrowings under the new revolving credit facility of the senior credit facility; (4) $4,805 of cash on hand; and (5) $110,000 of gross proceeds from the sale of new convertible preferred stock. (see notes 9 and 13)

        In the third quarter of fiscal 2001, the Company finalized the allocation of the purchase price previously allocated on a preliminary basis to the estimated fair value of the assets acquired and liabilities assumed in connection with the acquisition of SGHC. The finalization of the allocation of the purchase price resulted in the reclassification of $73,870 of previously estimated identified intangible assets, including capitalized software, and $29,548 of related deferred income tax liabilities, or approximately $44,322 to goodwill. The reclassifications were the result of the consideration of additional information regarding available products and costs of services, and the refinement of certain assumptions used in the determination of the estimated fair values of the acquired assets.

        The Company has accounted for the reclassification of the intangible assets, including capitalized software, and related deferred income taxes as a change in estimate, and accordingly has reduced capitalized software by $9,825, patents by $13,901 and customer lists by $50,144 having estimated useful lives of 10, 15 and 20 years, respectively. Accordingly, the accompanying consolidated balance sheet at December 31, 2001 and the consolidated statement of operations for the period subsequent to the date of reclassification have been adjusted to reflect the reclassification and the resulting affect on operations. Had the reclassification been made at the beginning of the current year, the positive affect on net income for the period through the date of reclassification would not have been material.

        The following table presents unaudited pro forma results of operations as if the SGHC acquisition and related financing transactions had occurred at the beginning of the period presented after giving effect to certain adjustments, including amortization of goodwill and other identifiable intangible assets, additional depreciation expense, increased interest expense, convertible preferred stock dividends and related income tax effects. These unaudited pro forma results include amortization and deferred tax benefit computations based on the estimated identifiable intangible assets and related deferred income tax amounts recorded prior to the reclassifications made in the third quarter of 2001, described above, because such reclassifications would not have a material effect on the pro forma results. Additionally, these unaudited pro forma results were presented using current generally accepted accounting principles. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 becomes effective immediately and SFAS 142, which will become effective for the Company in year 2002, will change the accounting and reporting for goodwill and intangible assets. Consequently, beginning January 1, 2002, amortization of goodwill and intangibles with indefinite lives will cease. These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the Company's previous fiscal years ended October 31, 1999 and 2000, or the results that may occur in the future.

	Years Ended October 31,
	1999	2000
	(unaudited)
Operating revenues	$439,811	437,073
Operating income	40,158	29,847
Loss before income tax expense and extraordinary items	(10,084)	(19,993)
Net loss	(13,738)	(24,006)
Convertible preferred stock dividend	(6,765)	(6,765)

Net loss available to common stockholders	$(20,503)	(30,771)

Basic and diluted net loss per share	$(0.38)	(0.65)

Basic and diluted net loss per share available to common stockholders	$(0.57)	(0.83)

  Acquisition of Datasport Assets and Interest in Datek

        On September 1, 1999, the Company completed the purchase of selected assets and the assumption of certain liabilities, from Datasport Toto Dienstleistung GmbH & Co KG ("Datasport"). As a result of this purchase, the Company is the sole provider of totalizator and simulcasting services to the 14 thoroughbred racetracks in Germany. The transaction also increased the Company's ownership and control of Datek GmbH ("Datek"), the primary provider of pari-mutuel wagering to OTBs and bookmakers in Germany. The purchase, which included approximately $2,333 in cash and the assumption of certain liabilities, was recorded using the purchase method of accounting, and the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $3,200 and has been recorded as goodwill which is being amortized over 15 years. The operating results of the Datasport and Datek businesses have been included in the consolidated statements of operations since the date of acquisition. Had the operating results of the Datasport and Datek businesses been included as if the transaction had been consummated on November 1, 1998, the pro forma operating results of the Company would not have been materially different.

  Disposition of Businesses

        In the fourth quarter of fiscal 1999, the Company commenced negotiations to sell its SJC Video business and recorded an anticipated loss on the sale of approximately $1,600 in fiscal 1999. The sale of the business was completed in the first quarter of fiscal 2000 for its then approximate net book value.

(4) Inventories

        Inventories consist of the following:

	December 31,
	2000	2001
Parts and work-in-process	$16,838	10,130
Finished goods	10,770	9,417

	$27,608	19,547

        Terminals manufactured by the Company may be sold to customers or included as part of a long-term wagering system contract. Parts and work-in-process includes costs for equipment expected to be sold. Costs incurred for equipment associated with specific wagering system contracts not yet placed in service are classified as construction in progress in property and equipment (see Note 5).

(5) Property and Equipment

        Property and equipment, including assets under capital leases, consist of the following:

	December 31,
	2000	2001
Machinery, equipment and deferred installation costs	$248,162	278,227
Land and buildings	47,287	47,435
Transportation equipment	3,003	2,569
Furniture and fixtures	9,486	10,213
Leasehold improvements	9,265	11,748
Construction in progress	6,529	14,645

Property and equipment, at cost	323,732	364,837
Less: Accumulated depreciation	139,121	168,049

Net property and equipment	$184,611	196,788

        Depreciation expense for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001 amounted to $17,823, $20,171, $5,118 and $32,919, respectively.

        Costs for equipment associated with specific wagering systems contracts not yet placed in service are recorded as construction in progress. When the equipment is placed in service at wagering facilities, the related costs are transferred from construction in progress to machinery and equipment, and the Company commences depreciation of the costs.

(6) Operating Right and Other Intangible Assets

        Operating right, (net) consists of the following:

	December 31,
	2000	2001
Connecticut off-track betting system	$12,681	$11,681

        On July 1, 1993, the Company acquired the exclusive right to operate the Connecticut off-track betting system. This operating asset is being amortized on a straight-line basis over 20 years and amounted to $12,681 and $11,681, net of accumulated amortization of $7,319 and $8,319 at December 31, 2000 and 2001, respectively. Amortization of this intangible asset totaled $1,000 for each of the years ended October 31, 1999 and 2000, $167 for the two months ended December 31, 2000 and $1,000 for the year ended December 31, 2001.

        Other intangible assets, (net) consist of the following:

	December 31,
	2000	2001
Employee work force	$6,744	$5,283
Patents	15,269	821
Customer lists	64,894	12,287
Trade name	31,691	30,082

	$118,598	$48,473

        In connection with the September 6, 2000 acquisition of SGHC (Note 3) identifiable intangible assets were recorded at their preliminarily estimated fair value at the date of acquisition in the amount of $121,000. These identifiable assets are being amortized on a straight-line basis over their estimated useful lives as follows: employee work force—5 years; patents—15 years; customer lists—20 years and trade name—20 years. In the third quarter of fiscal 2001, the Company finalized the allocation of the purchase price. This final allocation of the purchase price resulted in the reclassification of $73,870 of previously estimated identified intangible assets, net of related deferred income tax liabilities of $29,548, to goodwill with a corresponding reduction to capitalized software of $9,825, patents of $13,901 and customer lists of $50,144. The reclassification was the result of the consideration of additional information regarding available products and costs of services, and the refinement of certain assumptions used in the determination of the estimated fair values of the acquired assets (See Note 3).

        Amortization of these intangible assets totaled $1,129, $1,273 and $6,759 for the year ended October 31, 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively.

(7) Other Assets and Investments

        Other assets and investments, (net) consist of the following:

	December 31,
	2000	2001
Software systems development costs	$29,727	$25,265
Deferred financing costs	16,169	14,899
Customer notes	2,155	1,303
Other assets	7,939	10,145

	$55,990	$51,612

        In the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001, the Company capitalized $5,246, $5,695, $603 and $8,267, respectively, of software systems development costs related primarily to video gaming, pari-mutuel wagering and lottery applications, plus $16,800 representing the preliminary estimated fair value of internally developed software acquired in connection with the acquisition of SGHC. In the third quarter of year 2001, this amount was subsequently reduced by $9,825 in connection with the finalization of the SGHC purchase price allocation (See Note 3). Capitalized costs are amortized on a straight-line basis over a period of five to ten years. Amortization of capitalized software systems development costs was $2,506, $2,454, $728 and $5,383 for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001.

        Deferred financing costs arose in connection with the procurement of long term financing by the Company, and are amortized over the life of the financing agreements. In fiscal 2000, the Company capitalized $16,517 of financing fees incurred in connection with the SGHC acquisition transactions. Accordingly, in fiscal 2000, the Company wrote-off, as an extraordinary charge, $2,865 of previously deferred financing costs in connection with its repayment of the Old Facility and 1998 and 2000 Term Loans. Amortization of deferred financing costs amounted to $942, $1,224, $384 and $2,435 for the fiscal years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively.

(8) Accrued Liabilities

        Accrued liabilities consist of the following:

	December 31,
	2000	2001
Compensation and benefits	$13,514	$16,231
Customer advances	2,690	1,948
Taxes, other than income	1,963	6,925
Accrued acquisition costs	2,808	909
Accrued contract costs	4,005	6,409
Other	32,607	18,696

	$57,587	$51,118

(9) Long-Term Debt

        Long-term debt consists of the following:

	December 31,
	2000	2001
12 1/2% Series B Senior Subordinated Notes due 2010	$150,000	$150,000
Term A loan with varying interest rate due 2006	59,250	55,500
Term B loan with varying interest rate due 2007	219,450	217,250
Revolving credit facility with varying interest rate due 2006	9,000	14,750
Capital lease obligations, payable monthly through October 2005 Interest from 5.8% to 15.0%	400	165
Various loans and bank facilities, interest from 5.2% to 12.5%	2,580	2,070

Total long-term debt	440,680	439,735
Less current installments	6,636	9,437

Long-term debt, excluding current installments	$434,044	$430,298

        On September 6, 2000, contemporaneously with the payment of the acquisition consideration to the shareholders of SGHC, the Company refinanced substantially all existing debt of both the Company and SGHC and paid certain related fees and expenses (collectively, the "Transactions"). In addition to cash on hand and proceeds from the sale of convertible preferred stock, the Company incurred the following debt to fund the Transactions: (i) $150,000 principal amount of 12 1/2% Senior Subordinated Notes due August 15, 2010 (the "Notes"); (ii) $280,000 of term loan borrowings under the terms of a new senior credit facility (the "Facility"); and (iii) $2,987 of borrowings under the revolving credit portion of the Facility.

        The Notes bear interest at the rate of 12 1/2% per annum payable semi-annually on each February 15 and August 15, commencing February 15, 2001. The Notes are senior subordinated, unsecured obligations of the Company, ranking junior to all existing and future senior debt including obligations under the Facility. The Notes are fully and unconditionally guaranteed on a senior subordinated basis by all of the Company's wholly-owned U.S. subsidiaries (Note 26). The Notes will be redeemable, at the option of the Company, at any time on or after August 15, 2005, in whole or in part, at redemption prices equal to 106.250%, 104.167%, 102.083% and 100.000% of the principal amount thereof if redeemed during the 12-month periods commencing on August 15 of years 2005, 2006, 2007, and 2008 and thereafter, respectively. In addition, on or before August 15, 2003, the Company may, at its option, redeem up to 35% of the Notes at 112.5% of the principal amount thereof, plus accrued and unpaid interest, with the net proceeds of equity offerings, provided at least 65% of the original aggregate principal amount of the Notes remain outstanding immediately after such redemption.

        In addition to the issuance of the Notes, the Company also entered into the Facility with certain lenders, providing for borrowings of up to $345,000. The Facility consists of: (a) a $65,000 revolving credit facility available for working capital and general corporate purpose loans and for letters of credit (the "Revolver"), which matures in September 2006 with interest at the Base Rate (as defined) plus a margin of 2.25% per annum, or at the rate of LIBOR plus a margin of 3.50% per annum, plus a commitment fee on the unused portion of 0.05% per annum, for the first six months and thereafter as determined by reference to a leverage-based pricing grid; (b) a $60,000 term loan (the "Term A Loan") which matures in September 2006 with interest at the Base Rate plus a margin of 2.25% per annum, or at the rate of LIBOR plus 3.50% per annum for the first six months and thereafter as determined by reference to a leverage-based pricing grid; and (c) a $220,000 term loan (the "Term B Loan") which matures in September 2007 with interest at the Base Rate plus a margin of 3.00% per annum, or at the rate of LIBOR plus 4.25% per annum. The Facility is secured by a first priority, perfected lien on: (i) substantially all the property and assets (real and personal, tangible and intangible) of the Company and its domestic subsidiaries, (ii) 100% of the capital stock of all of the direct and indirect domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries of the Company and (iii) all inter-company indebtedness owing between the Company and its material subsidiaries. The Facility is supported by guarantees provided by all of the Company's direct and indirect, wholly-owned domestic subsidiaries. Average interest rates were 10.6% and 5.8% per annum on Revolver borrowings, 10.5% and 5.3% per annum on Term A Loan borrowings and 11.2% and 6.4% per annum on Term B Loan borrowings at December 31, 2000 and 2001, respectively. At December 31, 2001, availability under the Revolver was $30,960 net of outstanding letters of credit of $19,290.

        Pursuant to the terms of the Company's credit facility, the Company is required to maintain interest rate hedges for a notional amount of not less than $140,000 for a period of not less than two years. In satisfaction of this requirement, the Company entered into three interest swap agreements in November 2000 which obligate the Company to pay a fixed LIBOR rate and entitle the Company to receive a variable LIBOR rate on an aggregate $140,000 notional amount of debt. These swaps change the variable-rate cash flow exposure on $140,000 of the credit facility obligations to fixed rate cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed rate debt. The Company has structured these interest rate swap agreements and intends to structure all such future agreements to qualify for hedge accounting pursuant to the provisions of SFAS 133. Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate credit facility obligations are reported in accumulated other comprehensive loss. These amounts are subsequently reclassified into interest expense as a yield adjustment of the hedged credit facility obligation in the same period in which the related interest affects operations. Accumulated other comprehensive losses resulting from the changes in fair value of the interest rate hedge instruments were $2,395 and $7,249 at December 31, 2000 and 2001, respectively. For the two months ended December 31, 2000 and the year ended December 31, 2001, the Company recorded a $2,395 and $4,854 charge to other comprehensive loss for the change in fair value of the interest rate hedge instruments. As of December 31, 2001, approximately $7,249 of losses on the interest rate hedge instruments are accumulated in other comprehensive loss, some or all of which may be reclassified to operations during the next 12 months.

        Term A Loan requires principal payments of $6,750, $9,750, $12,750, $15,000 and $11,250 in 2002, 2003, 2004, 2005 and 2006, respectively. Term B Loan requires aggregate annual principal payments of $2,200 through December 31, 2005 and $53,350 and $155,100 in 2006 and 2007, respectively. In addition, the Facility will be subject to the following mandatory prepayments, with certain customary exceptions: (i) 100% of the net cash proceeds from the sale or issuance of debt securities; (ii) 100% of the net proceeds from the sale of assets and casualty insurance proceeds; (iii) 50% of the Company's excess cash flow (as defined), or if the leverage ratio is less than 3.00 to 1.00, 25% of the Company's excess cash flow; and (iv) 50% of the net cash proceeds from the sale or issuance of equity (except for the issuance of the Company's new convertible preferred stock).

        The indenture governing the Notes and the agreement governing the Facility contain certain covenants that, among other things, limit the Company's ability, and the ability of certain of the Company's restricted subsidiaries, to incur additional indebtedness, pay dividends or distributions or make certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, engage in sale-leaseback transactions, consummate certain asset sales, effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all assets, and create certain liens and other encumbrances on new assets. Additionally, the agreement governing the Facility contains the following financial covenants are computed quarterly on a rolling four-quarter basis as applicable: (i) minimum Interest Coverage ratio, (ii) minimum Fixed Charge Coverage ratio; (iii) maximum Leverage ratio; and (iv) minimum Net Worth.

        In March 2001, as a result of both the financial performance of SGHC prior to the Company's acquisition of SGHC, principally reflecting transitional and operational matters occurring through December 31, 2000, and the timing of certain anticipated capital expenditures and associated borrowings in 2001, the Company and its lenders amended certain financial covenants to be less restrictive. Among other changes, the Facility was modified so that the planned step-downs in fixed charge coverage ratios and leverage ratios were delayed by up to nine months through September 30, 2002. The Company is in compliance with the amended covenants as of December 31, 2001.

        Prior to the September 6, 2000 Transactions, the Company's debt consisted primarily of: (a) $110,000 of 10 7/8% Series B Senior Notes due August 1, 2004 (the "Old Notes"), which bore interest at a rate of 10 7/8% per annum. In connection with the redemption of the Old Notes on September 6, 2000, the Company paid a call premium to the Old Note holders in the amount of $9,702. This call premium was recorded as an extraordinary item in the Company's consolidated statements of operations in fiscal 2000; (b) $35,000 of 5.5% convertible subordinated debentures due 2001 (the "Debentures"); (c) $25,000 revolving credit facility (the "Old Facility"), which bore interest at a rate of prime plus 2.50% per annum or LIBOR plus 3.50% per annum; (d) a $7,200 term loan (the "1998 Term Loan"), which bore interest at a fixed rate of 8.87%; and (e) a $9,900 term loan (the "2000 Term Loan"), which bore interest at a rate of prime plus 2.50% per annum or LIBOR plus 3.50% per annum. The Old Notes, the Debentures, borrowings under the Old Facility, the 1998 Term Loan, and the 2000 Term Loan were all repaid in full with cash on hand and with proceeds from the debt and equity financing in the Transactions.

(10) Extraordinary Items

        In connection with the acquisition of SGHC and the related financing transactions and the subsequent repayment of all amounts outstanding under the Company's previous credit facilities, the Company wrote-off $2,865 of deferred financing fees and expensed $9,702 in call premium on the Old Notes in fiscal year 2000. There were no tax benefits recognized on the net extraordinary loss because the Company is currently in a tax loss carryforward position.

(11) Commitments

        At December 31, 2001, the Company was obligated under operating leases covering office equipment, office and warehouse space, transponders and transportation equipment expiring at various dates through 2006. Future minimum lease payments required under these leasing arrangements at December 31, 2001 are as follows: 2002, $10,151; 2003, $9,338; 2004, $8,919; 2005, $8,480; 2006, $2,604 and thereafter $2,845. Total rental expense under these operating leases was $8,155, $9,051, $1,718 and $10,941 in the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively.

        The Company acquired $1,426 of capitalized leases with the acquisition of the Datasport and Datek businesses in the year ended October 31, 1999. During the year ended October 31, 2000 the Company entered into capital lease obligations of $62 and acquired capitalized leases of $40 in connection with the acquisition of SGHC.

(12) Fair Value of Financial Instruments

        The fair value of financial instruments is determined by reference to market data and other valuation techniques as appropriate. The Company believes the fair value of its financial instruments, principally cash and cash equivalents, restricted cash, accounts receivable, other current assets, accounts payable, and accrued liabilities approximates their recorded values.

        The Company believes that the fair value of the Notes approximated $141,000 and $165,000 at December 31, 2000 and 2001, respectively based on reference to dealer markets and global market prices. The fair value of the outstanding Term A Loan and Term B Loan and revolving credit facility borrowings approximate their recorded values, respectively, based on the variable rates of these facilities and currently available terms and conditions for similar debt at December 31, 2000 and 2001, respectively. See Note 9 for fair value of interest rate swaps.

(13) Capital Stock

  Convertible Preferred Stock

        The Company has 2,000 shares of preferred stock, $1.00 par value, authorized for issuance.

        On September 6, 2000, the Company issued, for gross proceeds of $110,000, 1,128 shares of new Series A Convertible Preferred Stock (the "Preferred Stock"), including $100,000 to Cirmatica Gaming, S.A., an affiliate of Lottomatica S.p.A. (the state concessionaire for the Italian national lottery), and $10,000 to other investors through Ramius Securities, LLC (together with its affiliates, "Ramius"), which acted as placement agent.

        The Preferred Stock is convertible into the Company's common stock at: a) $4.63 per share if the average 30 day per share market price (AMP) is less than $4.63 per share; at prices of: b) current market price per share if AMP is between $4.63 and $5.09 per share; c) $5.10 per share, if AMP is between $5.10 and $8.93 per share and; d) $5.56 per share, if AMP is higher than $8.93 per share. The Preferred Stock will mature and become mandatorily convertible into common stock after five years and will pay dividends at the rate of 6% per annum (payable in kind in additional shares or, at the Company's option beginning with the ninth quarterly dividend date, in cash). The holders of Preferred Stock also have the right to participate on an as-converted basis in any dividends with respect to the common stock. The holders of Preferred Stock have the right to vote along with the holders of common stock on all matters on which the holders of common stock are entitled to vote, are entitled to vote separately as a class with respect to certain matters, and are also entitled to certain rights of first refusal with respect to future financings. The Preferred Stock is also subject to certain customary anti-dilution provisions. In addition, the holders of Preferred Stock have the right to designate, initially, four members of the Company's Board of Directors (and to elect three additional Directors in the event of certain defaults by the Company). The Preferred Stock has preference over common stock with regard to the distribution of assets upon a liquidation, dissolution or other winding up of the Company.

        For the period from the date of issue through October 31, 2000, the two months ended December 31, 2000 and for the year ended December 31, 2001, the Company issued approximately 32, 17 and 71 shares of Series A Convertible Preferred Stock in connection with payment of the paid-in-kind dividends on such stock and as partial payment of a placement agent fee. For the year ended October 31, 2000, the Company recorded preferred stock dividends of $1,014, of which $575 was accrued and unpaid at October 31, 2000. For the two months period ended December 31, 2000, the Company recorded preferred stock dividends of $1,143 of which none was accrued and unpaid at December 31, 2000. For 2001, the Company recorded preferred stock dividends of $7,051 of which none were unpaid at December 31, 2001. Preferred stock dividends have been deducted in determining the amount of the net loss available to common stockholders in the consolidated statements of operations.

  Common Stock

        The Company has two classes of common stock consisting of Class A Common Stock and Class B Non-voting Common Stock (Class B Common Stock). All shares of Class A Common Stock and Class B Common Stock entitle holders to the same rights and privileges except that the Class B Common Stock is non-voting. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

        On September 6, 2000, the Company issued warrants (the "September 2000 Warrants") to purchase up to 2,900 shares of the Company's common stock with a nominal exercise price to its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation and LBI Group, Inc. (an affiliate of Lehman Brothers), which received 80% and 20%, respectively, of the September 2000 Warrants, in connection with their services to the Company in obtaining certain financing commitments. The Company recorded the estimated fair value of the September 2000 Warrants at the date of issue of approximately $7,511 as interest expense, with a corresponding increase to additional paid in capital. On October 5, 2000, 2,900 shares of the Company's common stock were issued upon retirement of the September 2000 Warrants.

        On October 2, 2000, in connection with the acquisition of SGHC, the Company issued warrants (the "October 2000 Warrants") to purchase up to 250 shares of the Company's common stock to a financial advisor in connection with their services to the Company in obtaining certain financing commitments. The October 2000 Warrants are exercisable until October 1, 2004 at a price of $3.58 per share, equal to the fair market value of the Company's common stock on the date of issue. The estimated fair market value of the October 2000 Warrants on the date of issue was $305, which was recorded as an increase to goodwill with a corresponding increase in additional paid-in-capital.

  Warrants

        At December 31, 2001, the Company had the following warrants outstanding, after giving effect to adjustments made in accordance with certain anti-dilution provisions:

	Shares	Exercise Price	Expiration
Warrants to purchase Class A Common Stock:
1998 Warrants	1,806	$1.69	October 31, 2002
2000 Class A Warrants	43	$3.32	April 30, 2003
October 2000 Warrants	250	$3.58	October 1, 2004

Total Class A Common Stock Warrants	2,099

Warrants to purchase Class B Common Stock	147	$3.83	October 30, 2003

(14) Stock Options

        The Company has four stock option plans under which shares of Class A Common Stock have been authorized for issuance to employees, officers and directors: the 1984 Stock Option Plan (the "1984 Plan")—1,350 shares; the 1992 Equity Incentive Plan (the "1992 Plan")—3,000 shares; the 1995 Equity Incentive Plan (the "1995 Plan")—4,000 shares: and the 1997 Incentive Compensation Plan, as amended in April 2001 (the "1997 Plan")—5,400 shares.

        In May 1995, the Company offered holders of stock options with exercise prices above market value as of May 26, 1995 the right to cancel such options in exchange for Performance Accelerated Restricted Stock Units (the "PARS"). The PARS represent deferred shares of Class A Common Stock which vest in 20% increments on the sixth, seventh, eighth, ninth and tenth anniversaries of the date of grant, or, in certain circumstances, on an accelerated basis based on the Company's stock trading at certain per share prices, or at the discretion of the Board of Directors. Options to purchase 1,976 shares were exchanged for 504 PARS. Additionally, restricted shares and deferred shares with a three year vesting schedule were granted to certain non-employee directors under the 1992 Plan and 1997 Plan as follows: a total of 110 deferred shares at a fair market value of $4.1250 per share were granted in fiscal 1995, a total of 50 deferred shares at a fair market value of $3.1875 per share were granted in fiscal 1996, a total of 135 deferred shares at a fair market value of $1.3125 per share were granted in fiscal 1997, a total of 40 restricted shares at a fair market value of $2.4375 per share were granted in fiscal 1998, a total of 40 restricted shares at a fair market value of $2.000 per share were granted in fiscal 1999, a total of 40 restricted shares at a fair market value of $2.5625 per share were granted in fiscal 2000, a total of 87 restricted shares at a fair market value of $3.10 per share were granted in the two months ended December 31, 2000. Accordingly, the Company has recorded compensation expense of $272, $264, $43 and $268 in the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively as selling, general and administrative expenses in the consolidated statement of operations. Additional compensation expense aggregating $499 will be charged to expense through fiscal 2005 as the PARS and restricted shares become fully vested.

        Stock options granted under the Company's equity incentive plans are exercisable at not less than the fair market value of the stock at the date of grant, and none may be exercised more than 10 years from the date of grant. Options are generally exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant. The Board of Directors may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting period of any award under the plans.

        Information with respect to the Company's stock options is as follows:

Stock Options	Shares	Average Price (1)
Outstanding at October 31, 1998	6,094	$2.69
Granted	1,860	2.24
Canceled	365	2.40
Exercised	216	1.09

Outstanding at October 31, 1999	7,373	2.63

Granted	1,892	3.44
Canceled	237	3.40
Exercised	377	2.41

Outstanding at October 31, 2000	8,651	2.80

Granted	10	3.06
Canceled	126	2.64
Exercised	140	1.36

Outstanding at December 31, 2000	8,395	2.80

Granted	2,015	4.73
Canceled	305	3.99
Exercised	578	1.86

Outstanding at December 31, 2001	9,527	$3.24

(1)
Weighted average exercise price.

        Summarized information about stock options outstanding and exercisable at December 31, 2001 is as follows:

		Outstanding			Exercisable
Exercisable Price Range		Shares	Average Life(1)	Average Price(2)	Shares	Average Price(2)
	$1.00 to 2.00	1,896	5.7	$1.31	1,563	$1.21
	$2.01 to 3.00	3,941	6.0	2.70	2,302	2.66
	$3.01 to 4.00	2,463	6.3	3.50	1,253	3.49
over $	4.00	1,227	8.0	7.45	280	9.98

		9,527			5,398

(1)
Weighted average contractual life remaining in years.

(2)
Weighted average exercise price.

        The number of shares and weighted average exercise price per share of options exercisable at October 31, 1999 and 2000, and December 31, 2000 and 2001 were 3,859 shares at $3.13, 4,832 shares at $2.85, 5,111 shares at $2.76, and 5,398 shares at $2.81, respectively. At October 31, 1999 and 2000, and December 31, 2000 and 2001, 1,797 shares, 1,909 shares, 1,916 and 2,223 shares, respectively, were available for future grants under the terms of these plans. Outstanding options expire prior to December 14, 2011 and are exercisable at prices ranging from $1.06 to $17.00 per share.

        The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement defines a fair value method of accounting for an employee stock option or similar equity instrument. However, it allows an entity to continue to measure compensation cost for those instruments using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", provided it discloses the effect of SFAS 123 in footnotes to the financial statements. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no stock option related compensation expense has been recognized for a substantial majority its stock-based compensation plans.

        Had the Company, however, elected to recognize compensation cost based on fair value of the stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the vesting period of the underlying instruments and the Company's net income (loss) and net income (loss) per share would have changed to the pro forma amounts indicated in the table below.

        Pro forma net income (loss) and income (loss) per basic and diluted share for the years ended:

			Two Months Ended	Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2001
Net income (loss):
As reported	$379	(30,987)	(4,914)	(584)
Pro forma	$(1,597)	(33,250)	(5,227)	(3,195)
Net income (loss) available to common stockholders:
As reported	$379	(32,001)	(6,057)	(7,635)
Pro forma	$(1,597)	(34,264)	(6,370)	(10,246)
Net income (loss) per basic and diluted share:
As reported	$0.01	(0.84)	(0.12)	(0.01)
Pro forma	$(0.04)	(0.90)	(0.13)	(0.08)
Net income (loss) available to common stockholders per basic and diluted share:
As reported	$0.01	(0.87)	(0.15)	(0.19)
Pro forma	$(0.04)	(0.93)	(0.16)	(0.25)

        The fair value of the options granted was estimated using the Black-Scholes option-pricing model based on the weighted average market price at date of grant of $2.24 in fiscal 1999, $3.44 in fiscal 2000 and $4.72 in fiscal 2001 and the following weighted average assumptions: risk-free interest rate of 5.8% for fiscal 1999, 6.3% for fiscal 2000 and 4.9% for fiscal 2001; expected option life of 7.0 years for fiscal 1999, 2000 and 2001; volatility of 59% for 1999, 55% for fiscal 2000 and 76% for fiscal 2001: and no dividend yield in any year. The average fair values of options granted during fiscal years 1999, 2000 and 2001 were $1.45 $2.15 and $3.48 respectively.

(15) Service Contract Arrangements

        Service contracts for North American pari-mutuel wagering systems and lottery systems generally provide for substantial related services such as software, maintenance personnel, computer operators and certain operating supplies. The service contracts cover a five to seven year period and frequently include renewal options that have generally been exercised by the customers. Under such contracts, the Company retains ownership of all equipment. The service contracts also provide for certain warranties covering operation of the equipment, machines, display equipment and central computing equipment. The breach of such warranties could result in significant liquidated damages. The service contracts provide for revenue based on a percentage of total amounts wagered. Certain pari-mutuel wagering systems contracts provide for specified minimum levels of revenue. The Company has historically exceeded such minimums.

        Instant ticket sales contracts provide for revenue based on a fixed fee per thousand instant tickets or a percentage of instant ticket retail sales of the lottery customer. Instant ticket contracts generally run for one to five years and frequently include renewal options.

(16) Export Sales and Major Customers

        Sales to foreign customers amounted to, $49,939, $41,389, $1,532 and $45,891 in the years ended October 31, 1999 and 2000, the two months ended December 31, 2000 and the year ended December 31, 2001, respectively. For the years ended October 31, 1999 and 2000, one customer in the Lottery Group segment represented $35,969 or 17% and $29,830 or 13% of revenues, respectively. No single customer represented more than 10% of revenues during the two months ended December 31, 2000 and year ended December 31, 2001.

(17) Pension Plans

        The Company has a defined benefit plan for U.S. based union employees. Retirement benefits under the plan are based upon the number of years of credited service up to a maximum of thirty years for the majority of the employees. The Company also has a defined benefit plan for U.K. based employees. The defined benefit plan for U. K. employees was assumed in connection with the acquisition of SGHC. Retirement benefits under the plan are based on an average of the employee's compensation over two years preceding retirement or leave of service. The Company's policy is to fund the minimum contribution permissible by the respective tax authorities.

        In September 2000, the Board of Directors approved the adoption of a Supplemental Executive Retirement Plan, or "SERP," intended to provide supplemental retirement benefits for certain senior officers of the Company. The SERP provides for retirement benefits according to a formula based on each participant's years of service with the Company and average rate of compensation. The net cost for the Company's defined benefit plans consisted of the following components:

	Pension Benefits
	U.S. Plan		U.K. Plan		SERP Plan
	December 31, 2000	December 31, 2001	December 31, 2000	December 31, 2001	December 31, 2000	December 31, 2001
Change in benefit obligation
Benefit obligation at beginning of period	$1,908	$1,921	$13,627	$13,926	$4,449	$4,567
Service cost	17	105	209	1,092	64	411
Interest cost	22	132	164	917	54	342
Participant contributions	—	—	90	597	—	—
Actuarial gain	(13)	(3)	(134)	(1,995)	—	—
Benefits paid	(13)	(53)	(30)	(291)	—	—

Benefit obligation at end of period	1,921	2,102	13,926	14,246	4,567	5,320

Change in plan assets
Fair value of plan assets at beginning of period	1,634	1,691	13,772	13,623	—	—
Actual return on plan assets	70	86	(388)	(2,111)	—	—
Employer contributions	—	200	179	1,223	—	—
Plan participant contributions	—	—	90	597	—	—
Benefits paid	(13)	(53)	(30)	(291)	—	—

Fair value of plan assets at end of period	1691	1,924	13,623	13,041	—	—

Funded status	(230)	(178)	(303)	(1,205)	(4,567)	(5,320)
Unrecognized actuarial loss	512	546	721	1,729	—	—
Unrecognized prior service cost	116	104	—	—	4,374	3,919
Unrecognized net transition obligation	30	23	—	—	—	—

Net asset (liability) amount recognized	$428	495	418	524	(193)	(1,401)

Amounts recognized in the Consolidated Balance Sheet consist of:
Accrued benefit liability	$(657)	(673)	—	—	(3,218)	(3,903)
Intangible asset	116	104	—	—	3,025	2,502
Accumulated other comprehensive income	541	569	—	—	—	—
Prepaid pension cost	428	495	418	524	—	—

Net amount recognized	$428	495	418	524	(193)	(1,401)

Weighted-average assumptions:
Discount rate	7.000%	7.000%	6.500%	6.500%	7.500%	7.500%
Expected return on plan assets	8.000%	8.000%	7.500%	7.500%	None	None
Rate of compensation	None	None	4.250%	4.500%	4.000%	4.000%
Components of net periodic benefit cost:
Service cost	$17	105	209	1,092	64	411
Interest cost	22	132	164	917	54	342
Expected return on plan assets	(22)	(142)	(179)	(1,063)	—	—
Net amortization and deferral	7	36	—	160	75	457

Net periodic cost	$24	131	194	1,106	193	1,210

        The accumulated benefit obligation represents the actuarial present value of benefits based upon the benefit multiplied by the participants' historical years of service.

        The plan assets for the U.S. based plan are invested in insurance company general accounts guaranteed as to principal. The plan assets for the U.K. based plan are primarily invested in equity securities.

        As required by Financial Accounting Standards Board Statement No. 87 ("SFAS 87"), "Employers' Accounting for Pensions" for pension plans where the accumulated benefit obligation exceeds the fair value of plan assets, the Company has recognized in the consolidated balance sheet at December 31, 2000 and 2001 the additional minimum liability of the unfunded accumulated benefit obligation of $1,378 and $2,402, respectively, as a long-term liability, with a partially offsetting intangible asset and equity adjustment.

        In connection with its U.S. based collective bargaining agreements, the Company participates with other companies in a defined benefit pension plan covering union employees. Payments made to the multi-employer plan were approximately, $469, $479, $49 and $259 during the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively.

        The Company has a 401K plan covering all U.S. based employees who are not covered by a collective bargaining agreement. Company contributions to the plan are at the discretion of the Board of Directors. Pension expense for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001 amounted to approximately $1,015, $1,004, $560 and $3,392, respectively. The Company has a 401K plan for all union employees which does not provide for Company contributions.

(18) Management Incentive Compensation

        The Company has an incentive compensation plan for key management personnel based on business unit performance, overall performance of the Company and individual performance. Management incentive compensation expense amounted to $2,000, $2,532, $408 and $3,799 in years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001, respectively.

(19) Income Tax Expense

        The consolidated income (loss) before income tax expense and extraordinary item, by domestic and foreign source, is as follows:

	Years Ended		Two Months Ended	Year Ended
	October 31,		December 31,
	1999	2000	2000	2001
Domestic	$128	(14,488)	(7,246)	(14,061)
Foreign	428	(2,329)	1,655	13,555

Consolidated income (loss) before income tax expense and extraordinary item	$556	(16,817)	(5,591)	(506)

        Income tax expense (benefit) consists of:

	Current	Deferred	Total
Year Ended October 31, 1999
Federal	$(33)	(15)	(48)
Foreign	137	(161)	(24)
State	249	—	249

Total	$353	(176)	177

Year Ended October 31, 2000
Federal	$—	—	—
Foreign	1,079	143	1,222
State	381	—	381

Total	$1,460	143	1,603

Two Months Ended December 31, 2000
Federal	$—	(1,341)	(1,341)
Foreign	664	—	664
State	—	—	—

Total	$664	(1,341)	(677)

Year Ended December 31, 2001
Federal	$(499)	(3,717)	(4,216)
Foreign	3,496	498	3,994
State	672	(372)	300

Total	$3,669	(3,591)	78

        Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the deferred tax liability (asset) relate to the following:

	December 31,
Net Deferred Tax Liability
	2000	2001
Accrued vacation	$(604)	(897)
Inventory	(4,031)	(2,516)
Accrued litigation expenses	(2,120)	(1,366)
Other accrued liabilities	(2,867)	(1,077)
Reserve for doubtful accounts	(773)	(893)

Current deferred tax asset	(10,395)	(6,749)

Prepaid expense	555	141
Deferred costs	3,235	3,235

Current deferred tax liability	3,790	3,376

Intangible assets-difference in basis and amortization periods	55,411	23,318
Property and equipment-differences in basis and depreciation methods	14,133	13,332
Interest charge, Domestic International Sales Corp	6,327	6,741

Noncurrent deferred tax liability, net	75,871	43,391

Net operating loss carryforward	(61,479)	(59,093)
Deferred compensation	(572)	(1,134)
Partnership investments	(702)	(353)
Alternative minimum tax credits	(221)	(221)
Research and experimentation credits	(38)	(32)

Noncurrent deferred tax asset	(63,012)	(60,833)
Valuation allowance	53,007	49,383

Noncurrent deferred tax asset, net	(10,005)	(11,450)

Noncurrent deferred tax liability	65,866	31,941

Net deferred tax liability on balance sheet	$59,261	28,568

        The aggregate deferred tax assets before valuation allowance at December 31, 2000 and 2001 were $73,601 and $67,582, respectively. The aggregate deferred tax liabilities at December 31, 2000 and 2001 were $79,661 and $46,767, respectively.

        The actual tax expense differs from the "expected" tax expense (computed by applying the U.S. Federal corporate rate of 34% to income (loss) before income tax expense and extraordinary item) as follows:

	Year Ended		Two Months Ended	Years Ended
	October 31,		December 31,
	1999	2000	2000	2001
Computed "expected" tax expense (benefit)	$189	(5,718)	(1,901)	(172)
Increase (reduction) in income taxes resulting from:
Change in valuation allowance	—	4,924	441	(2,028)
State income tax expense	—	—	—	300
Foreign tax differential	(201)	2,014	101	(615)
Non deductible goodwill amortization and other	—	—	600	2,854
Other, net	189	383	82	(261)

	$177	1,603	(677)	78

        The Company has regular tax net operating loss carryforwards of approximately $28,969 that expire in 2009, $40,777 that expire in 2010, $25,406 that expire in 2011, $9,150 that expire in 2012, $9,460 that expire in 2018, and $34,356 that expire in 2020. In connection with the fiscal 2000 acquisition of SGHC and the concurrent sale of convertible preferred stock, the Company incurred an ownership change pursuant to Section 382 of the Internal Revenue Code of 1986. As a result, the availability of tax net operating loss carryforwards realized by the Company prior to the change in ownership, totaling approximately $120,000, to offset post acquisition taxable income will be limited to approximately $7,500 annually, except with respect to any taxable income, if any, attributable to sales of pre-acquisition assets.

        The Company has minimum tax credit carryforwards (which can be carried forward indefinitely) of approximately $221 and research and experimentation credit carryforwards of approximately $32. The research and experimentation credits expire through 2020.

        The net changes in the valuation allowance for deferred tax assets for the two months ended December 31, 2000 and the year ended December 31, 2001 were a decrease of $1,066 and a decrease of $3,624.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, limitations on the utilization of tax net operating loss carryforwards and tax planning strategies in making this assessment. Because of tax losses in recent years, no deferred tax assets have been recorded.

        Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2001 will be allocated as follows:

Income tax benefit that would be reported in the consolidated statements of operations	$46,120
Additional capital (benefit from exercise of stock options)	3,263

$49,383

(20) Business and Geographic Segments

        Business segments are defined by Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker assessing performance and making operating and capital decisions.

        The following tables represent revenues, profits, depreciation and amortization and assets by business and geographic segments for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001. In addition, unaudited pro forma segment information for the year ended December 31, 2000, as though SGHC had been acquired on January 1, 2000, has been included to aid in the year over year analysis. Operating revenues are allocated among geographic segments based on where the customer is located. Gross profit excludes depreciation and amortization. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 1. Corporate expenses, interest expenses and other income or expenses are not allocated among business and geographic segments.

	Year Ended October 31, 1999
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications/ SJC Video Group	Totals
Service revenues	$10,238	$75,788	$61,562	$1,072	$148,660
Sales revenues	39,102	23,386	—	—	62,488

Total revenues	49,340	99,174	61,562	1,072	211,148

Gross profit	12,672	39,612	15,121	310	67,715
Depreciation and amortization	2,297	16,386	2,778	728	22,189
Segment operating income (loss)	9,022	10,039	9,330	(2,473)	25,918
Segment assets	20,348	110,598	34,613	—	165,559
Additions to fixed assets	2,615	10,714	1,492	113	14,934
	Year Ended October 31, 2000
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications/ SJC Video Group	Totals
Service revenues	$43,219	$81,563	$61,411	$327	$186,520
Sales revenues	21,161	19,678	—	5,989	46,828

Total revenues	64,380	101,241	61,411	6,316	233,348

Gross profit	17,136	40,885	16,785	2,642	77,448
Depreciation and amortization	7,746	17,034	2,830	216	27,826
Segment operating income (loss)	4,487	11,336	11,080	627	27,530
Segment assets	350,367	227,049	34,207	35,592	647,215
Additions to fixed assets	11,306	20,851	2,373	516	35,046

	Two Months Ended December 31, 2000
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$36,630	$11,680	$9,274	$—	$57,584
Sales revenues	—	1,805	—	7,202	9,007

Total revenues	36,630	13,485	9,274	7,202	66,591

Gross profit	11,276	4,692	2,514	2,970	21,452
Depreciation and amortization	5,309	2,576	427	286	8,598
Segment operating income (loss)	2,200	(218)	1,588	2,254	5,824
Segment assets	330,138	235,016	34,055	37,758	636,967
Additions to fixed assets	1,694	2,354	316	1,739	6,103
	Pro Forma Year Ended December 31, 2000 (Unaudited)
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications	Totals
Service revenues	$199,692	$79,776	$61,987	$—	$341,455
Sales revenues	26,973	16,583	—	39,646	83,202

Total revenues	226,665	96,359	61,987	39,646	424,657

Gross profit	70,293	40,052	17,050	16,941	144,336
Depreciation and amortization	29,109	16,899	2,802	1,633	50,443
Segment operating income (loss)	7,320	10,284	11,334	9,707	38,645
Segment assets	330,138	235,016	34,055	37,758	636,967
	Year Ended December 31, 2001
	Lottery Group	Pari-Mutuel Group	Venue Management Group	Telecom- munications Group	Totals
Service revenues	$223,875	$79,779	$60,913	$—	$364,567
Sales revenues	13,936	19,554	—	42,184	75,674

Total revenues	237,811	99,333	60,913	42,184	440,241

Gross profit	86,767	40,853	17,733	16,445	161,798
Depreciation and amortization	35,633	15,098	2,674	1,804	55,209
Segment operating income (loss)	25,499	15,017	12,434	9,706	62,656
Segment assets	306,127	226,650	32,977	36,198	601,952
Additions to fixed assets	39,756	3,721	1,169	1,847	46,493

        The following table provides a reconciliation of segment operating income to the consolidated income (loss) before income tax expense and extraordinary items for each period:

			Two Months Ended	Unaudited Pro Forma Year Ended
					Year Ended
	Years Ended October 31,
			December 31,
	1999	2000	2000	2000	2001
Reportable segment operating income (loss)	$25,917	$27,530	$5,824	$38,645	$62,656
Unallocated corporate expense	(9,170)	(13,572)	(2,872)	(14,892)	(12,762)
Interest expense	(16,177)	(31,231)	(8,790)	(50,978)	(50,363)
Other (income) expense	(14)	456	247	365	(37)

Income (loss) before income tax expense (benefit)	$556	$(16,817)	$(5,591)	$(26,860)	$(506)

			Two Months Ended
				Year Ended
	Year Ended October 31,
			December 31,
Geographic Segments:	1999	2000	2000	2001
Service and Sales Revenue:
North America	$135,299	$150,899	$48,586	$298,612
Italy	36,331	29,828	2	—
Europe	35,582	36,964	8,598	78,484
United Kingdom	—	8,835	8,829	52,071
Other	3,936	6,822	576	11,074

	$211,148	$233,348	$66,591	$440,241

Long-lived assets (excluding identifiable intangibles):
North America	$70,576	$152,201	$147,391	$166,900
Europe	5,629	8,579	9,439	772
United Kingdom	—	25,501	27,421	26,988
Other	523	373	360	2,128

	$76,728	$186,654	$184,611	$196,788

(21) Selected Quarterly Financial Data—(Unaudited)

	For the Fiscal Quarter Ended
	January 31, 2000	April 30, 2000	July 31, 2000	October 31, 2000
Total operating revenues	$49,565	51,061	49,979	82,743
Gross profit	17,089	18,257	18,252	23,850
Income (loss) before extraordinary items	464	2,306	1,661	(22,851)
Extraordinary items- write-off of deferred finance fees and debt call premium	—	—	—	12,567
Net income (loss)	464	2,306	1,661	(35,418)

Convertible preferred stock paid-in-kind dividend	—	—	—	1,014

Net income (loss) available to common stockholders	$464	2,306	1,661	(36,432)

Basic and diluted earnings per share:
Basic income (loss) before extraordinary items	$0.01	0.06	0.05	(0.60)

Diluted income (loss) before extraordinary items	$0.01	0.06	0.04	(0.60)

Extraordinary items per basic and diluted share	$—	—	—	(0.34)

Basic net income (loss)	$0.01	0.06	0.05	(0.94)

Diluted net income (loss)	$0.01	0.06	0.04	(0.94)

Basic income (loss) available to common stockholders	$0.01	0.06	0.05	(0.96)

Diluted income (loss) available to common stockholders	$0.01	0.06	0.04	(0.96)

Weighted average number of shares used in per share calculations:
Basic shares	36,388	36,622	36,886	37,809
Diluted shares	40,353	41,878	41,430	37,809

        The table below presents the actual (unaudited) results of Scientific Games, including the results of SGHC from September 6, 2000, for the calendar quarters in the year ended December 31, 2000.

	Calendar Quarters Year Ended December 31, 2000
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
Total operating revenues	$45,612	53,154	63,397	105,502
Gross profit	17,226	18,579	20,636	35,555
Income (loss) before extraordinary items	834	2,284	(12,719)	(12,614)
Extraordinary items- write-off of deferred finance fees and debt call premium	—	—	12,567	—

Net income (loss)	834	2,284	(25,286)	(12,614)
Convertible preferred stock paid-in-kind dividend	—	—	439	1,718

Net income (loss) available to common stockholders	$834	2,284	(25,725)	(14,332)

Basic and diluted earnings per share:
Basic and diluted income (loss) before extraordinary items	$0.02	0.06	(0.34)	(0.32)

Extraordinary items per basic and diluted share	$—	—	(0.34)	—

Basic and diluted net income (loss)	$0.02	0.06	(0.68)	(0.32)

Basic and diluted income (loss) available to common stockholders	$0.02	0.06	(0.70)	(0.36)

Weighted average number of shares used in per share calculations:
Basic shares	36,544	36,807	36,931	39,855
Diluted shares	41,888	41,086	36,931	39,855

	Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total operating revenues	$112,108	112,573	107,203	108,357
Gross profit	39,288	42,611	40,233	39,666
Net income (loss)	(2,437)	1,940	1,522	(1,609)
Convertible preferred stock paid-in-kind dividend	1,699	1,744	1,790	1,818
Net income (loss) available to common stockholders	$(4,136)	196	(268)	(3,427)

Basic and diluted earnings per share:
Basic net income (loss)	$(0.06)	0.05	0.04	(0.04)

Diluted net income (loss)	$(0.06)	0.04	0.03	(0.04)

Basic income (loss) available to common stockholders	$(0.10)	—	(0.01)	(0.08)

Diluted income (loss) available to common stockholders	$(0.10)	—	(0.01)	(0.08)

Weighted average number of shares used in per share calculations:
Basic shares	40,163	40,209	40,383	40,600
Diluted shares	40,163	44,441	46,067	40,600

(22) Comprehensive Loss

        The accumulated balances for each classification of comprehensive loss are as follows:

	Foreign Currency Items	Unrealized Gains On Securities	Minimum Pension Liability	Cash Flow Hedges	Accumulated Other Comprehensive Loss
Beginning balance at November 1, 1998	$(289)	—	(495)	—	(784)
Change during period	(360)	—	(107)	—	(467)

Balance at October 31, 1999	$(649)	—	(602)	—	(1,251)
Change during period	(2,277)	317	(5)	—	(1,965)

Balance at October 31, 2000	$(2,926)	317	(607)	—	(3,216)
Change during period	1,611	(1,274)	—	(2,364)	(2,027)
Reclassification adjustments for gains reclassified into operations	—	—	—	(31)	(31)

Balance at December 31, 2000	$(1,315)	(957)	(607)	(2,395)	(5,274)
Change during period	(296)	2	38	(7,816)	(8,072)
Reclassification adjustments for losses reclassified into operations	—	—	—	2,962	2,962

Balance at December 31, 2001	$(1,611)	(955)	(569)	(7,249)	(10,384)

        No tax benefits have been allocated to the components of accumulated other comprehensive loss as the Company is in a net operating loss carry forward position and no benefits have been provided.

(23) Unusual Items

        In fiscal 2000, the Company recognized unusual interest expense charges in the amount of $7,511 attributable to payments, in the form of warrants, to purchase 2,900 shares of Scientific Games common stock, to certain financial advisors in connection with their services in obtaining certain financial commitments to acquire SGHC, $1,200 of additional interest expense as a result of the required pre-funding of the Notes, and approximately $2,300 of incremental business integration costs as a result of the SGHC acquisition. The Company also recorded a $1,135 write-off of its option to purchase the Atlantic City Race Course as a result of the New Jersey legislature's failure to pass the necessary legislation to allow OTB expansion in the state and recorded an extraordinary charge of $12,567 in connection with the payment of the call premium on the Old Notes and the write-off of deferred financing fees. In the third quarter of year ended December 31, 2001, the Company reversed reserves of $1,500 in connection with litigation that was settled during the quarter.

(24) Litigation

        Although we are a party to various claims and legal actions arising in the ordinary course of business, we believe, on the basis of information presently available to us, that the ultimate disposition of these matters will not likely have a material adverse effect on our consolidated financial position or results of operations.

        Our subsidiary, SGI, owned a minority interest in Wintech de Colombia S.A., or Wintech (now in liquidation), which formerly operated the Colombian national lottery under contract with Empresa Colombiana de Recursos para la Salud, S.A., or Ecosalud, an agency of the Colombian government. The contract projected that certain levels of lottery ticket sales would be attained and provided a penalty against Wintech, SGI and the other shareholders of Wintech of up to $5,000 if such performance levels were not achieved. In addition, with respect to a further guarantee of performance under the contract with Ecosalud, SGI delivered to Ecosalud a $4,000 bond issued by a Colombian surety, Seguros del Estado, or Seguros. Wintech started the instant lottery in Colombia, but, due to difficulties beyond its control, including, among other factors, social and political unrest in Colombia, frequently interrupted telephone service and power outages, and competition from another lottery being operated in a province of Colombia which we believe was in violation of Wintech's exclusive license from Ecosalud, the projected sales level was not met for the year ended June 1993. On July 1, 1993, Ecosalud adopted resolutions declaring, among other things, that the contract was in default and asserted various claims for compensation and penalties against Wintech, SGI and other shareholders of Wintech. Litigation is pending and/or threatened in Colombia concerning various claims among Ecosalud, Wintech and SGI, relating to the termination of the contracts with Ecosalud. Ecosalud's claims are for, among other things, realization of the full amount of the penalty, plus interest and costs of the bond.

        The Colombian surety, Seguros, paid $2,400 to Ecosalud under its $4,000 bond, and made demand upon SGI for that amount under the indemnity agreement between the surety and SGI. SGI declined to make or authorize any such payment and notified the surety that any payment in response to

Ecosalud's demand on the bond was at the surety's risk. In a case brought in U.S. District Court in Georgia, the Colombian surety sought to recover from SGI sums paid (in SGI's view, improperly) under its surety bond, plus interest. In September 1999, the District Court granted summary judgment for the surety in the amount of approximately $7,000 (which included pre-judgment interest at a rate of 38.76% per annum). On appeal, the United States Court of Appeals for the Eleventh Circuit, on August 20, 2001, affirmed the judgment for the principal amount of $2,400, but vacated that part of the judgment awarding approximately $4,600 based on a pre-judgment interest rate of 38.76% with instructions to the District Court to recalculate pre-judgment interest. On February 22, 2002, SGI agreed to settle this matter upon payment of $3,700 to the Colombian surety. On February 26, 2002, SGI drew upon a $1,500 letter of credit posted by a former Colombian partner in order to partially fund this payment. This settlement resolves the U.S. litigation with the surety, but the claims in Colombia remain unresolved.

        SGI has been advised by Colombian counsel that SGI has various defenses on the merits as well as procedural defenses to Ecosalud's claims. We intend to vigorously pursue these defenses as appropriate. SGI also has certain cross indemnities and undertakings from the two other privately held shareholders of Wintech for their respective shares of any liability to Ecosalud. No assurance can be given that the other shareholders of Wintech will, or have sufficient assets to, honor their indemnity undertakings to SGI when the claims by Ecosalud against SGI and Wintech are finally resolved, in the event such claims result in any final liability. Although we believe that any potential losses arising from these claims will not result in a material adverse effect on our consolidated financial position or results of operations, it is not feasible to predict the final outcome, and there can be no assurance that these claims might not be finally resolved adversely to us or result in material liability.

(25) Recent Developments

        On March 19, 2002, we executed a letter of intent to purchase 65% of the equity of Serigrafica Chilena S.A., or SERCHI. The purchase price will be $3,900 in cash payable at closing and up to $4,355 in cash or stock payable upon the achievement of certain financial performance levels of SERCHI over the next four years. The closing of the transaction is subject to certain conditions, including execution of definitive agreements and completion of due diligence.

        On February 26, 2002, we executed a letter of intent to acquire MDI Entertainment, Inc. in a stock-for-stock transaction valued at approximately $26,000. MDI specializes in creating, marketing and implementing entertainment-based promotions for North American lottery authorities. MDI offers a full range of services, including ticket and point of sale design, prize structure development, promotional event planning, market research, fulfillment services, customer service support and second chance drawing assistance. MDI currently has under license the largest library of proprietary contents in the lottery industry. The closing of the acquisition is subject to certain conditions, including execution of definitive agreements, completion of due diligence and shareholder approval by MDI shareholders. On February 28, 2002, a class action suit on behalf of MDI's public stockholders was filed against multiple parties, including us and MDI, to enjoin the proposed acquisition on the grounds that the value of MDI's common stock is in excess of the amount provided for in our letter of intent. MDI believes that the lawsuit lacks merit, and we and MDI both intend to contest the suit vigorously.

(26) Financial Information for Guarantor Subsidiaries and Non-Guarantor Subsidiaries

        The Company conducts substantially all of its business through its domestic and foreign subsidiaries. The Notes and Facility issued on September 6, 2000 in connection with the acquisition of SGHC are jointly and severally guaranteed by substantially all of the Company's wholly-owned domestic subsidiaries (the "Guarantor Subsidiaries").

        Presented below is condensed consolidating financial information for (i) Scientific Games Corporation (the "Parent Company") which includes the activities of Scientific Games Management Corporation, (ii) the Guarantor Subsidiaries and (iii) the wholly-owned foreign subsidiaries and the non-wholly owned domestic and foreign subsidiaries (the "Non-Guarantor Subsidiaries") as of December 31, 2000 and December 31, 2001 and for the years ended October 31, 1999 and 2000, the two months ended December 31, 2000, and the year ended December 31, 2001. The condensed consolidating financial information has been presented to show the nature of assets held, results of operations and cash flows of the Parent Company, Guarantor Subsidiaries and Non-Guarantor Subsidiaries assuming the guarantee structure of the Notes was in effect at the beginning of the periods presented. Separate financial statements for Guarantor Subsidiaries are not presented based on management's determination that they would not provide additional information that is material to investors.

        The condensed consolidating financial information reflects the investments of the Parent Company in the Guarantor and Non-Guarantor Subsidiaries using the equity method of accounting. In addition, corporate interest and administrative expenses have not been allocated to the subsidiaries.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2000

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Cash and cash equivalents	$867	(51)	5,671	1	6,488
Accounts receivable, net	—	39,554	20,555	(3,290)	56,819
Inventories	—	21,602	6,470	(464)	27,608
Other current assets	186	13,421	2,944	30	16,581
Property and equipment, net	2,002	142,446	40,452	(289)	184,611
Investment in subsidiaries	202,980	—	—	(202,980)	—
Goodwill	190	154,313	3,088	—	157,591
Intangible assets	—	109,232	22,047	—	131,279
Other assets	22,857	74,700	1,077	(42,644)	55,990

Total assets	$229,082	555,217	102,304	(249,636)	636,967

LIABILITIES AND STOCKHOLDERS' EQUITY
Current installments of long-term debt	$6,012	8	616	—	6,636
Current liabilities	25,663	50,643	22,866	(2,910)	96,262
Long-term debt, excluding current installments	433,180	19	5,492	(4,647)	434,044
Other non-current liabilities	8,811	57,020	21,491	(15,450)	71,872
Intercompany balances	(272,737)	245,226	27,809	(298)	—
Stockholders' equity	28,153	202,301	24,030	(226,331)	28,153

Total liabilities and stockholders' equity	$229,082	555,217	102,304	(249,636)	636,967

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2001

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
ASSETS
Cash and cash equivalents	$7,612	(415)	5,452	—	12,649
Accounts receivable, net	—	34,322	16,088	—	50,410
Inventories	—	16,524	3,558	(535)	19,547
Other current assets	973	9,344	5,190	30	15,537
Property and equipment, net	2,159	156,224	38,822	(417)	196,788
Investment in subsidiaries	265,521	—	—	(265,521)	—
Goodwill	183	192,658	2,414	—	195,255
Intangible assets	—	54,913	5,241	—	60,154
Other assets	20,378	44,071	6,487	(19,324)	51,612

Total assets	$296,826	507,641	83,252	(285,767)	601,952

LIABILITIES AND STOCKHOLDERS' EQUITY
Current installments of long-term debt	$9,018	9	410	—	9,437
Current liabilities	14,999	50,672	19,661	799	86,131
Long-term debt, excluding current installments	429,917	10	371	—	430,298
Other non-current liabilities	14,221	32,702	4,356	729	52,008
Intercompany balances	(195,407)	169,896	27,154	(1,643)	—
Stockholders' equity	24,078	254,352	31,300	(285,652)	24,078

Total liabilities and stockholders' equity	$296,826	507,641	83,252	(285,767)	601,952

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

Year Ended October 31, 1999

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	181,387	48,660	(18,899)	211,148
Operating expenses	—	119,324	42,994	(18,885)	143,433

Gross profit	—	62,063	5,666	(14)	67,715
Selling, general and administrative expenses	9,170	13,515	4,511	(18)	27,178
Loss on sale/disposition of businesses	—	1,600	—	—	1,600
Depreciation and amortization	196	18,981	3,115	(103)	22,189

Operating income (loss)	(9,366)	27,967	(1,960)	107	16,748
Interest expense	15,129	883	401	(236)	16,177
Other (income) deductions	(2,075)	(690)	36	2,744	15

Income (loss) before equity in income of subsidiaries, and income taxes	(22,420)	27,774	(2,397)	(2,401)	556
Equity in income of subsidiaries	23,031	—	—	(23,031)	—
Income tax expense (benefit)	232	252	(307)	—	177

Net income (loss)	$379	27,522	(2,090)	(25,432)	379

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

Year Ended October 31, 2000

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	186,408	60,286	(13,346)	233,348
Operating expenses	—	122,400	46,766	(13,266)	155,900

Gross profit	—	64,008	13,520	(80)	77,448
Selling, general and administrative expenses	13,572	16,186	5,917	(11)	35,664
Depreciation and amortization	291	23,210	4,428	(103)	27,826

Operating income (loss)	(13,863)	24,612	3,175	34	13,958
Interest expense	30,535	531	1,037	(872)	31,231
Other (income) deductions	(1,000)	(275)	(198)	1,017	(456)

Income (loss) before equity in income of subsidiaries, and income taxes	(43,398)	24,356	2,336	(111)	(16,817)

Equity in income of subsidiaries	24,933	—	—	(24,933)	—
Income tax expense (benefit)	—	812	791	—	1,603

Net income (loss) before extraordinary items	(18,465)	23,544	1,545	(25,044)	(18,420)

Extraordinary items:
Write-off of deferred financing fees and debt call premium	12,522	45	—	—	12,567

Net income (loss)	$(30,987)	23,499	1,545	(25,044)	(30,987)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

Two Months Ended December 31, 2000

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	57,125	22,087	(12,621)	66,591
Operating expenses	—	41,333	16,425	(12,619)	45,139

Gross profit	—	15,792	5,662	(2)	21,452
Selling, general and administrative expenses	2,872	4,896	2,136	(2)	9,902
Depreciation and amortization	49	7,340	1,224	(15)	8,598

Operating income (loss)	(2,921)	3,556	2,302	15	2,952
Interest expense	8,930	13	477	(630)	8,790
Other (income) expense	(87)	(458)	(277)	575	(247)

Income (loss) before equity in income of subsidiaries and income taxes	(11,764)	4,001	2,102	70	(5,591)
Equity in income of subsidiaries	6,850	—	—	(6,850)	—
Income tax expense (benefit)	—	(1,267)	590	—	(677)

Net income (loss)	$(4,914)	5,268	1,512	(6,780)	(4,914)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS

Year Ended December 31, 2001

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Operating revenues	$—	338,626	115,434	(13,819)	440,241
Operating expenses	—	211,193	80,728	(13,478)	278,443

Gross profit	—	127,433	34,706	(341)	161,798
Selling, general and administrative expenses	12,762	32,310	11,664	(41)	56,695
Depreciation and amortization	306	46,944	8,032	(73)	55,209

Operating income (loss)	(13,068)	48,179	15,010	(227)	49,894
Interest expense	49,880	410	2,009	(1,936)	50,363
Other (income) deductions	(596)	(2,545)	1,148	2030	37

Income (loss) before equity in income of subsidiaries, and income taxes	(62,352)	50,314	11,853	(321)	(506)

Equity in income of subsidiaries	61,821	—	—	(61,821)	—
Income tax expense (benefit)	53	(3,122)	3,147	—	78

Net income (loss)	$(584)	53,436	8,706	(62,142)	(584)

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

Year Ended October 31, 1999

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$379	27,522	(2,090)	(25,432)	379
Depreciation and amortization	196	18,981	3,115	(103)	22,189
Equity in income of subsidiaries	(23,031)	—	—	23,031	—
Loss on sale/disposition of businesses	—	1,600	—	—	1,600
Non-cash interest	942	—	—	—	942
Other non-cash adjustments	139	109	25	—	273
Changes in working capital	(235)	924	568	(91)	1,166

Net cash provided by (used in) operating activities	(21,610)	49,136	1,618	(2,595)	26,549

Cash flows from investing activities:
Capital and wagering systems expenditures	(41)	(11,835)	(3,054)	(4)	(14,934)
Business acquisition, net of cash acquired	(512)	—	(2,333)	512	(2,333)
Other assets and investments	(631)	(6,559)	(699)	(387)	(8,276)

Net cash provided by (used in) investing activities	(1,184)	(18,394)	(6,086)	121	(25,543)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	60	26	(86)	—
Payments on long-term debt	—	(2,739)	(514)	99	(3,154)
Other, principally intercompany balances	22,286	(27,450)	3,141	2,260	237

Net cash provided by (used in) financing activities	22,286	(30,129)	2,653	2,273	(2,917)

Effect of exchange rate changes on cash	52	(367)	283	201	169

Increase/(decrease) in cash and cash equivalents	(456)	246	(1,532)	—	(1,742)
Cash and cash equivalents, beginning of year	2,054	260	4,495	—	6,809

Cash and cash equivalents, end of year	$1,598	506	2,963	—	5,067

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

Year Ended October 31, 2000

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$(30,987)	23,499	1,545	(25,044)	(30,987)
Depreciation and amortization	291	23,210	4,428	(103)	27,826
Equity in income of subsidiaries	(24,933)	—	—	24,933	—
Non-cash interest expense	7,511	—	—	—	7,511
Other non-cash adjustments	15,553	181	214	—	15,948
Changes in working capital	7,208	3,323	(5,455)	34	5,110

Net cash provided by (used in) operating activities	(25,357)	50,213	732	(180)	25,408

Cash flows from investing activities:
Capital and wagering systems expenditures	(1,863)	(27,581)	(5,715)	113	(35,046)
Business acquisition, net of cash acquired	(111,305)	(215,091)	73	10,081	(316,242)
Other assets and investments	(240,221)	230,382	5,190	(1,546)	(6,195)

Net cash provided by (used in) investing activities	(353,389)	(12,290)	(452)	8,648	(357,483)

Cash flows from financing activities:
Net borrowing under lines of credit	11,250	—	—	—	11,250
Proceeds from issuance of long term-debt	441,501	—	1,043	(22)	442,522
Payments on long-term debt	(165,957)	(34,301)	(1,104)	—	(201,362)
Net proceeds from stock issue	107,525	(547)	993	(479)	107,492
Payment of finance fees	(16,792)	—	—	—	(16,792)

Net cash provided by (used in) financing activities	377,527	(34,848)	932	(501)	343,110

Effect of exchange rate changes on cash	—	370	(1,228)	64	(794)

Increase/(decrease) in cash and cash equivalents	(1,219)	3,445	(16)	8,031	10,241
Cash and cash equivalents, beginning of year	1,598	4,346	7,154	(8,031)	5,067

Cash and cash equivalents, end of year	$379	7,791	7,138	—	15,308

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

Two Months Ended December 31, 2000

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$(4,914)	5,268	1,512	(6,780)	(4,914)
Depreciation and amortization	49	7,340	1,224	(15)	8,598
Equity in income of subsidiaries	(6,850)	—	—	6,850	—
Non-cash interest	384	—	—	—	384
Other non-cash adjustments	44	(1,341)	40	—	(1,257)
Changes in working capital	6,078	(5,643)	(988)	(230)	(783)

Net cash provided by (used in) operating activities	(5,209)	5,624	1,788	(175)	2,028

Cash flows from investing activities:
Capital and wagering systems expenditures	(13)	(3,608)	(2,136)	(346)	(6,103)
Other assets and investments	(3,060)	(770)	(93)	1,504	(2,419)

Net cash provided by (used in) investing activities	(3,073)	(4,378)	(2,229)	1,158	(8,522)

Cash flows from financing activities:
Net borrowing under lines of credit	(2,250)	—	—	—	(2,250)
Payments on long-term debt	(1,304)	—	(20)	—	(1,324)
Other, principally intercompany balances	12,324	(10,288)	(851)	(983)	202

Net cash provided by (used in) financing activities	8,770	(10,288)	(871)	(983)	(3,372)

Effect of exchange rate changes on cash	—	1,199	(153)	—	1,046

Increase (decrease) in cash and cash equivalents	488	(7,843)	(1,465)	—	(8,820)
Cash and cash equivalents, beginning of period	379	7,792	7,137	—	15,308

Cash and cash equivalents, end of period	$867	(51)	5,672	—	6,488

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS

Year Ended December 31, 2001

(in thousands)

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net income (loss)	$(584)	53,436	8,706	(62,142)	(584)
Depreciation and amortization	306	46,944	8,032	(73)	55,209
Equity in income of subsidiaries	(61,821)	—	—	61,821	—
Other non-cash adjustments	3,659	(1,819)	(2)	—	1,838
Changes in working capital	(8,426)	12,117	1,146	1,111	5,948

Net cash provided by (used in) operating activities	(66,866)	110,678	17,882	717	62,411

Cash flows from investing activities:
Capital and wagering systems expenditures	(350)	(39,726)	(6,712)	295	(46,493)
Other assets and investments	(624)	(5,273)	(5,202)	1,508	(9,591)

Net cash provided by (used in) investing activities	(974)	(44,999)	(11,914)	1,803	(56,084)

Cash flows from financing activities:
Net borrowing under lines of credit	5,750	—	—	—	5,750
Payments on long-term debt	(6,007)	(8)	(751)	193	(6,573)
Net Proceeds from Stock Issue	1,046	250	497	(747)	1,046
Other, principally intercompany balances	73,738	(65,779)	(5,993)	(1,966)	—

Net cash provided by (used in) financing activities	74,527	(65,537)	(6,247)	(2,520)	223

Effect of exchange rate changes on cash	58	(507)	60	—	(389)

Increase (decrease) in cash and cash equivalents	6,745	(365)	(219)	—	6,161
Cash and cash equivalents, beginning of year	867	(50)	5,671	—	6,488

Cash and cash equivalents, end of year	$7,612	(415)	5,452	—	12,649

SCHEDULE II

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Years Ended October 31, 1999 and 2000, the Two Months Ended December 31, 2000,
and the Year Ended December 31, 2001

(in thousands)

		Additions
	Balance at Beginning of period	Charged to Costs and Expenses	Other	Deductions (1)	Balance at end of period
Year ended October 31, 1999
Allowance for doubtful accounts	$1,811	1,140	—	162	2,789
Reserve for inventory obsolescence	$2,337	221	—	712	1,846
Year ended October 31, 2000
Allowance for doubtful accounts	$2,789	2,077	—	558	4,308
Reserve for inventory obsolescence	$1,846	31	—	311	1,566
Two months ended December 31, 2000
Allowance for doubtful accounts	$4,308	329	—	468	4,169
Reserve for inventory obsolescence	$1,566	46	—	683	929
Year ended December 31, 2001
Allowance for doubtful accounts	$4,169	1,546	—	1,826	3,889
Reserve for inventory obsolescence	$929	1,944	—	393	2,480

(1)
Amounts written off.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of MDI Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of MDI Entertainment, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MDI Entertainment, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen, LLP

Hartford, Connecticut

February 8, 2002,
(except with respect to the matters discussed in Notes 8 and 14, as to which the date is February 28, 2002)

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2000

	December 31,
	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$251,578	$528,151
Investment securities available-for-sale (Note 7)	—	180,000
Accounts receivable	2,709,543	1,140,919
Inventory	690,429	285,301
Deferred income taxes (Note 9)	1,343,000	—
Other current assets	338,049	451,983

Total current assets	5,332,599	2,586,354

PROPERTY AND EQUIPMENT, at cost:
Equipment	305,312	250,456
Furniture and fixtures	120,361	120,361
Leasehold improvements	8,751	—

	434,424	370,817
Less: Accumulated depreciation and amortization	(271,408)	(212,137)

Property and equipment, net	163,016	158,680

OTHER ASSETS:
Licensing costs, net (Note 2)	1,485,827	1,397,680
Other (Note 1)	23,467	363,482

Total other assets	1,509,294	1,761,162

Total assets	$7,004,909	$4,506,196

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2001 and 2000

	December 31,
	2001	2000
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Billings in excess of costs and estimated earnings on uncompleted contracts (Note 1)	$2,497,088	$2,888,985
Current portion of long-term debt (Note 3)	274,199	955,006
Accounts payable	1,112,880	1,378,444
Accrued expenses	734,302	214,271

Total current liabilities	4,618,469	5,436,706
SUBORDINATED CONVERTIBLE DEBENTURE (Note 4)	—	553,125

Total liabilities	4,618,469	5,989,831

COMMITMENTS AND CONTINGENCIES (NOTES 8, 10, 14)
SHAREHOLDERS' EQUITY (DEFICIT) (NOTES 5 & 6)
Common stock	11,639	10,505
Convertible preferred stock-Series B	—	1
Additional paid-in capital	5,609,657	5,061,596
Accumulated deficit	(3,234,856)	(6,555,737)

Total shareholders' equity (deficit)	2,386,440	(1,483,635)

Total liabilities and shareholders' equity (deficit)	$7,004,909	$4,506,196

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001 and 2000

	2001		2000
REVENUE		$14,661,952	$4,976,967
COST OF REVENUES		8,516,354	3,228,505

Gross profit		6,145,598	1,748,462
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		3,925,326	3,929,984
TERMINATED MERGER EXPENSES		—	727,025
COST OF UNSUCCESSFUL FUNDING		182,296	—

Operating profit (loss)		2,037,976	(2,908,547)
INTEREST EXPENSE, net		129,648	154,935
OTHER (INCOME) EXPENSE		(113,046)	172,818
(GAIN)/LOSS—INVESTMENT SECURITIES, net		(12,669)	807,401

Income (loss) before (benefit) provision for income taxes		2,034,043	(4,043,701)
(BENEFIT) PROVISION FOR INCOME TAXES (NOTE 9)		(1,286,838)	3,429

Net income (loss)		$3,320,881	$(4,047,130)

Basic Earnings (Loss) Per Common Share	$	..30	$(.47)

Diluted Earnings (Loss) Per Common Share		$.28	$(.47)

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

For the Year Ended December 31, 2001

	Shares	Amount
Preferred Stock, par value $.001 per share, authorized 5,000,000 shares:
Series B, liquidation amount $2,252.25 per share:
Balance, December 31, 2000	444	$1
Conversion into common stock	(444)	(1)

Balance, December 31, 2001	—	$—

Common Stock, par value $.001 per share, authorized 25,000,000 shares:
Balance, December 31, 2000	10,505,872	$10,505
Stock options exercised	30,109	30
Issuance of common stock	283,500	284
Conversion of Series B Preferred Stock	444,444	445
Conversion of subordinated debenture	375,000	375

Balance, December 31, 2001	11,638,925	11,639

Additional Paid-in Capital:
Balance, December 31, 2000		5,061,596
Stock options exercised		6,570
Issuance of warrants		28,001
Issuance of common stock		313,734
Compensation attributable to employee stock options		(13,000)
Conversion of Series B Preferred Stock		(444)
Conversion of subordinated debenture		213,200

Balance, December 31, 2001		5,609,657

Accumulated Deficit:
Balance, December 31, 2000		(6,555,737)
Net income		3,320,881

Balance, December 31, 2001		(3,234,856)

Total Shareholders' Equity, December 31, 2001		$2,386,440

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

For the Year Ended December 31, 2000

	Shares	Amount
Preferred Stock, par value $.001 per share, authorized 5,000,000 shares:
5% Series A, liquidation amount $863.34 per share
Balance, December 31, 1999	2027	$2
Converted to common	(2027)	(2)

Balance, December 31, 2000	—	—

Series B, liquidation amount $2,252.25 per share
Balance, December 31, 1999	0	—
Issued	444	1

Balance, December 31, 2000	444	1

Common Stock, par value $.001 per share, authorized 25,000,000 shares:
Balance, December 31, 1999	8,337,770	8,336
Stock options exercised	442,128	443
Issuance of Common stock	200,624	200
Conversion of series A convertible preferred stock to common stock	1,521,000	1,521
Preferred stock dividend paid in common stock	4,350	5

Balance, December 31, 2000	10,505,872	$10,505

Additional Paid-in capital:
Balance, December 31, 1999		2,042,016
Conversion of Series A convertible preferred		(1,520)
Stock options exercised		133,686
Issuance of common stock		615,400
Issuance of Series B preferred stock		569,653
Issuance of warrants		1,290,799
Beneficial conversion feature of Series B preferred stock		430,346
Preferred stock dividend paid in common stock		26,397
Compensation attributable to employee stock options		20,944
Cost of issuing Series B preferred stock		(70,673)
Other		4,548

Balance, December 31, 2000		5,061,596

Accumulated Deficit:
Balance, December 31, 1999		(2,051,876)
Dividends on Series A preferred stock		(26,385)
Beneficial conversion feature of Series B preferred stock		(430,346)
Net loss		(4,047,130)

Balance, December 31, 2000		(6,555,737)

Total Shareholders' Deficit		$(1,483,635)

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001 and 2000

	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,320,881	$(4,047,130)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,019,364	305,818
Stock expense	31,730	196,897
(Gain) Loss on investments	(12,669)	807,401
Deferred income tax asset	(1,343,000)	—
Change in assets and liabilities:
Increase in accounts receivable	(1,568,624)	(775,914)
Increase in inventory	(405,128)	(175,514)
Increase in licensing costs	(1,032,802)	(288,120)
Decrease (increase) in other assets	126,961	(142,350)
Increase in accounts payable	3,725	1,140,884
Increase in accrued expenses	466,705	177,937
Increase in income taxes payable	53,326	6,481
(Decrease) increase in billings in excess of costs and estimated earnings on uncompleted contracts	(391,897)	1,707,044

Net cash provided by (used for) operating activities	268,572	(1,086,566)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(63,607)	(60,931)
Proceeds of sale of investments	192,669	—

Net cash provided by (used for) investing activities	129,062	(60,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment) borrowing of debt	(680,807)	48,968
Proceeds from short-term debt	—	520,000
Costs of issuing Series B preferred stock	—	(70,672)
Proceeds from exercise of common stock options	6,600	153,350
Other	—	4,546

Net cash (used for) provided by financing activities	(674,207)	656,192

NET DECREASE IN CASH	(276,573)	(491,305)
CASH, beginning of the year	528,151	1,019,456

CASH, end of the year	$251,578	$528,151

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$111,738	$75,244
Income taxes	$2,836	$4,627
Non-cash investing and financing activities:
Series B preferred stock and warrants issued in exchange for marketable securities (Note 8)	$—	$987,400
Common stock and warrants issued for license	$—	$991,000
Preferred stock dividend paid in common stock	$—	$18,260
Imputed interest on subordinated convertible debenture	$5,625	$22,500
Conversion of subordinated debenture into common stock	$213,575	$—
Common stock issued for services	$269,288	$—
Expenses related to warrants	$—	$32,750

The accompanying notes are an integral part of these consolidated financial statements.

MDI ENTERTAINMENT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

        MDI Entertainment, Inc. (the "Company") is a Delaware corporation incorporated on December 29, 1994 under the name Puff Process, Inc. In August 1997, the Company purchased 100% of the shares of Media Drop-In Productions, Inc., a Delaware corporation (Media Drop-In Productions, Inc. had a 66.7% owned subsidiary, MDI-Texas, Inc.) and MDI-Missouri, Inc., a Missouri corporation (herein collectively referred to as "MDI"), in exchange for 4,800,000 shares of the Company's common stock and notes payable to the shareholders of MDI for an aggregate of $300,000. In connection with this acquisition, the name of the Company was changed to MDI Entertainment, Inc. Both MDI-Texas, Inc. and MDI-Missouri, Inc. ceased to operate as of May 31, 1999 as the state lottery promotions these companies were established to operate were completed. Since the Company had minimal assets, liabilities and no business activities prior to its acquisition of MDI, this transaction was accounted for as a "reverse merger," with MDI as the successor corporation. Therefore, the accompanying consolidated financial statements reflect the historical cost basis of MDI. All inter-company transactions have been eliminated in the accompanying consolidated financial statements.

        MDI's principal activity has been the development and sale of entertainment based promotions to North American lotteries. MDI is positioned to create a wide variety of additional entertainment promotions. MDI has established itself as a source for the creation, supply and administration of entertainment based lottery promotions.

        In 1996, MDI created its Licensed and Patented Games division ("LPG"). MDI capitalized on current trends in the lottery industry to base some instant games on pre-existing games of chance and well-known brands and logos. MDI has acquired the rights to numerous well-known entertainment properties to license as lottery theme games and promotions. Included among the properties already licensed are "Star Trek," "Wheel of Fortune," "Jeopardy," "Pepsi," "Louisville Slugger" and "Harley-Davidson."

INVENTORY

        Inventory represent merchandise used in the Company's entertainment-based promotions. The inventory is stated at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

        Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

        Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. Furniture and fixtures are depreciated over seven years, office equipment is depreciated over five years and leasehold improvements are depreciated over three years.

LICENSING COSTS

        The Company reviews its capitalized marketing costs quarterly to determine if an impairment has occurred. The Company recognizes that impairment has occurred when the license cost is no longer expected to be recovered in lottery contracts. No impairment loss was recognized for the years ended December 31, 2001 and 2000.

OTHER ASSETS

        Other assets as of December 31, 2000 were primarily comprised of prepaid financing costs related to the subordinated convertible debenture, which were being amortized over the term of the debentures. The debenture was converted March 14, 2001 and all unamortized costs related to the debenture were charged to additional paid-in capital.

REVENUE AND COST RECOGNITION

        Revenue is derived from various lottery game contracts. The Company has agreed to provide second chance prize packages consisting of grand prizes and various merchandise prizes. The Company also provides marketing support related to each of the games and obtains the appropriate licenses for the right to use these properties. Many of the lottery contracts require the lotteries to pay the Company upon signing of the contract; therefore, the Company defers this revenue and recognizes the revenue based on the terms of the applicable game.

        Revenues from the lottery game contracts that are greater than one year are recognized on the percentage-of-completion method, determined by the percentage of costs incurred to date to estimated total costs on a specific cost basis. This method is utilized as management considers costs incurred to be the best available measure of progress on these contracts. Contract costs include all direct costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. As of December 31, 2001, no losses were expected from existing contracts.

        The liability "billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

        As of December 31, 2001, billings in excess of costs and estimated earnings on uncompleted contracts was as follows:

Lottery	Game	Billings to Date	Revenue Earned	Billings in Excess of Estimated Earnings on Uncompleted Contracts
Wisconsin	Wheel of Fortune	$510,000	$475,945	$34,055
Arizona	Star Trek	130,250	103,038	27,212
Rhode Island	Harley Davidson	144,160	108,702	35,458
New Jersey	Harley Davidson	647,740	575,240	72,500
Wisconsin	NASCAR Drivers	462,000	433,694	28,306
Wisconsin	Ray Charles	513,800	491,602	22,198
Indiana	SPAM	240,000	227,012	12,988
Wisconsin	Louisville Slugger	126,000	107,593	18,407
Ohio	Harley Davidson	470,975	426,704	44,271
Delaware	NASCAR Drivers	111,000	48,852	62,148
New Jersey	SPAM	583,000	556,644	26,356
South Dakota	NASCAR Drivers	97,950	53,783	44,167
Oregon	Harley Davidson	105,700	63,468	42,232
New Hampshire	Elvis	265,000	213,106	51,894
New Jersey	NASCAR Drivers	700,000	652,290	47,710
Indiana	NASCAR Drivers	270,000	258,237	11,763
Maine	NASCAR Drivers	162,000	154,020	7,980
New Jersey	Hollywood Squares	700,000	337,934	362,066
Delaware	Elvis	68,400	14,897	53,503
New Jersey	CMT	700,000	73,525	626,475
California	Elvis	882,000	222,533	659,467
Indiana	Elvis	318,000	112,068	205,932

		$8,207,975	$5,710,887	$2,497,088

        Approximately 49% of revenue for the year ended December 31, 2001 was derived from contracts with four state lotteries.

        As of December 31, 2000, billings in excess of costs and estimated earnings on uncompleted contracts was as follows:

Lottery	Game	Billings to Date	Revenue Earned	Billings in Excess of Estimated Earnings on Uncompleted Contracts
Wisconsin	Wheel of Fortune	$510,000	$469,208	$40,792
Arizona	Star Trek	130,250	105,708	24,542
Rhode Island	Harley Davidson	144,160	107,707	36,453
New Jersey	Harley-Davidson	647,740	575,240	72,500
New Jersey	Jeopardy!	518,700	484,548	34,152
New Jersey	Louisville Slugger	518,580	447,569	71,011
Ohio	Harley Davidson	392,500	366,382	26,118
Wisconsin	NASCAR Drivers	462,000	350,191	111,809
Wisconsin	Ray Charles	513,800	104,063	409,737
New Jersey	Betty Boop	518,400	276,087	242,313
Atlantic Lottery Corp.	Wheel of Fortune	140,000	58,070	81,930
New Jersey	Elvis	702,000	—	702,000
British Columbia	Harley Davidson	117,000	95,398	21,602
Pennsylvania	Betty Boop	116,495	—	116,495
Kentucky	Elvis	294,440	52,324	242,116
Indiana	SPAM	240,000	—	240,000
British Columbia	Hollywood Walk of Fame	70,100	—	70,100
Ontario	Wheel of Fortune	345,315	—	345,315

Total		$6,381,480	$3,492,495	$2,888,985

        Approximately 63% of revenue for the year ended December 31, 2000 was derived from contracts with four state lotteries.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

EARNINGS (LOSS) PER SHARE

        Basic earnings (loss) per common share are based on the average number of common shares outstanding during the fiscal period. Diluted earnings (loss) per common share include, in addition to the above, the dilutive effect of common share equivalents. For the year ended December 31, 2001, options to purchase 150,000 shares of common stock, and warrants to purchase 808,761 shares of common stock were excluded from the calculation of the diluted earnings (loss) per share since their inclusion would be anti-dilutive. For the year ended December 31, 2000, options to purchase 674,166 shares of common stock, preferred stock convertible into 444,000 shares of common stock, subordinated debenture convertible into 375,000 shares of common stock and warrants to purchase 2,383,656 shares of common stock were excluded from the calculation of the diluted earnings (loss) per share since their inclusion would be anti-dilutive. The income (loss) available to common shareholders and the number of shares used in the basic and diluted earnings (loss) per common share computation for the years ended December 31, 2001 and 2000 was as follows:

	Years Ended December 31,
	2001	2000
Net income (loss)	$3,320,881	$(4,047,130)
Preferred stock dividends	—	(26,402)
Beneficial conversion feature of Series B Preferred Stock	—	(430,346)

Net income (loss) applicable to common shareholders	$3,320,881	$(4,503,878)

	Years Ended December 31,
	2001	2000
Basic:
Average number of common shares outstanding	11,186,428	9,570,516
Dilutive:
Dilutive effect of stock options, warrants and convertible securities	704,741	N/A

Average number of dilutive common shares outstanding	11,891,169	9,570,516

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities—Deferral of Effective Date of SFAS No. 137." Adoption of SFAS 133 was required beginning with the first quarter of fiscal 2001. The adoption of SFAS No. 133, as amended by SFAS No. 138, did not have an impact on the Company's financial position or results of its operations.

        In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101,

among other things, provides guidance on revenue recognition. The Company adopted SAB NO. 101 on January 1, 2000. The cumulative effect of applying SAB No. 101 did not have an effect on the Company's financial position or results of operations.

        On June 30, 2001 the FASB finalized Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets". Adoption of SFAS 142 is required beginning with the first quarter of 2002. The Company has no planned or anticipated business combinations, which would be affected by SFAS 141. The Company's intangible amortization policies are consistent with SFAS 142. Therefore, the implementation of these two standards is not expected to have a material impact on the Company's financial condition or results of operations.

        In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 modifies the rules for accounting for the impairment or disposal of long-lived assets. The new rules become effective for fiscal years beginning after December 15, 2001 with earlier application encouraged. The adoption of SFAS No. 144 is not anticipated to have an effect on the Company's operating results or financial position.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

INCOME TAXES

        A valuation allowance is provided for the deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been realized in the financial statements or tax returns.

2.    LICENSING COSTS

        The Company capitalizes costs associated with obtaining the exclusive right to use and to sublicense the use of licensed properties, as defined in license agreements. These costs, which in most cases are advances against the future license royalty payments, are applied to cost of revenues as the games are launched. Approximately 68.0% of revenues for the year ended December 31, 2001 are derived from three licensed properties, which expire within six months to four years.

        As of December 31, 2001, the following costs have been capitalized:

King Features License	$15,000
The Buffer License	15,000
Country Music License	25,000
CowParade License	5,000
Dale Earnhardt, Inc. License	30,000
Dale Earnhardt, Jr. License	35,000
Elliott Racing License	15,150
Elvis Presley License	1,562,902
Emmett Kelly, Jr.	2,500
Harley Davidson	100,000
Heroes of Space License	10,000
Hollywood Walk of Fame License	50,000
Hollywood Squares License	50,000
Hormel License	25,000
Hummer/Humvee License	10,000
James Bond 007 License	20,000
Louisville Slugger License	20,000
I Love Lucy License	70,000
Mattel License	30,000
Outer Limits License	5,000
Pink Panther License	25,000
Rousch Racing License	67,893
Schrader Racing License	750
Tabasco License	50,000
TNN Trademark License	25,000
Universal Monsters License	50,000
World Cup License	167,750

2,481,945

Less-accumulated amortization	(996,118)

$1,485,827

        As of December 31, 2000, the following costs have been capitalized:

Louisville Slugger License	$20,000
Harley Davidson	48,666
Heros of Space License	10,000
Hummer/Humvee License	10,000
Pink Panther License	5,000
Outer Limits License	5,000
Country Music License	25,000
TNN Trademark License	25,000
James Bond 007 License	20,000
Dale Earnhardt, Inc. License	30,000
Dale Earnhardt, Jr. License	32,500
World Cup License	60,250
Ray Charles Entertainment License	30,400
King Features License	15,000
The Buffer License	15,000
Hormel License	52,500
Hollywood Walk of Fame License	25,000
Elliott Racing License	7,500
Rousch Racing License	45,393
CowParade License	5,000
Elvis Presley License	1,091,000
Emmett Kelly, Jr.	2,500

1,580,709

Less-accumulated amortization	(183,029)

$1,397,680

3.    LONG-TERM DEBT AND NOTES PAYABLE

        Long-term debt consists of the following:

	December 31, 2001	December 31, 2000
Promissory note payable bearing interest at a rate of 15%. Interest payable monthly and principal due on May 15, 2001	$—	$260,000
Promissory note payable bearing interest at a rate of 12%. Interest payable monthly and principal due on May 15, 2001	—	50,000
Promissory note payable bearing interest at a rate of 12%. Interest payable monthly and principal due on May 15, 2001	—	50,000
Promissory note payable bearing interest at a rate of 12%. Interest
payable monthly and principal due on May 15, 2001	—	50,000
Promissory note payable bearing interest at a rate of 12%. Interest payable monthly and principal due on May 15, 2001	—	25,000
Promissory note payable bearing interest at a rate of 12%. Interest payable monthly and principal due on May 15, 2001	—	25,000
Promissory note payable to President and Chief Executive Officer bearing interest at a rate of 10%. Interest payable monthly and principal due on demand	260,000	260,000
Promissory note payable to President and Chief Executive Officer bearing interest at a rate of 8%; principal and interest of $14,200 payable monthly through December 1, 2001. The Company is one month in arrears	14,199	229,006
Promissory note payable bearing interest at 10%; principal of $750 payable monthly through August 2001	—	6,000

	$274,199	$955,006
Less: current portion of long-term debt	(274,199)	(955,006)

	$—	$—

4. SUBORDINATED CONVERTIBLE DEBENTURE

        On September 21, 1999, the Company issued a subordinated convertible debenture (the "Debenture") to Scientific Games, Inc. for $750,000. The subordinated convertible debenture was converted into 375,000 shares of common stock on March 14, 2001. The Debenture bore interest at 7% per annum and was payable semi-annually, on June 30 and December 31 of each year. The Company, pursuant to its early conversion agreement with Scientific Games, Inc., continued to make interest payments on the converted obligation until September 21, 2001.

        Accounting principles generally accepted in the United States require that the interest rate on debt represent a fair market rate for "comparable" debt instruments. The Company has determined that a fair market rate for this debt would be approximately 10% and therefore has discounted the carrying value of the liability, with the offsetting credit reflected as additional paid-in capital. The carrying value of the Debenture as of December 31, 2000 was as follows:

Face amount of subordinated convertible debenture	$750,000
Less:
Imputed interest discount (difference between 10% fair market rate and 7% stated rate)	(225,625)
Discounted debenture value	$524,375
Discount amortized through December 31, 2000	28,750

Balance at December 31, 2000	$553,125

        Each quarter, the imputed interest for that quarter was amortized with a corresponding increase in the debenture until it was converted into common stock.

5. STOCK OPTION AND AWARD PLAN and WARRANTS

Stock Option and Award Plan

          On September 22, 1998, the Board of Directors approved the 1998 Stock Option and Award Plan (the Plan) which provides for up to 800,000 incentive and nonqualified common stock options. The plan was subsequently amended on June 8, 2001. An additional 800,000 options were added to the Plan on that date. Options granted under the Plan to directors, selected employees, officers, agents, consultants, and independent contractors of the Company are exercisable for a period determined by the Company, but in no event longer than ten years from date of grant, subject to certain conditions. As of December 31, 2001, 1,595,000 options available under the plan had been granted.

        During the year ended December 31, 2001, the company has issued warrants to purchase 25,000 shares of common stock at an exercise price of $2.25 for consulting services.

        The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company accounts for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and related interpretations and includes only disclosures required under SFAS No. 123". The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted as of December 31, 2001 and 2000 using the Black-Scholes option pricing model as prescribed by SFAS No. 123. For purposes of this calculation, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Years Ended December 31,
	2001	2000
Risk free interest rate	3.88%-4.53%	6.14%-6.47%
Expected dividend yield	0%	0%
Expected lives	5-10 years	5-10 years
Expected volatility	257%	131%
Fair value	$1.32	$1.34

        Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's pro forma net income (loss) would have been as follows:

	Years Ended December 31,
	2001	2000
Net income (loss):
As reported	$3,320,881	$(4,047,130)
Pro forma	3,095,491	(4,079,278)
Basic earnings (loss) per common share
As reported	$.30	$(.47)
Pro forma	$.28	$(.48)
Diluted earnings (loss) per common share
As reported	$.28	$(.47)
Pro forma	$.26	$(.48)

        The pro-forma information is not indicative of future years.

5. STOCK OPTION AND AWARD PLAN and WARRANTS (Continued)

        The following table summarizes both stock option activities under and outside the Plan during the years ended December 31, 2001 and 2000:

	2001		2000
	Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding, at beginning of year	674,166	$.57	1,117,500	$.48
Granted	795,000	1.32	—	—
Exercised	(35,000)	.33	(443,334)	.36

Outstanding, at end of year	1,434,166	1.06	674,166.57

Options exercisable, at end of year	639,166	$.74	349,584	$.48

Weighted average fair value options granted during the year	$1,049,400	$1.32	—	$—

        As of December 31, 2001, options outstanding consisted of 489,166 shares at an exercise price of $.33 per share, 795,000 shares at an exercise price of $1.32 per share and 150,000 shares at an exercise price of $1.38 per share.

        Total compensation expense recorded in the accompanying consolidated statements of operations associated with employee stock options was $(13,000) and $20,944 for the years ended December 31, 2001 and 2000, respectively.

WARRANTS

          As of December 31, 2001, the Company has outstanding warrants to purchase 2,408,656 shares of common stock at exercise prices that range from $.88 per share to $4.56 per share.

        As of December 31, 2001, the Company has the following outstanding warrants:

Year of Issued	Expiration Date	Description	Exercise Price	Number Warrants
1999	2004	For investor relations services	$1.56	25,000
1999	2006	For placement costs of preferred stock	$1.31	350,000
1999	2006	For placement costs of preferred stock	$1.31	216,875
1999	2006	For placement costs of convertible subordinated debenture	$1.25	46,447
1999	2006	For placement costs of convertible subordinated debenture	$1.25	179,573
2000	2006	For financial consulting	$0.88	807,000
2000	2003	For license	$4.56	100,000
2000	2005	For prepaid financing costs	$3.94	13,205
2000	2003	Stock exchange agreement with eLot, Inc.	$3.50	555,556
2000	2003	For prepaid financing costs	$1.75	40,000
2000	2005	For prepaid financing costs	$2.25	50,000
2001	2004	For consulting services	$2.25	25,000

				2,408,656

6. CONVERTIBLE PREFERRED STOCK

SERIES A:

        On August 4, 1999, the Company finalized a $1,750,000 private sale to an investor of 2,027 shares of Series A Preferred Stock, representing approximately 20% of the outstanding common stock of the Company on an as converted basis. The preferred stock has a liquidation preference of $1,750,000, pays a dividend of 10% per annum, payable in cash or common stock at the Company's option, and is convertible into an aggregate of 2,027,000 shares of the Company's common stock, subject to adjustment under certain circumstances. In September 1999, the dividend rate was prospectively reduced to 5% per annum in connection with the Company's filing of a registration statement with respect to the resale of the common stock underlying the preferred stock. The holders of the preferred stock are entitled to a right of first refusal on new securities issued by the Company, subject to certain exclusions. During fiscal year 2000, 1,015 shares of the preferred stock were converted into 1,015,000 shares of common stock.

SERIES B:

        The Company entered into a stock exchange agreement with eLot, Inc. ("eLot") on November 1, 2000. The Company received 1,000,000 shares of eLot common stock (see note 7), valued at $987,400, in exchange for 444 shares of Series B preferred stock and warrants to purchase 555,556 shares of MDI common stock. The Series B preferred stock was converted into 444,444 shares of common stock on November 1, 2001. The Series B preferred stock did not provide for dividends. The warrants issued to eLot are exercisable at $3.50 per common share and expire November 1, 2003. In connection with this transaction, the Company recorded a charge to accumulated deficit and additional paid-in capital of $430,346, in 2000, representing the beneficial conversion feature of the Series B preferred stock.

SERIES C:

        On December 31, 2001 the Company settled the lawsuit brought against Oxford International, Inc. ("Oxford") and Gregory C. Dutcher concerning the Company's financing transaction with Oxford International, Inc. In the settlement, MDI received shares of MDI stock held by Oxford which MDI had demanded in the lawsuit; and gave up the shares of stock of DataMEG Corp. and McClendon Transportation Group, Inc. that it had in its possession but which it sought to return in the lawsuit. Due to the disputes regarding the financing transaction, the MDI stock had not been treated as outstanding nor had the DataMEG or McClendon stock been treated as assets of MDI. Accordingly, those portions of the settlement will not affect MDI's accompanying consolidated financial statements. MDI also received a non-interest bearing promissory note in the principal amount of $100,000, $10,000 of which is due on February 15, 2002 and the balance is due on the earlier of December 31, 2003 or from the sales proceeds of 1,000,000 shares of DataMEG Corp. stock placed in escrow. If as of December 31, 2003, sales of the stock have not been sufficient to pay the balance of the $90,000, then MDI may request a sale of the remaining shares up to the amount that will result in a sale paying off the remaining balance then due under the promissory note at the time of the sale. The promissory note is included in accounts receivable on the accompanying consolidated balance sheet.

7. AVAILABLE FOR SALE SECURITIES

        All marketable securities are deemed by management to be available for sale and are reported at fair value with net unrealized gains or losses reported within shareholders' equity (deficit). Realized gains and losses are recorded based on the specific identification method. There were no investments in "available for sale" securities as of December 31, 2001. The Company had recorded a charge to income of $807,400 in the year ended December 31, 2000 reflecting an other than temporary impairment in the value of the securities. The carrying amount of the Company's investment as of December 31, 2000 is shown in the table below:

	December 31, 2000
	Cost	Other Than Temporary Decline In Value	Fair Value
U.S. corporate securities	$987,400	$(807,400)	$180,000

8. SUBSEQUENT EVENTS

        On February 20, 2002, the Company settled a lawsuit brought by Lottery Channel and countersuit it brought arising from its termination of the merger agreement with Lottery Channel. As part of the settlement agreement among Lottery Channel and the Company's subsidiary MDI Acquisition Corp., all litigation amongst the parties has been dismissed and the previously disclosed lawsuit brought by Steven Saferin, the Company's President and Chief Executive Officer, against Roger W. Ach, the President and Chief Executive Officer of Lottery Channel, relating to Mr. Ach's non-payment to Mr. Saferin of $108,000 plus interest due under a promissory note, has also been dismissed.

        On February 22, 2002, the Company and Scientific Games Corporation ("Scientific Games") entered into a Letter of Intent contemplating the acquisition of the Company at $2.10 per share,

payable in Scientific Games common stock. Scientific Games will acquire all of the issued and outstanding shares of capital stock of the Company by means of a tax-free merger (the "Merger") in which a newly created subsidiary of Scientific Games will merge into the Company and the Company will become a wholly-owned subsidiary of Scientific Games. The Letter of Intent contemplates that Steve Saferin, the Chief Executive Officer, President and principal stockholder of the Company, will escrow a number of shares of Scientific Games common stock having an aggregate value at the closing of $1,846,845, provided that such escrowed shares shall be subject to release from escrow over a four-year period based on Mr. Saferin's continued employment with the Company and the Company's achievement of certain EBITDA targets pursuant to Mr. Saferin's new employment agreement.

        On February 28, 2002, a class action suit on behalf of the Company's public stockholders (the "Plaintiff") was filed in the Court of Chancery of the State of Delaware against the Company, all of the members of the Company's Board of Directors and Scientific Games Corporation, to enjoin the proposed business combination transaction pursuant to which Scientific Games would acquire the outstanding shares of the Company's common stock which it does not already own. In its complaint, the Plaintiff alleges that the consideration offered to the Company's stockholders in the proposed acquisition is unfair and inadequate because the Plaintiff believes that the intrinsic value of the Company's common stock is materially in excess of the amount offered giving consideration to the Company's growth and anticipated operating results, net asset value, and future profitability. The Plaintiff has requested the court to preliminarily and permanently enjoin the Company from proceeding with, consummating or closing the proposed transaction and in the event the proposed transaction is consummated, to rescind it and award rescissory damages. In addition, the Plaintiff has requested that the court award to the Plaintiff compensatory damages. The Company believes that the lawsuit lacks merit and it intends to contest it vigorously.

9. INCOME TAXES

        The Components of the benefit (provision) for income taxes are:

	2001	2000
Current income taxes
Federal	(17,262)	—
State	(38,900)	(3,429)

Total	(56,162)	(3,429)

Deferred income taxes
Federal	1,343,000	—
State	—	—

Total	1,343,000	—

Total	$1,286,838	$(3,429)

        The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

	2001	2000
Income tax at the federal
Statutory rate of 35%	$711,915	$(1,415,295)
State income tax	38,900	3,429
Valuation allowance changes affecting the provision for income taxes	(2,037,653)	1,415,295

Total	$(1,286,838)	$3,429

        As of December 31, 2001 the Company has net operating loss carryforwards of approximately $6.1 million which will expire between 2012 and 2021. The following is a schedule of available net operating loss carryforwards and their expiration dates:

May 31, 2012	$598,360
May 31, 2013	2,246,099
May 31, 2020	2,103,770
May 31, 2021	1,230,817

$6,179,046

        If there is a significant change in the ownership of the Company, loss utilization may be limited under Section 382 of the Internal Revenue Code. If such limitations are large enough, net-operating loss carryforwards may expire before they may be utilized.

        The Company has deferred tax assets related to net operating losses that can be utilized to offset taxable income in future years. As of December 31, 2000, a valuation allowance was recorded for the deferred tax assets. In 2001, the Company determined that it is more likely than not that a portion of these deferred tax assets will be utilized and accordingly, $1,343,000 of the valuation allowance was reversed. This determination was based on the Company's profitability in 2001 and its expectations of continued profitability. The following table summarizes the Company's deferred tax assets and liabilities and the related valuation allowance:

	2001	2000
Gross Deferred Tax Asset
Tax effect of net operating loss carryforwards	$2,075,100	$3,425,000

Total	2,075,100	3,425,000
Valuation allowance	(732,100)	(3,425,000)

Net deferred income tax asset	$1,343,000	$—

10. COMMITMENTS

        The Company leases office equipment, office space and vehicles under long-term leases which expire during the next one to five years. Rent expense totaled $125,000 and $96,600 for the years ended December 31, 2001 and 2000, respectively. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2001:

2002	120,638
2003	118,933
2004	105,989
2005	46,827

Total	$392,387

        MDI has agreed to provide the following performance bonds to the following lotteries:

California	$742,800
Wisconsin	$400,000

        The President and Chief Executive Officer of the Company has personally guaranteed these performance bonds.

11. COMMISSION AGREEMENT

        In December 1994, the Company entered into a commission agreement with a media company to assist in the procurement of video and audio entertainment media. The term of the agreement was from December 15, 1994 through December 14, 1997. Commissions of 5.33% were required to be paid on monthly cash receipts in excess of $337,500. If at the end of the term, the aggregate cash collections were less than $27,300,000, then the media company could renew the Agreement for an additional year or periods of one year until the Company reaches $27,300,000. There were no commissions paid in 2001 or 2000 under this agreement.

        The Company could have elected not to renew this agreement and would then be required to deliver to the media group a promissory note in the amount of $808,250, less previously paid commissions, bearing interest at a rate of 3% above prime rate, payable over 24 months. The Company had renewed the agreement through December 14, 1998. However, since the Company had significantly reduced the utilization of this media company, they accrued the $786,287 minimum fee owed to them and charged it to cost of revenues for the year ended May 31, 1998.

        During 1999, the Company entered into a formal note agreement with the media group to repay the remaining outstanding balance due to them in the amount of $600,000. During 2000, the Company's President and Chief Executive Officer, purchased the remaining balance of the note payable ($316,038) from the media group. The new note bears interest at an 8% interest rate instead of 10.75% and its maturity was extended to December 2001 from December 2000. The Company is currently one month in arrears on this obligation. (see Note 3).

12. RELATED PARTY TRANSACTIONS

        For the years ended December 31, 2001 and 2000, the Company incurred commission expense of $-0- and $-0- and wage expense of $373,515 and $339,025, respectively, to the President of the Company, in accordance with his Employment Agreement. The agreement contemplates a base salary of $300,000 with annual increases of 5% or by an equation based on the consumer price index. In no event shall the increase exceed 10% in any one year. In addition, the President receives a commission equal to 2% of gross revenues of the Company (not to exceed $335,000 over the term of the employment contract). The President waived the right to approximately $293,239 and $57,534 of commissions in the years ended December 31, 2001 and 2000, respectively. The contract began August 8, 1997 and terminates the later of August 7, 2002 or three years from the date the Company files a registration statement with the Securities and Exchange Commission registering his shares of common stock if such shares are traded on NASDAQ.

        The Company has retained 1010 Productions, Inc. (1010) to consult in the areas of trade shows, software development, systems design, purchasing and product fulfillment. The President and sole shareholder of 1010 is the wife of the President of the Company. 1010 is paid $10,000 per month plus expenses and is retained until December 31, 2003 pursuant to a consulting agreement.

        A family member of the Company's President and Chief Executive Officer was paid a total of $43,308 and $27,965 for the years ended December 31, 2001 and 2000, respectively for consulting services.

        In September 2001 the Company began leasing a house owned by its President and Chief Executive Officer. The two year lease provides for a monthly rental of $2,500. The house is used by our out-of-state personnel when visiting our Hartford headquarters. Total rent paid under this agreement for 2001 amounted to $10,000.

        In September 1999, the Company entered into a Strategic Alliance with Scientific Games, Inc. ("SGI"). SGI will utilize its sales and marketing force to market, license and sell the Company's products and deliverables to SGI's customers. In payment of these services, SGI is to receive a commission based on (1) gross revenues received from the sale of merchandise products by the Company and (2) gross revenues received from license and royalty fees. As noted in the footnote 8, on February 25, 2002 the Company signed a letter of intent to merge with Scientific Games, Inc.

        From October 14, 2000 to August 6, 2001, Jonathan D. Betts served as the Company's Executive Vice President of Finance. Mr. Betts is a principal of Venture Partners, Ltd., a firm, which has provided financial consulting services to the Company.

        During the year ended December 31, 2001, the Company paid Venture Partners, Ltd. $31,551. During the same period in 2000 Venture Partners, Ltd. was paid $210,000 and received warrants to purchase 807,000 shares of common stock at exercise price of $.88 per share.

13. EMPLOYEE BENEFIT PLAN

        In fiscal 1996, the Company adopted a 401(k) savings plan, whereby participants can elect to defer up to a specified minimum of their compensation and the Company will match their contribution up to 3% of the employee's base compensation. For the years ended December 31, 2001 and 2000, the Company contributed $29,460 and $21,800 to the plan, respectively.

14. LITIGATION

        On February 28, 2002, a class action suit on behalf of the Company's public stockholders (the "Plaintiff") was filed in the Court of Chancery of the State of Delaware against the Company, all of the members of the Company's Board of Directors and Scientific Games Corporation, to enjoin the proposed business combination transaction pursuant to which Scientific Games would acquire the outstanding shares of the Company's common stock which it does not already own. In its complaint, the Plaintiff alleges that the consideration offered to the Company's stockholders in the proposed acquisition is unfair and inadequate because the Plaintiff believes that the intrinsic value of the Company's common stock is materially in excess of the amount offered giving consideration to the Company's growth and anticipated operating results, net asset value, and future profitability. The Plaintiff has requested the court to preliminarily and permanently enjoin us from proceeding with, consummating or closing the proposed transaction and in the event the proposed transaction is consummated, to rescind it and award rescissory damages. In addition, the Plaintiff has requested that the court award to the Plaintiff compensatory damages. The Company believes that the lawsuit lacks merit and it intends to contest it vigorously.

        On February 20, 2002, the Company has settled a previously disclosed lawsuit brought by Lottery Channel and countersuit it brought arising from its termination of the merger agreement with Lottery Channel. As part of the settlement agreement among Lottery Channel, the Company's subsidiary MDI Acquisition Corp., all litigation amongst the parties has been dismissed and the lawsuit brought by Steven Saferin, the Company's President and Chief Executive Officer, against Roger W. Ach, the President and Chief Executive Officer of Lottery Channel, relating to Mr. Ach's non-payment to Mr. Saferin of $108,000 plus interest due under a promissory note, has also been dismissed.

        The Company has settled the lawsuit brought against Oxford International, Inc. ("Oxford") and Gregory C. Dutcher concerning the Company's financing transaction with Oxford International, Inc. In the settlement, the Company received shares of the Company stock held by Oxford which the Company had demanded in the lawsuit; and gave up the shares of stock of DataMEG Corp. and McClendon Transportation Group, Inc. that it had in its possession but which it sought to return in the lawsuit. Due to the previously disclosed disputes, the Company stock had not been treated as outstanding nor had the DataMEG or McClendon stock been treated as assets of the Company. Accordingly, those portions of the settlement will not affect the Company's accompanying consolidated financial statements. The Company also received a non-interest bearing promissory note in the principal amount of $100,000, $10,000 of which is due on February 15, 2002 and the balance is due on the earlier of December 31, 2003 or from the sales proceeds of 1,000,000 shares of DataMEG Corp. stock placed in escrow. The market value of the DataMeg shares at March 13, 2002 was $75,000. If as of December 31, 2003, sales of the stock have not been sufficient to pay the balance of the $90,000, then the Company may request a sale of the remaining shares up to the amount that will result in a sale paying off the remaining balance then due under the promissory note at the time of the sale. The promissory note is included in accounts receivable on the accompanying balance sheet for the year ended December 31, 2001. The initial payment of $10,000 due on February 15, 2002 is currently past due.

        Prospective investors may rely only on the information contained in this prospectus. Neither Scientific Games Corporation nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States and Canada are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of the prospectus.

Scientific Games Corporation

12,500,000 Shares

Class A Common Stock

PROSPECTUS

Bear, Stearns & Co. Inc.

                    , 2002

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses of the offering. With the exception of the Securities Act registration fee, all amounts shown are estimates.

Securities Act registration fee		$11,307.38
Nasdaq National Market listing fee
NASD filing fee		13,063.75
Blue Sky fees
Legal fees
Accounting fees
Printing expenses
Transfer agent and registrar fees
Miscellaneous

Total	$

Indemnification of Directors and Officers.

        The General Corporation Law of the State of Delaware (the "DGCL") at Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

        The DGCL, at Section 145, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving another corporation, partnership, joint venture, trust or other enterprise, at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Lack of good faith, or lack of a reasonable belief that one's actions are in or not opposed to the best interest of the corporation, or with respect to any criminal action or proceeding, lack of reasonable cause to believe one's conduct was unlawful is not presumed from the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or nolo contendere plea or its equivalent. In addition, the indemnification of expenses (including attorneys' fees) is allowed in derivative actions, except no indemnification is allowed in respect of any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise in defense of any of the above described actions or proceedings, he shall be indemnified against expenses (including attorneys' fees). The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors not party to such an action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt of undertakings to repay. A corporation may purchase indemnity insurance.

        The Certificate of Incorporation of Scientific Games Corporation, a Delaware corporation (the "Company"), provides at Article NINTH that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent allowed by Delaware law. The Company's By-laws at Article VII provide that the Company shall indemnify all allowed persons for liabilities and expenses to the fullest extent allowed by Delaware law.

        Scientific Games Corporation maintains officers' and directors' liability insurance, as permitted by Article VII of the Company's By-Laws, which insures against liabilities that officers and directors of the Company and its subsidiaries may incur in such capacities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of , 2002, among the Company and Bear, Stearns & Co. Inc. *
3.1
Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State Delaware on June 29, 1995 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995, File No. 000-13063).
3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware effective as of April 27, 2001 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on April 30, 2001).
3.3
Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 6, 2000 (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000 (the "July 2000 10-Q")).
3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 (the "2000 10-K")).
4.1
Indenture, dated as of August 14, 2000, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee, relating to the 12 1/2% senior subordinated notes due 2010 (the "12 1/2% senior subordinated notes due 2010 (the "12 1/2% Senior Notes") (incorporated by reference to Exhibit 4.6 to the July 2000 10-Q).
4.2	Form of 12 1/2% Senior Notes (incorporated by reference to Exhibit A to Exhibit 4.6 to the Company's July 2000 10-Q).
4.3
First Supplemental Indenture, dated as of September 6, 2000, among the Company, the Guarantors, the Additional Guarantors and The Bank of New York, as trustee, supplementing the Indenture, dated as of August 14, 2000, among the Company, the Guarantors and the Trustee, relating to the 12 1/2% Senior Notes (incorporated by reference to Exhibit 4.8 to the Company's July 2000 10-Q).
5.1	Opinion of Martin E. Schloss, general counsel to the Company.**
23.1	Consent of KPMG LLP.**
23.2	Consent of Arthur Andersen LLP.**
23.3	Consent of counsel (Included in Exhibit 5.1 above).**
24.1	Power of Attorney (contained in Signature Page hereto).**

*
To be filed by amendment.
**
Filed herewith.

Undertakings

        The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and an deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining an liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 21, 2002.

SCIENTIFIC GAMES CORPORATION
By:	/s/ A. LORNE WEIL A. Lorne Weil, Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

        We, the undersigned officers and directors of Scientific Games Corporation, hereby severally constitute and appoint A. Lorne Weil, Martin E. Schloss and DeWayne E. Laird, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement and any other registration statement (and any amendment thereto) filed with the Securities and Exchange Commission with respect to the plan listed on the face of this registration statement and generally do all things in our names and on our behalf in such capacities to enable Scientific Games Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 21, 2002 in the capacities indicated.

Signature	Title(s)

/s/ A. LORNE WEIL A. Lorne Weil	Chairman of the Board, Chief Executive Officer, President and President and Director
/s/ DEWAYNE E. LAIRD DeWayne E. Laird	Vice President, Chief Financial Officer, Controller and Principal Accounting Officer
/s/ LARRY J. LAWRENCE Larry J. Lawrence	Vice Chairman of the Board
/s/ W. WALKER LEWIS W. Walker Lewis	Director
Colin J. O'Brien	Director
/s/ SIR BRIAN G. WOLFSON Sir Brian G. Wolfson	Director

/s/ ALAN J. ZAKON Alan J. Zakon	Director
/s/ PETER A. COHEN Peter A. Cohen	Director
Michael S. Immordino	Director
/s/ LUCIANO LA NOCE Luciano La Noce	Director
Roberto Sgambati	Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of , 2002, among the Company and Bear, Stearns & Co. Inc. *
3.1
Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State Delaware on June 29, 1995 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1995, File No. 000-13063).
3.2
Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware effective as of April 27, 2001 (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on April 30, 2001).
3.3
Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 6, 2000 (incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2000 (the "July 2000 10-Q")).
3.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 (the "2000 10-K")).
4.1
Indenture, dated as of August 14, 2000, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee, relating to the 12 1/2% senior subordinated notes due 2010 (the "12 1/2% senior subordinated notes due 2010 (the "12 1/2% Senior Notes") (incorporated by reference to Exhibit 4.6 to the July 2000 10-Q).
4.2	Form of 12 1/2% Senior Notes (incorporated by reference to Exhibit A to Exhibit 4.6 to the Company's July 2000 10-Q).
4.3
First Supplemental Indenture, dated as of September 6, 2000, among the Company, the Guarantors, the Additional Guarantors and The Bank of New York, as trustee, supplementing the Indenture, dated as of August 14, 2000, among the Company, the Guarantors and the Trustee, relating to the 12 1/2% Senior Notes (incorporated by reference to Exhibit 4.8 to the Company's July 2000 10-Q).
5.1	Opinion of Martin E. Schloss, general counsel to the Company.**
23.1	Consent of KPMG LLP.**
23.2	Consent of Arthur Andersen LLP.**
23.3	Consent of counsel (Included in Exhibit 5.1 above).**
24.1	Power of Attorney (contained in Signature Page hereto).**

*
To be filed by amendment.
**
Filed herewith.

QuickLinks

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Offering
Risk Factors
Corporate Information
Summary Historical and Pro Forma Financial Data
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF OUR CLASS A COMMON STOCK
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT DATA OF SCIENTIFIC GAMES AND MDI
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS Year Ended December 31, 2001 (in thousands, except per share amounts)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (dollars in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2001 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (dollars in thousands)
SELECTED FINANCIAL DATA
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA (in thousands, except per share amounts)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
U.S. Instant Ticket and On-line Lottery Sales
U.S. Thoroughbred Industry Pari-Mutuel Wagering: Remote and Live Handle
GOVERNMENT REGULATION
MANAGEMENT
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. RESIDENTS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2000 and 2001 (in thousands, except per share amounts)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Years Ended October 31, 1999 and 2000, Two Months Ended December 31, 2000, and the Year Ended December 31, 2001 (in thousands, except per share amounts)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS Years Ended October 31, 1999 and 2000, Two Months Ended December 31, 2000, and the Year Ended December 31, 2001 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended October 31, 1999 and 2000, Two Months Ended December 31, 2000, and the Year Ended December 31, 2001 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except per share amounts)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2000
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET December 31, 2001
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS Year Ended October 31, 1999 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS Year Ended October 31, 2000 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS Two Months Ended December 31, 2000 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF OPERATIONS Year Ended December 31, 2001 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS Year Ended October 31, 1999 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS Year Ended October 31, 2000 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS Two Months Ended December 31, 2000 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES SUPPLEMENTAL CONDENSED STATEMENT OF CASH FLOWS Year Ended December 31, 2001 (in thousands)
SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS Years Ended October 31, 1999 and 2000, the Two Months Ended December 31, 2000, and the Year Ended December 31, 2001 (in thousands)
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS As of December 31, 2001 and 2000
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS As of December 31, 2001 and 2000
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001 and 2000
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) For the Year Ended December 31, 2001
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) For the Year Ended December 31, 2000
MDI ENTERTAINMENT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001 and 2000
MDI ENTERTAINMENT, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2001 and 2000
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY AND SIGNATURES
EXHIBIT INDEX